Exhibit 10.1

600 TOWNSEND STREET, SAN FRANCISCO

LEASE

by and between

TODA DEVELOPMENT, INC.,

a California corporation,

Landlord

and

ADVENT SOFTWARE, INC.,

a Delaware corporation,

Tenant

1

i

4.7	Security Deposit	14
4.8	Utilities	15

ARTICLE 5.	LANDLORD’S COVENANTS	15
5.1	Basic Services	15
5.2	Extra Services	16
5.3	Window Coverings	16
5.4	Graphics and Signage	17
5.5	Repair Obligation	18
5.6	Quiet Enjoyment	18
5.7	Landlord Compliance with Law	18

ARTICLE 6.	TENANT’S COVENANTS	19
6.1	Payments by Tenant	19
6.2	Taxes on Personal Property and Tenant Improvements	19
6.3	Repairs by Tenant	19
6.4	Waste	19
6.5	Compliance With Laws and Insurance Standards	20
6.6	Limitation on Tenant’s Compliance Obligations	20
6.7	Rules and Regulations	20
6.8	No Nuisance; No Overloading	20
6.9	Furnishing of Financial Statements; Tenant’s Representations	21

ARTICLE 7.	ASSIGNMENT OR SUBLEASE	21
7.1	No Assignment Without Consent	21
7.2	Notice of Assignment	21
7.3	Landlord Consent	21
7.4	Assignment/Subletting Fee	22
7.5	Assignment/Sublease Profit	22
7.6	No Waiver	22
7.7	Tenant Remains Liable	22
7.8	Short Term Sublease Exception to Landlord Recapture and Profit Sharing Rights	22
7.9	Affiliate Transferees	23

ARTICLE 8.	ALTERATIONS, ADDITIONS AND IMPROVEMENTS	23
8.1	Landlord Consent	23
8.2	Permits and Plans	24
8.3	Freedom From Liens	24
8.4	Alterations Upon Lease Expiration	24
8.5	Construction of Alterations	24

ARTICLE 9.	SUBORDINATION, NONDISTURBANCE AND ATTORNMENT	25
9.1	Subordination	25
9.2	Lease Modifications	25
9.3	Landlord Mortgagee Cure Rights	25

ARTICLE 10.	ENVIRONMENTAL MATTERS	26
10.1	Hazardous Materials Prohibited	26
10.2	Definition of Hazardous Material	26
10.3	Limitations on Assignment and Subletting	26

10.4	Right of Entry	26
10.5	Notice to Landlord	27
10.6	Landlord Representation	27
10.7	Exculpation	27

ARTICLE 11.	INSURANCE, INDEMNITY	27
11.1	Tenant’s Liability Insurance	27
11.2	Tenant’s Additional Insurance Requirements	28
11.3	Landlord Insurance	29
11.4	Indemnity and Exoneration	29
11.5	Waiver of Subrogation	30

ARTICLE 12.	CONDEMNATION	30
12.1	Condemnation	30
12.2	Landlord Termination Rights	30

ARTICLE 13.	DAMAGE OR DESTRUCTION	30
13.1	Premises Damaged; Landlord Repair Obligations	30
13.2	Project Damaged; Landlord Repair Obligations	31
13.3	Damage During Last Twelve Months of Term	31
13.4	Extensive Damage; Uninsured Damage; Rights of Landlord and Tenant to Terminate	31
13.5	Rent Abatement	32
13.6	Insurance Proceeds	32
13.7	Waiver	32
13.8	No Further Repair Obligations	32

ARTICLE 14.	DEFAULT BY TENANT	33
14.1	Events of Default	33
14.2	Remedies Upon Default	34
14.3	Computation of Rent for Purposes of Default	35
14.4	Landlord’s Right to Perform	35
14.5	Remedies Cumulative	35
14.6	Waiver	35
14.7	Repeated Defaults	35

ARTICLE 15.	SURRENDER; HOLDING OVER	35
15.1	Surrender	35
15.2	Holding Over	36

ARTICLE 16.	ENTRY BY LANDLORD	36
16.1	Landlord Entry	36
16.2	Keys	36
16.3	Waiver	36

ARTICLE 17.	EMERGENCY GENERATOR EQUIPMENT	36
17.1	Right to Use Building Generator	36
17.2	Cost of Operation	37
17.3	Landlord Right to Suspend Operations	37
17.4	Evacuation	37
17.5	Rights Personal; Termination	37

ARTICLE 18.	EXPANSION RIGHTS	38
18.1	Right of First Offer	38
18.2	Expansion Options	39

ARTICLE 19.	TERMINATION RIGHTS	40
19.1	Termination Option	40
19.2	Termination Fee	40
19.3	Termination	41
19.4	Effectiveness of Termination	41

ARTICLE 20.	RIGHT OF FIRST OFFER TO PURCHASE	41
20.1	Right of First Offer	41
20.2	Escrow; Closing	42
20.3	Failure to Exercise	42
20.4	Rights Personal; Termination	42

ARTICLE 21.	ANTENNA INSTALLATIONS	42
21.1	Antennae Installations	42
21.2	Installation; Proper Identification of Equipment	42
21.3	Costs	43
21.4	Construction	43
21.5	Interference by Equipment	43
21.6	Use; Compliance with Law; Permits	43
21.7	Removal of Equipment	44
21.8	Access to Antenna Site	44
21.9	Liability; Indemnity; Insurance	44
21.10	Maintenance; Repair	45
21.11	Relocation and Substitution	45
21.12	Damage or Destruction; Eminent Domain	45
21.13	Rights Personal; Termination	45

ARTICLE 22.	DECK AND STAIRWELL	45
22.1	Deck License Area	45
22.2	Stairwell Use	46
22.3	Right to Revoke License	46

ARTICLE 23.	MISCELLANEOUS MATTERS	47
23.1	USA Patriot Act and Anti-Terrorism Laws	47
23.2	Telecommunications	47
23.3	Parking and Shuttle Service	48
23.4	Brokers	48
23.5	No Waiver	49
23.6	Recording	49
23.7	Estoppel Certificate	49
23.8	Transfers by Landlord	49
23.9	Attorneys’ Fees	49
23.10	Termination; Merger	50
23.11	Amendments; Interpretation	50
23.12	Severability	50
23.13	Notices	50
23.14	Force Majeure	50

23.15	Successors and Assigns	50
23.16	Waiver of Jury Trial	51
23.17	Further Assurances	51
23.18	Incorporation of Prior Agreements	51
23.19	Applicable Law	51
23.20	Time of the Essence	51
23.21	No Joint Venture	51
23.22	Limitation on Landlord’s Liability	51
23.23	Authority	51
23.24	No Light, Air or View Easement	52
23.25	Offer	52
23.26	Building Name	52
23.27	Exhibits	52
23.28	Condition of Ground Floor Lobby and Exterior Courtyard; Termination of Art Program	52

EXHIBIT A	FLOOR PLAN OF PREMISES
EXHIBIT B	INITIAL IMPROVEMENT OF THE PREMISES; ALLOWANCE
EXHIBIT C	CONFIRMATION OF TERM OF LEASE
EXHIBIT D	BUILDING RULES AND REGULATIONS
EXHIBIT E	TENANT CONSTRUCTION AND RULES OF THE SITE
EXHIBIT F	STANFORD STREET LEASE HOLD OVER PROVISIONS

v

LEASE

BASIC LEASE INFORMATION

Date of Lease:	Dated for reference purposes only January 1, 2006

Landlord:	Toda Development, Inc.,
a California corporation

Landlord’s Address:	c/o Bay West Group 2 Henry Adams Street, Suite 450
San Francisco, CA 94103
Attention: Tim Treadway

Tenant:	Advent Software, Inc., a Delaware corporation

Tenant’s Address:	Prior to Commencement Date: 301 Brannan Street, Sixth Floor San Francisco, CA 94107 Attn: Chief Financial Officer	From and after Commencement Date: 600 Townsend Street San Francisco, CA 94103 Attn: Chief Financial Officer

Floors on which the Premises are located:	Second (2nd), third (3rd), fourth (4th) and fifth (5th)

Premises:

The “Second Floor Premises”, the “Third Floor Premises”, the “Fourth Floor Premises”, and the “Fifth Floor Premises”, described as follows:

Second Floor Premises: That portion of the second (2nd) floor of the Building shown on Exhibit A, consisting of approximately 21,000 rentable square feet.

Third Floor Premises: The entire leaseable area of the third (3rd) floor of the Building, as shown on Exhibit A, consisting of approximately 42,000 rentable square feet.

Fourth Floor Premises: That portion of the fourth (4th) floor of the Building shown on Exhibit A, consisting of approximately 15,200 rentable square feet.

Fifth Floor Premises: The entire leaseable area of the fifth (5th) floor of the Building, as shown on Exhibit A, consisting of approximately 38,000 rentable square feet.

Subject to the provisions of Section 2.2 below, Tenant shall have the right to modify the size and configuration of the Second Floor Premises, the Third Floor Premises and the Fourth Floor Premises by written notice to Landlord given on or before the date which is the earlier of February 1, 2006 or the date which is sixty (60) days following the date this Lease is executed by Landlord and Tenant, and in such event Landlord and Tenant shall execute an amendment to this Lease modifying the description of the Premises, confirming the Rentable Area of the Premises as so modified in accordance with BOMA (ANSI Z65.1-1996), and replacing Exhibit A to this Lease with a substitute exhibit depicting the modified Premises.

Rentable Area of the Premises:	The total rentable square footage of the Premises shall be confirmed pursuant to Section 2.2 below.

Commencement Date:

The Commencement Date shall be the date which is fifteen (15) days after the date (the “Completion Date”) which is earlier to occur of: (i) the date of Substantial Completion of the Tenant Improvements (as such terms are defined in the Work Letter attached hereto as Exhibit B), or (ii) the date on which the Tenant Improvements would have been Substantially Completed but for the occurrence of any Tenant Delays (as defined in the Work Letter) established in accordance with the provisions of the Work Letter, as reasonably determined by Landlord in good faith.

Expiration Date:

The last day of the one hundred twentieth (120th) full calendar month following the Commencement Date, subject to possible extension pursuant to the provisions of Section 3.2 below or early termination pursuant to the provisions of Article 9 below.

Base Rent:	Period	Base Rent Per Annum
	First, Second and Third Rent Years:	$20.00 per square foot per annum
	Fourth, Fifth Sixth and Seventh Rent Years:	$23.00 per square foot per annum
	Eighth, Ninth and Tenth Rent Years:	$26.50 per square foot per annum

Initial Base Rent Abatement:

Notwithstanding the foregoing, no Base Rent shall be payable with respect to that portion of the Premises located on the third, fourth, and fifth floors of the Building during the eleven (11) month period commencing on the Commencement Date, and no Base Rent shall be payable with respect to that portion of the Premises located on the second floor of the Building during the seventeen (17) month period commencing on the Commencement Date.

Rent Year Defined:

For rent purposes only, the first “Rent Year” shall be the period commencing on the Commencement Date and ending on the last day of the twelfth (12th) full calendar month thereafter. Each twelve (12) calendar month period thereafter shall constitute a “Rent Year”, provided that the Tenth Rent Year shall extend through the Expiration Date.

Base Year:	2006

Tenant’s Proportionate Share:

An amount, expressed as a percentage, calculated by dividing Rentable Area Premises by the rentable square footage of the Building, which shall be established in accordance with the provisions of Section 1.8 below.

Parking Spaces:	One (1) unreserved space per each 1,500 square feet of the Rentable Area of the Premises.

Parking Spaces Rental:	The rate charged from Landlord from time to time, as provided in Section 17.1. As of the date this Lease is executed by Landlord and Tenant, the rate is $200.00 per month per parking space.

Security Deposit:

An amount calculated by multiplying (a) $12.00 by (b) the Rentable Area of the Premises, established in accordance with the provisions of Section 1.18 below and subject to adjustment as set forth in Section 4.7 below. Based on an estimated Rentable Area of the Premises of 100,000 square feet, the Security Deposit initially required hereunder will be $1,200,000.00 (the “Estimated Deposit Amount”).

Landlord’s Broker:	HC&M Commercial Properties, Inc.

Tenant’s Broker:	The Axiant Group/Simmonds Realty Group

THIS LEASE is entered into between Landlord and Tenant.

ARTICLE 1.
DEFINITIONS

1.1          Definitions.  Terms used herein shall have the following meanings:

1.2          “Additional Rent” shall mean all monetary obligations of Tenant under this Lease other than the obligation for payment of Base Rent and Tenant’s Proportionate Share of Increased Operating Cost, including without limitation the rental due for any parking spaces leased hereunder.

1.3          “Base Expenses” shall mean the amount of Operating Cost for the Base Year.

1.4          “Base Rent” shall mean the sums due from time to time as rental for the Premises.

1.5          “Base Year” shall mean the calendar year specified on the Basic Lease Information page.

1.6          “Building” shall mean 600 Townsend Street, San Francisco, California.

1.7          “Commencement Date” shall mean the date when the Term commences as determined pursuant to Section 3.1 hereof.

1.8          “Common Areas” shall mean the areas on individual floors of the Building devoted to non-exclusive uses such as common corridors, lobbies, stairways, elevators, electric and telephone closets, restrooms, mechanical closets, janitor closets and other similar facilities for the benefit of all tenants (and invitees) on the particular floor and other floors.

1.9          “Computation Year” shall mean each twelve (12) consecutive month period commencing January 1st of each year during the Term following the Base Year and any partial calendar year in which the Lease expires or is terminated.

1.10        “Expiration Date” shall mean the date when the Term shall end as determined pursuant to Section 3.1 hereof, unless sooner terminated pursuant to the terms of this Lease.

1.11        “Landlord’s Broker” shall mean the individual or corporate broker identified on the Basic Lease Information page as the broker for Landlord, if any.

1.12        “Operating Cost” shall have the meaning given in Section 4.3.

1.13        “Permitted Use” shall mean general office purposes consistent with the operation of the Building as a first-class office building in the San Francisco south of Market Street area (including, without limitation, software research and development); provided, however, that Permitted Use shall not include (a) offices or agencies of any foreign government or political subdivision thereof; (b) offices of any agency or bureau of any state, county or city government; (c) offices of any health care professionals or service organization; (d) schools or other training facilities which are not ancillary to corporate, executive or professional office use; (e) retail or restaurant uses; (f) communications firms such as radio and/or television stations; (g) or personnel or employment agencies (other than executive offices of the same not having substantial dealings with the public).

1.14        “Premises” shall mean that certain portion of the Building shown on the floor plan attached hereto as Exhibit A.

1.15        “Project” shall mean the Building, the parking garage affiliated therewith, and the real property on which the Building and the parking garage are located, but not any other buildings.  The lobby of the Building and a portion of the garage of the Building are the subject of that certain Grant of Easement, recorded on December 19, 1986 in Book E238, Page in the official records of the County of San Francisco, California (the

“Official Records”), as amended by that First Amendment to Grant of Easement (Re Gallery, Etc.), dated June 19, 1991, and recorded on June 27, 1991 in the Official Records (as so amended, the “Lobby Easement”).

1.16        “Real Estate Taxes” shall have the meaning set forth in Section 4.4 below.

1.17        “Rent” shall mean the sum of Base Rent, Tenant’s Proportionate Share of Increased Operating Cost plus Additional Rent.

1.18        “Rentable Area” shall mean the area or areas of space within the Project determined by Landlord to be usable area, plus a load factor established by Landlord which represents an approximate allocation of the square footage of the Building’s elevator and mechanical equipment areas, telephone and electrical rooms, janitorial service areas, public lobbies and corridors, stairwells and entranceways, as determined by Landlord in accordance with BOMA (ANSI Z65.1-1996). The calculation of this load factor may vary from floor to floor but remains consistent on any given floor.  Landlord shall cause Ostgren Associates (“Landlord’s Architect”) to measure the usable area of the Premises and the Building and to determine the load factor applicable to each floor of the Building, all in accordance with BOMA (ANSI Z65.1-1996) as soon as possible following the execution of this Lease by Landlord and Tenant, but in no event later than January 2, 2006.  Landlord shall promptly provide Tenant with written notice of Landlord’s determination of the Rentable Area of the Premises and the Building and the load factor applicable to each floor of the Building, together with the calculations on which such determinations were based (the “Rentable Area Calculation Notice”).  During the sixty (60) day period commencing on Tenant’s receipt of the Rentable Area Calculation Notice (the “Review Period”), Tenant shall have the right, at Tenant’s sole cost, to cause MacCracken Architect or another architect engaged by Tenant and reasonably approved by Landlord to verify Landlord’s determination of the Rentable Area of the premises or the Building and the applicable load factors in accordance with BOMA (ANSI Z65.1-1996).  If the Rentable Area of the Premises or the Building or the load factor applicable to any floor of the Building on which the Premises are located, as determined by Tenant’s architect pursuant to the provisions of this Section 1.18, varies from the Rentable Area of the Premises or the Building or the load factor applicable to any floor of the Building on which the Premises are located as specified in the Rentable Area Calculation Notice by less than five percent (5%) (a “Minor Variation”), then for the purposes of this Lease the Rentable Area of the Premises and the Building and the load factors for such floors shall be as specified in the Rentable Area Calculation Notice; provided, however, Tenant and/or Tenant’s Architect may in such event advise Landlord’s Architect in writing of any error(s) in Landlord’s Architect’s measurements or calculations prior to the expiration of the Review Period, and if Landlord’s Architect in its sole good faith judgment agrees that it has made such error(s), then Landlord’s Architect will revise its calculations accordingly and the Rentable Area of the Premises or the Building or the load factors for such floors in which the Minor Variation was the result of such error shall be appropriately adjusted by Landlord’s Architect.  If the Rentable Area of the Premises or the Building or the load factor applicable to any floor of the Building on which the Premises are located, as determined by Tenant’s architect pursuant to the provisions of this Section 1.18, varies from the figures specified in the Rentable Area Calculation Notice by five percent (5%) or more, then provided that Tenant provides Landlord with written notice of such variance, together with the calculations on which Tenant’s architect’s determination were based (an “Objection Notice”) by the end of the Review Period, Landlord and Tenant shall each instruct their respective architects to attempt in good faith to resolve the discrepancy in calculations.  If Landlord’s architect and Tenant’s architect do not reach a mutual agreement on the disparate measurements and calculations by the date which is thirty (30) days after the date of the Objection Notice, Landlord shall engage Huntsman Architectural Group (“Huntsman”) to verify the determination of the Rentable Area of the Building and the load factor applicable to each floor of the Building factors in accordance with BOMA (ANSI Z65.1-1996), and shall instruct Huntsman to specify whether the figures specified in the Rentable Area Calculation Notice or the figures specified in the Objection Notice are closest to the figures established by Huntsman, and for the purposes of this Lease the Rentable Area of the Premises and Building and the load factor applicable to each floor of the Building shall be as set forth in the Rentable Area Calculation Notice or the Objection Notice, as specified by Huntsman.  If Huntsman selects the figures in the Rentable Area Calculation Notice, Tenant shall reimburse Landlord for the cost of Huntsman’s services hereunder.  If Tenant does not provide an Objection Notice by the end of the Review Period, then for the purposes of this Lease the Rentable Area of the Premises and the Building and the load factors for such floors shall be as specified in the Rentable Area Calculation Notice. The load factors established pursuant to this Section 1.18 are referred to as the “Approved Load Factors”. Landlord and Tenant acknowledge that if additional common corridors or other common area elements are constructed on any floor of the Building, the load factor for such floor shall be modified. Upon determination of the Rentable Area of the Premises and the Building and the Approved

Load Factors, Landlord and Tenant shall execute an amendment to this Lease, which amendment shall (i) state the Rentable Area of the Building, as determined in accordance with this Section 1.18, (ii) state the Rentable Area of the Premises, as determined in accordance with this Section 1.18, using the Approved Load Factors, (iii) state Tenant’s Percentage Share based on the Rentable Area of the Premises and the Rentable Area of the Building, (iv) state the Base Rent payable by Tenant under this Lease and the Improvement Allowance payable by Landlord pursuant to the Work Letter, based on the Rentable Area of the Premises, and (v) state the amount of the Security Deposit calculated in accordance with the Basic Lease Information page.  If there is a modification in the size of the Premises pursuant to the provisions of Section 2.2 of this Lease, the provisions of Section 2.2 below shall apply.

1.19        “Security Deposit” shall mean the amount specified on the Basic Lease Information page to be paid by Tenant to Landlord and held and applied pursuant to Section 4.6.

1.20        “Tenant Improvements” shall mean the improvements to the Premises installed or to be installed for Tenant pursuant to Exhibit B.

1.21        “Tenant’s Broker” shall mean the individual or corporate broker identified on the Basic Lease Information page as the broker for Tenant, if any.

1.22        “Tenant’s Proportionate Share” is specified on the Basic Lease Information page and is based on the percentage which the Rentable Area of the Premises bears to the total Rentable Area of the Building.  If the Rentable Area of the Premises changes as a result of the modification of the Premises in accordance with the provisions of Section 2.2 below, Tenant’s Proportional Share shall be recalculated.

1.23        “Term” shall mean the period commencing with the Commencement Date and ending at 11:59 p.m. on the Expiration Date.

1.24        Other Terms.  Other terms used in this Lease and on the Basic Lease Information page shall have the meanings given to them herein and thereon.

ARTICLE 2.
PREMISES

2.1          Lease.  Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises upon all of the terms, covenants and conditions set forth in this Lease.

2.2          Modification of Premises.  Tenant shall have the right to increase or decrease the size of the Premises described in the Basic Lease Information and shown on the attached Exhibit A, provided the specific configuration of the modified Premises shall be subject to Landlord’s approval, which shall not be unreasonably withheld, and such modification shall be made in accordance with the terms and conditions of this Section 2.2.  If Tenant desires to increase the size of the Second Floor Premises or the Fourth Floor Premises, or to decrease the size of the Second Floor Premises, the Third Floor Premises, or the Fourth Floor Premises, Tenant shall provide Landlord with written notice of such election (the “Premises Modification Notice”) not later than sixty (60) days after the full execution of this Lease by Landlord and Tenant (the “Premises Modification Notice Deadline”), which Premises Modification Notice shall include a depiction of the desired configuration of the modified Premises.  Tenant’s right to modify the Premises is subject to the following terms and conditions: (i) the total Rentable Area of the Premises following such modification shall not be less than 92,000 rentable square feet, (ii) the Second Floor Premises may be increased to include part or all of the area labeled “Initial Expansion Area” on attached Exhibit A (the “Initial Expansion Area”), (iii) the configuration of each increment of the Premises must be permitted by applicable laws regarding exiting, (iv) space included in the Premises on each floor shall be reasonably contiguous, (v) if Tenant leases a portion of the Initial Expansion Area, the balance of the Initial Expansion Area not leased by Tenant, taken together with the balance of the then-unleased space on the floor, shall in Landlord’s reasonable judgment be readily leaseable for general office purposes with legal exiting and access to restrooms and elevators, and (vi) if Tenant surrenders a portion of the Premises on any floor, the space so surrendered, taken together with the balance of the then-unleased space on the floor, shall in Landlord’s reasonable judgment be readily leaseable for general office purposes with legal exiting and access to restrooms and elevators.  Landlord may consider such factors as Landlord reasonably deems relevant in determining whether space is readily leaseable for general office purposes, including, without limitation, whether it is less than 2,000 feet, is of an unusual configuration, or consists entirely of interior space (i.e., without windows).  If Landlord disapproves of Tenant’s proposed configuration of the Premises as depicted in the Premises Modification Notice, Landlord shall provide Tenant with written notice of such disapproval, and Landlord and Tenant shall cooperate in good faith to identify a configuration which is acceptable to both Landlord and Tenant.  Upon Landlord’s approval of Tenant’s desired modification of the Premises, Landlord and Tenant shall execute an amendment to this Lease, which amendment shall (i) modify the description of the Second Floor Premises, Third Floor Premises, or Fourth Floor Premises, as applicable, (ii) confirm the Rentable Area of the Premises as so modified, as reasonably determined by Landlord in accordance with BOMA (ANSI Z65.1-1996), using the Approved Load Factors established pursuant to Section 1.18 above, (iii) confirm Tenant’s Percentage Share based on the modified Rentable Area of the Premises, (iv) replace Exhibit A to this Lease with a substitute exhibit depicting the modified Premises, (v) state the Base Rent payable by Tenant under this Lease and the Improvement Allowance payable by Landlord pursuant to the Work Letter, based on the Rentable Area of the modified Premises, and (vi) confirm the recalculated amount of the Security Deposit pursuant to Section 4.7 below.  If Tenant does not deliver the Premises Modification Notice by the Premises Modification Notice Deadline, Tenant shall have no further rights under this Section 2.2.  If Tenant desires to verify the usable square footage of the modified Premises, Tenant shall cause Tenant’s architect to verify the measurement of the usable square footage of the modified Premises within thirty (30) days after Landlord provides Tenant with Landlord’s calculation thereof.  Landlord and Tenant shall use good faith efforts to resolve any dispute regarding the calculation of the usable square footage of the Premises.

2.3          Acceptance of Premises.  Tenant acknowledges that: (a) it has been advised by Landlord, Landlord’s Broker and Tenant’s Broker, if any, to satisfy itself with respect to the condition of the Premises (including, without limitation, the HVAC, electrical, plumbing and other mechanical installations, security and environmental aspects) and the present and future suitability of the Premises for Tenant’s intended use; (b) Tenant has made such inspection and investigation as it deems necessary with reference to such matters and assumes all responsibility therefor as the same relate to Tenant’s occupancy of the Premises and the term of this Lease; and (c) neither Landlord nor any of Landlord’s agents has made any oral or written representations or warranties with respect to the condition, suitability or fitness of the Premises other than as may be specifically set forth in this Lease.  Tenant accepts the Premises in its AS IS condition, subject to all matters of record and applicable laws, ordinances, rules and regulations, subject to the completion of Landlord’s Work, as described in Exhibit B to this Lease, and subject to completion of the Tenant Improvements described in Exhibit B to this Lease.  Tenant acknowledges that neither Landlord nor Landlord’s Broker nor any of Landlord’s agents has agreed to undertake or pay for any alterations or additions or to perform any maintenance or repair of the Premises except for the routine maintenance and janitorial work specified herein and except as may be expressly set forth in Exhibit B.

2.4          Early Access; Move In Period.  Tenant shall be given access to the Premises for a period of fourteen (14) days (the “Move In Period”) following Substantial Completion of the Tenant Improvements (as such terms are defined in the Work Letter attached as Exhibit B), in order for Tenant and/or Tenant’s contractors or vendors to install furniture, cabling and trade fixtures as Tenant elects in accordance with the terms hereof; provided, however, that Tenant and Tenant’s contractors shall first have provided the certificates of insurance called for under this Lease, including pursuant to Sections 11.1 and 11.2 below. During the period of such early access, (i) Tenant shall be solely responsible for any equipment, fixtures, furniture or material brought into the Premises in connection with such early occupancy, and for any loss or damage thereto from any cause whatsoever, excluding only the gross negligence or deliberate misconduct of Landlord or Landlord’s contractors, and (ii) Tenant shall cooperate with Landlord to facilitate the completion of the Tenant Improvements, provided that Landlord shall ensure that the Premises are substantially free of Landlord’s contractors in order to maximize the benefits to Tenant of the Move In Period.  During the Move In Period Tenant may use the Building’s freight elevator and loading dock on a non-exclusive basis during business hours, free of charge, other than as provided in Rule 5 of the Rules and Regulations attached hereto as Exhibit D, if applicable.  If Tenant desires use of the freight elevator or loading dock during other than during business hours on business days, then Tenant may reserve such use in compliance with the Building’s rules and procedures and shall pay Landlord a reasonable amount for providing any security services in connection with such use.  Any such security services shall be solely for the benefit of Landlord’s property, and in no event shall Landlord be liable to Tenant for, and Tenant hereby releases Landlord and its agents and contractors from, liability for, any theft, loss or damage of or to Tenant’s property.  Landlord shall maintain the freight elevators in operable condition during the Move In Period, and shall promptly respond to any service request regarding the freight elevators.  If availability of the freight elevator is interrupted due to a required repair, the Move In Period shall be extended by one day for each day of such interruption, and such interruption shall be considered a “Landlord Delay” for the purposes of Section 3.1(b) below, subject to the following sentence. If the elevator service company determines that service was required during the Move In Period due to excessive weight of freight, misuse of elevator doors, or similar misuse, and it is reasonably apparent that use or misuse by Tenant or Tenant’s contractors or vendors, rather than by Landlord or other tenants of the Project, resulted in the required service call, then Tenant shall pay the cost of the required repair and service call, and there shall be no extension of the Move In Period on account of any interruption in service of the freight elevator on account of such required service and such interruption shall not be a Landlord Delay.  During the Move In Period, Tenant shall be subject to all of the covenants in this Lease, except that Tenant’s obligation to pay Base Rent or Additional Rent shall commence on the Commencement Date or such other date specified in this Lease.  If Tenant commences its occupancy of the Premises prior to expiration of the Move In Period for the purpose of conducting Tenant’s business, then, notwithstanding anything to the contrary in this Section 2.3 or the provisions of the Basic Lease Information to the contrary, the Commencement Date of the Lease shall be the date Tenant so commenced its occupancy of the Premises for the purpose of conducting Tenant’s business.

ARTICLE 3.
TERM AND USE

3.1          Term.

(a)           Term; Commencement.  Except as otherwise provided in this Lease, the Term shall commence upon the Commencement Date, and shall continue in full force thereafter until the Expiration Date.  Except as otherwise provided in the Basic Lease Information, Tenant’s obligation to pay Base Rent shall commence on the first day of the first Rent Year.  Tenant’s other obligations under the Lease shall commence on the Commencement Date (except as expressly otherwise provided herein with respect to obligations arising earlier).  No delay in delivery of possession of the Premises shall operate to extend the term of this Lease or amend Tenant’s obligations under this Lease, and Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, except as specifically provided in Section 3.1(b) below).

(b)           Delayed Commencement; Hold-Over Premium Reimbursement; Right to Terminate.  If Landlord’s Contractor constructs the Tenant Improvements, and the Tenant Improvements have not been Substantially Completed by January 1, 2007, as such date is extended pursuant to the provisions of this Section 3.1(b) (the “Credit Trigger Date”), then Landlord shall reimburse Tenant for the amount (the “Hold-Over Premium”) by which the holdover rent which Tenant is required to pay under the terms of its existing lease for holding over in its existing premises at 35 Stanford Street, San Francisco, California (the “Stanford Street Lease”) (calculated on a daily basis) exceeds the rental which is payable under the Stanford Street Lease during the final month of the term of the Stanford Street Lease (calculated on a daily basis) for the period commencing on the Credit Trigger Date and ending on the date immediately preceding the Commencement Date (or, if the Lease is terminated pursuant to the following provisions of this Section 3.1, ending on the termination date), provided that in no event shall the Hold-Over Premium exceed $57,753.50 per month, prorated on a daily basis.  Tenant represents and warrants that the hold over provision and base rent provision of the Stanford Street Lease are attached hereto as Exhibit F.  The Credit Trigger Date shall be extended by one (1) day for every two (2) days of delay in the delivery of possession of the Premises to Tenant that results from strikes, lock-outs, labor disputes, fire or other casualty, acts of God, Building Permit Delay (as defined below) or any other cause beyond the reasonable control of Landlord or Landlord’s Contractor (“Landlord Force Majeure”) and by one (1) day for each day of Tenant Delay (as defined in the Work Letter).  Such sums shall be payable by Landlord within ten (10) days after Landlord’s receipt of a rent invoice for such holdover rent from the landlord of 35 Stanford Street.  As used herein, a “Building Permit Delay” is any delay beyond April 28, 2006 in obtaining the required building permits for the Tenant Improvements, other than delays in issuance of MEP permits resulting from delays by the relevant Design-Build Subcontractor(s) (as defined in the Work Letter) (except to the extent such delay by the Design-Build Subcontractor results from Tenant’s failure to provide, by the dates specified in the Work Letter, the information required for the Design-Build Subcontractors to commence and complete their design, from Tenant’s Architect failure to cooperate with the Design-Build Subcontractors or to respond to inquiries from the Design-Build Subcontractors as and within the periods required by the Work Letter, or from other delays by Tenant or Tenant’s Architect).  Notwithstanding anything to the contrary herein, if Landlord’s Contractor constructs the Tenant Improvements, and the Tenant

Improvements have not been Substantially Completed by February 1, 2007 (as extended by Tenant Delay) (the “Trigger Date”) then Tenant may terminate this Lease by written notice to Landlord given within ten (10) days after the Trigger Date.

3.2          Extension Options.

(a)           Provided (i) there is no uncured Event of Default under the terms of this Lease at the time this extension option is exercised or at the commencement of the applicable Extension Term (as hereinafter defined), and (ii) Tenant is leasing at least 75,000 rentable feet of the Premises, Tenant shall have the option (the “Extension Options”) to extend the Term of this Lease for two additional periods of five (5) years each (each, an “Extension Period”), by giving written notice to Landlord of the exercise of such Extension Option (the “Extension Exercise Notice”) at least twelve (12) months prior to the expiration of the initial Term hereof, with respect to the initial Extension Option, and at least twelve (12) months prior to the expiration of the initial Extension Period, with respect to the second Extension Option.  Tenant shall have the right to exercise an Extension Option with respect to the entire Premises covered by the Lease as of the commencement of the applicable Extension Period, or with respect to less than the entire Premises then covered by the Lease (the “Reduced Premises”), provided the Reduced Premises shall include a minimum of seventy-five percent (75%) the Premises initially leased hereunder (as modified pursuant to Section 2.2 above, if applicable).  That portion of the Premises for which the Extension Option is not being exercised is referred to herein as the “Relinquished Premises”.  If the Reduced Premises shall be so configured that Landlord shall be required to separately demise any portion of the Reduced Premises from any portion of Relinquished Premises, Tenant shall reimburse Landlord for fifty percent (50%) of the reasonable cost of such demising. The Extension Exercise Notice shall designate whether Tenant is exercising the option with respect to the entire Premises then leased hereunder, or, if Tenant is exercising the Extension Option with respect to the Reduced Premises, in which event such Extension Exercise Notice shall clearly delineate the Reduced Premises.  If the Extension Exercise Notice does not indicate whether it is applicable to the entire Premises or to Reduced Premises, it shall be deemed to apply to the entire Premises.  The exercise of an Extension Option by Tenant shall be irrevocable, except as specifically set forth herein.  Upon such exercise, the Term of this Lease shall automatically be extended for the applicable Extension Period without the execution of any further instrument by the parties, provided that Landlord and Tenant shall, if requested by the other, execute and acknowledge an instrument confirming the exercise of the Extension Option.  The Extension Options shall terminate if not exercised precisely in the manner provided herein.  Any extension of the Term hereof shall be upon all the terms and conditions set forth in this Lease, except that: (i) Tenant shall have no further option to extend the term of this Lease beyond the second Extension Period, (ii) Landlord shall not be obligated to contribute funds toward the cost of any remodeling, renovation, alteration or improvement work in the Premises, (iii) commencing on the commencement date of the applicable Extension Period, the “Premises” shall consist of the Reduced Premises and Tenant’s Proportionate Share shall be calculated based on the Rentable Area of the Reduced Premises, and (iv) annual Base Rent for any such Extension Period shall be an amount equal to ninety-five percent (95%) of the “Fair Market Annual Rent” (as defined below) for the Premises (or Reduced Premises, as applicable).  Tenant shall surrender the Relinquished Premises, if any, to Landlord in the condition required by this Lease prior to the commencement of the applicable Extension Term.  If Tenant continues to occupy the Relinquished Premises to Landlord following commencement of the applicable Extension Term, the provisions of Section 15.2 of this Lease shall govern such continued occupancy.

(b)           “Fair Market Annual Rent” shall mean the “fair market” Base Rent at the time or times in question for the applicable space, taking into account the prevailing rents then being charged to new tenants for leases with terms equal to the Extension Period in comparable office buildings within the geographic area in which the Building is located and taking into account such amenities as existing improvements, the desirability of the location, location in the Building, size and quality of the space, included services and operating expense pass-throughs; and taking into account market tenant improvement allowances, free rent or other market allowances or concessions.

(c)           Landlord and Tenant shall endeavor to agree upon the Fair Market Annual Rent.  If they are unable to so agree within at least nine (9) months prior to the commencement of the Extension Period, then Tenant may elect, by written notice to Landlord given within ten (10) days following such date, to either rescind and revoke its exercise of the Extension Option or to have the Fair Market Annual Rent determined by appraisal pursuant to the provisions of this Section 3.2(c).  Failure to make either such election by such date shall be deemed an election to have Fair Market Annual Rent determined by appraisal.  If Tenant elects or is deemed to have elected to have the Fair Market Annual Rent determined by appraisal, then on or before the date which is six (6) months prior to commencement of the applicable Extension Period, Landlord and Tenant each, at its cost and by giving notice to the other party, shall appoint a competent and disinterested full-time real estate appraiser with at least ten (10) years commercial appraisal experience in San Francisco or real estate broker with at least ten (10) years commercial leasing experience in San Francisco to appraise and set the Fair Market Annual Rent.  If either Landlord or Tenant does not appoint an appraiser or broker by such date, the single appraiser or broker appointed shall be the sole appraiser and shall set the Fair Market Annual Rent.  If two (2) appraisers or brokers are appointed by Landlord and Tenant as stated in this paragraph, they shall meet promptly and attempt to set the Fair Market Annual Rent.  If the two (2) appraisers or brokers are unable to agree within thirty (30) days after the second appraiser or broker has been appointed, they shall select a third appraiser (who shall be a real estate appraiser and not a broker) meeting the qualifications stated in this paragraph within ten (10) days thereafter.  If they are unable to agree on the third appraiser, either Landlord or Tenant, by giving ten (10) days notice to the other party, can apply to the then President of the Real Estate Board of San Francisco, or to the Presiding Judge of the Superior Court of the San Francisco County, for the selection of a third appraiser who meets the qualifications stated in this paragraph.  The third appraiser, however, selected, shall be a person who has not previously acted in any capacity for either Landlord or Tenant.  Within ten (10) days of the appointment of the third appraiser, the two (2) appraisers or brokers selected by the parties each shall submit such appraiser’s or broker’s determination of the Fair Market Annual Rent and, within thirty (30) days thereafter, the third appraiser shall select one of the two submissions of Fair Market Annual Rent that comes closest to such third appraiser’s determination of Fair Market Annual Rent, which selection shall be binding on the parties.  The party whose appraiser’s or broker’s determination of Fair Market Annual Rent is not selected shall bear the cost of appointing the third appraiser, if any, and of paying the third appraiser’s fee.

3.3          Termination Right; Partial Termination Right.  Tenant shall have certain rights to terminate this Lease early with respect to part or all of the Premises in accordance with the provisions of Article 19 below.

3.4          Use. Tenant shall use the Premises solely for the Permitted Use and for no other use or purpose whatsoever.

ARTICLE 4.
RENT AND SECURITY DEPOSIT

4.1          Base Rent.

(a)           Tenant shall pay the Base Rent to Landlord in accordance with the schedule set forth on the Basic Lease Information page and in the manner described below.  Upon execution of this Lease, Tenant shall pay one month’s Base Rent for the entire Premises at the rate first stated in the Basic Lease Information Page, and such Rent shall be applied to the Base Rent first due hereunder after any Rent abatement provided for herein.  Tenant shall pay the Base Rent plus, when applicable in accordance with Section 4.2 below, Tenant’s Proportionate Share of Increased Operating Cost, in monthly installments on or before the first day of each calendar month during the Term (subject to any rent abatement specifically provided in this Lease) and any extensions or renewals thereof, in advance without demand and without any reduction, abatement (except as specifically provided in this Lease), counterclaim or setoff, in lawful money of the United States, at Landlord’s address specified on the Basic Lease Information page or at such other address as may be designated by Landlord from time to time in the manner provided for giving notice under Section 17.11 hereof.

(b)           If the Term commences on other than the first day of a month, then the Base Rent provided for such partial month shall be prorated based upon a thirty (30)-day month and the prorated installment shall be paid on the first day of the calendar month next succeeding the Commencement Date together with the other amounts payable on that day.  If the Term terminates on other than the last day of a calendar month, then the Rent provided for such partial month shall be prorated based upon a thirty (30)-day month and the prorated installment shall be paid on the first day of the calendar month in which the date of termination occurs.

4.2          Tenant’s Proportionate Share of Increased Operating Cost and Real Estate Taxes.

(a)           Commencing with the first day of the calendar year following the Base Year identified on the Basic Lease Information page, and continuing through the remainder of the Term, Tenant shall pay to Landlord Tenant’s Proportionate Share of the total dollar increase, if any, in: (i) Operating Cost attributable to each Computation Year over Base Expenses, and (ii) Real Estate Taxes over Base Real Estate Taxes.  As used herein “Base Real Estate Taxes” shall mean Real Estate Taxes assessed during the Base Year.

(b)           During the last month of each calendar year preceding a Computation Year (or as soon thereafter as practicable), Landlord shall give Tenant notice of Landlord’s estimate of the amount payable by Tenant under Section 4.1(a) for the following Computation Year.  On or before the first day of each month during the following Computation Year, Tenant shall pay to Landlord one-twelfth (1/12) of such estimated amount, provided that if Landlord fails to give such notice in the last month of the prior year, then Tenant shall continue to pay on the basis of the prior year’s estimate until the first day of the calendar month next succeeding the date such notice is given by Landlord; and from the first day of the calendar month following the date such notice is given, Tenant’s payments shall be adjusted so that the estimated amount for that Computation Year will be fully paid by the end of that Computation Year.  If at any time or times Landlord determines that the amount payable under Section 4.1(a) for the current Computation Year will vary from its estimate given to Tenant, Landlord, by not less than ten (10) business days’ notice to Tenant, may revise its estimate for such Computation Year, and subsequent payments by Tenant for such Computation Year shall be based upon such revised estimate.

(c)           Within one hundred twenty (120) days following the end of each Computation Year, Landlord shall deliver to Tenant a statement of amounts payable under Section 4.1(a) for such Computation Year prepared by Landlord (an “Annual Statement”).  If such Annual Statement shows an amount owing by Tenant that is less than the payments for such Computation Year previously made by Tenant, Landlord shall credit such amount to the next payment(s) of Rent falling due under this Lease.  If such Annual Statement shows an amount owing by Tenant that is more than the estimated payments for such Computation Year previously made by Tenant, Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of such statement.  The respective obligations of Landlord and Tenant under this Section 4.2(c) shall survive the Expiration Date, and, if the Expiration Date is a day other than the last day of a Computation Year, the adjustment in Tenant’s Proportionate Share of Increased Operating Cost pursuant to this Section 4.2(c) for the Computation Year in which the Expiration Date occurs shall be prorated in the proportion that the number of days in such Computation Year preceding the Expiration Date bears to three hundred sixty-five (365).

(d)           Landlord shall have the same remedies for a default in the payment of Tenant’s Proportionate Share of Increased Operating Cost and Real Estate Taxes as for a default in the payment of Base Rent.

(e)           Notwithstanding anything to the contrary in this Section 4.2., if a sale of the Building occurs during the initial Term of this Lease, then Tenant’s Proportionate Share of increases in Real Estate Taxes shall be limited to the Tenant’s Proportionate Share of increases in Real Estate Taxes that would have resulted absent such sale. For purposes of calculating the Real Estate Taxes that would have resulted absent such sale, the taxing rate used shall be the rate in effect just prior to such sale as increased annually by the maximum amount allowable had such sale not occurred.

(f)            Tenant’s Audit Rights.  Tenant shall have the right, by written notice to Landlord given within one hundred twenty (120) days after Tenant’s receipt of the annual statement, to request reasonable back-up documentation for specific Operating Costs and Real Estate Taxes shown on such annual statement, or specific categories thereof, and Landlord shall provide Tenant with (or make available to Tenant at Landlord’s offices) reasonable supporting documentation for any expenses or category of expenses questioned by Tenant in such notice.  If Tenant does not give Landlord such request within such time, Tenant shall have waived its right to dispute the Annual Statement.  Promptly after the receipt of such written request from Tenant, Landlord and Tenant shall endeavor in good faith to resolve Tenant’s questions or dispute.  If such efforts do not succeed within ninety (90) days after Tenant’s initial written request, Tenant shall have the right to cause a nationally recognized independent certified public accountant or a nationally recognized commercial real estate company designated by Tenant, to be paid on an hourly and not a contingent fee basis, to audit the items questioned by Tenant in its original notice contesting the annual statement, provided that Tenant (i) notifies Landlord in writing of Tenant’s intention to exercise such audit right within sixty (60) days after the expiration of such ninety (90)-day period, (ii) actually begins such audit within sixty (60) days after the notice from Tenant to Landlord advising Landlord that Tenant will require an audit (provided that such 60-day period within which the audit must be commenced shall be extended by the length of any delay in the commencement of the audit that is caused by Landlord) and (iii) diligently pursues such audit to completion as quickly as reasonably possible.  Landlord agrees to make available to Tenant’s auditors, at Landlord’s office in San Francisco, the books and records relevant to the audit for review and copying, but such books and records may not be removed from Landlord’s offices.  Tenant shall bear all costs of such audit, including Landlord’s actual copying costs and personnel costs, if any, incurred in connection with such audit, except that, if the audit (as conducted and certified by the auditor) shows an aggregate overstatement of Operating Costs of five (5%) or more, and Landlord’s auditors concur in such findings (or, in the absence of such concurrence, such overstatement is confirmed by a court of competent jurisdiction or such other dispute resolution mechanism as to which the parties mutually agree in writing), then Landlord shall bear all costs of the audit (including the cost of the dispute resolution mechanism).  If the agreed or confirmed audit shows an underpayment of Operating Costs by Tenant, Tenant shall pay to Landlord, within ten (10) business days after the audit is agreed to or confirmed, the amount owed to Landlord, and, if the agreed or confirmed audit shows an overpayment of Operating Costs by Tenant, Landlord shall reimburse Tenant for such overpayment within thirty (30) days after the audit is agreed to or confirmed.  Notwithstanding anything to the contrary set forth above, Tenant’s audit rights under this Section 4.2. shall be conditioned upon (i) Tenant having paid the total amounts billed by Landlord under this Section 4.2 (including, without limitation, the contested amounts) and (ii) Tenant and Tenant’s auditor executing, prior to the commencement of the audit, a confidentiality agreement in form and substance reasonably satisfactory to Landlord and Tenant in which Tenant and Tenant’s auditor shall agree to keep confidential, and not disclose to any other party (except to the limited extent expressly provided in the confidentiality agreement), the results of any such audit or any action taken by Landlord in response thereto.

4.3          Operating Cost.

(a)           Operating Cost shall mean, without duplication, all expenses and costs (but not specific costs which are separately billed to and paid by particular tenants of the Project) of every kind and nature which Landlord shall pay or become obligated to pay because of or in connection with the management, ownership, maintenance, repair, preservation and operation of the Project and its supporting facilities directly servicing the Project (including pursuant to the Lobby Easement) including, but not limited to, the following:

(1)           Wages, salaries and related expenses and benefits of all on-site and off-site employees and personnel engaged in the operation, maintenance, repair and security of the Project, to the extent such charges are directly allocable to services rendered by the employees and personnel for the benefit of the Project (excluding such sums, if any, paid to personnel employed by subsidiaries or affiliates of Landlord to the extent that the wages, salaries or benefits materially exceed the amounts normally payable for similar services under similar circumstances (taking into account the market factors in effect on the date any relevant contracts were negotiated) in comparable buildings within the geographic area in which the Project is located, and in all events excluding executives’ salaries.

(2)           Reasonable costs of Landlord’s property management office in the Building not to exceed 1,000 rentable square feet of space.

(3)           All normal and customary supplies, materials, equipment and equipment rental used in the operation, maintenance, repair and preservation of the Project.

(4)           Utilities, including water, gas, sewer and power, telephone, communication and cable television facilities, trash disposal, lighting, heating, air conditioning and ventilating and the operation of the cooling tower for the Project (excluding any costs directly charged to Tenant or other tenants in the Project).

(5)           All maintenance, janitorial and service agreements for the Project and the equipment therein, including, without limitation, alarm and/or security service, window cleaning, elevator maintenance, sidewalks, landscaping, Building exterior and service areas.

(6)           Legal and accounting services for the Project, including the costs of audits by certified public accountants; provided, however, that legal expenses shall not include the cost of lease negotiations, termination of leases, extension of leases, negotiation of estoppels and subordination agreements, or legal costs incurred in proceedings by or against any specific tenant.

(7)           All insurance costs, including, but not limited to, the cost of property and liability coverage and rental income and earthquake insurance applicable to the Project and Landlord’s personal property used in connection therewith, as well as costs (including capital costs, if applicable) of repairing an insured casualty to the extent of the commercially reasonable deductible amounts applicable to such insurance (subject to the limits set forth in the final sentence of Section 4.3(b) below) and costs of repair of uninsured casualty (subject to the limits set forth in the final sentence of Section 4.3(b) below).

(8)           Repairs, replacements and general maintenance (except for repairs paid by the proceeds of insurance or by Tenant or other tenants of the Project or third parties, and alterations attributable solely to tenants of the Project other than Tenant).

(9)           Operating expenses and costs incurred in connection with the parking garage affiliated with the Building (except those not directly attributable to parking for Building occupants (e.g., special event parking).

(10)         Amortization (together with reasonable financing charges) of (A) capital improvements made to the Project subsequent to the date of this Lease which are designed to improve the operating efficiency of the Project (provided, however, that, the costs thereof may only be included in Operating Costs if, at the time such costs were incurred, Landlord reasonably estimated that the annual saving in Operating Costs that would result from such expenditure would be equal to or exceed the annual amortized amount of the cost to be included in Operating Costs pursuant to this item (10))or (B) capital improvements made to the Project subsequent to the date of this Lease which may be required by governmental authorities, including those improvements required for energy conservation and for the benefit of individuals with disabilities (provided that such amortization period shall be within the range used to amortize such costs by landlords of other first-class office buildings in the geographic area of the Premises in accordance with generally accepted property management practices).  Notwithstanding the foregoing, the amortization period used with respect to (B) above shall not be less than the lesser of (i) one year multiplied by the amount obtained by dividing the cost of such capital improvement by $50,000 and (ii) the reasonable useful life of such capital improvement.

(11)         All property management fees, not to exceed four percent (4%) of gross rents of the Project.

(b)           Notwithstanding the provisions of Section 4.3(a) above to the contrary, Operating Cost shall exclude (i) costs arising from the violation of any applicable law by Landlord, any other occupant of the Project, or their respective agents, employees or contractors, except to the extent such costs reflect costs that would have been incurred by Landlord absent such violation, (ii) the capital cost of repairs and other work occasioned by insured casualty, except for the deductible amounts set forth in Section 4.3(a)(7) above, (iii) any repairs of a capital nature necessary to cure defects in the initial construction of the Project and costs of compliance with applicable building codes to the extent the Project does not comply with such building codes as of the date of this Lease and such compliance is required as of the date of this Lease, (iv) the cost (including permits, licenses and inspection fees) of decorating, improving for tenant occupancy, renovating, painting or redecorating portions of the Project to be demised to tenants, (v) costs, fees and expenses incurred in connection with lease negotiations or lease disputes with current or prospective Project tenants, (vi) penalties or other costs incurred due to a violation by Landlord, as determined by written admission, stipulation, final judgment or arbitration award, of any of the terms and conditions of this Lease or any other lease relating to the Project except to the extent such costs reflect costs that would have been incurred by Landlord absent such violation, (vii) increases in insurance costs directly attributable to the activities of another tenant in the Project, (viii) the cost of any Hazardous Material abatement or removal activities, provided, however, Operating Cost may include minor costs attributable to those actions taken by Landlord to comply with any laws, rules and regulations incidental to with the ordinary operation and maintenance of the Project, including costs incurred in removing limited amounts of Hazardous Materials from the Building when such removal is directly related to such ordinary maintenance and operation, (ix) interest, charges, and fees incurred on debt, other than as permitted under item (10) above, (x) costs to maintain the foundation, roof structure, exterior walls and other structural components of the Building, (xi) co-insurance payments, and (xii) the cost of any repairs, improvements, alterations or equipment which would be properly classified as capital expenditures according to generally accepted accounting principles and practices (except for any capital expenditures expressly included in Operating Cost pursuant to items (7) and (10) of Section 4.2(a) above).  Tenant’s Proportionate Share of capital expenditures included in Operating Cost pursuant to item (7) of Section 4.2 above, if greater than $200,000 for any casualty, shall be deemed limited to $200,000 for such casualty, and Tenant’s Proportionate Share of capital expenditures included in Operating Cost pursuant to item (10)(B) of Section 4.2 above, if greater than $200,000 for any capital improvement project, shall be deemed limited to $200,000 for such capital improvement project, provided that in either such event such $200,000 cap shall be increased to reflect the percentage increase in the CPI from the CPI Base to the CPI in effect at the time of such capital expenditure.

(c)           Adjustment to Base Year and Other Operating Costs.  Notwithstanding any other provision of this Lease to the contrary, (i) in the event that the Project is not fully occupied during any year of the Term, including the Base Year, an adjustment shall be made in computing Operating Cost for such year so that Operating Cost shall be computed as though the Project had been 100% occupied during such year, and (ii) with respect to types of insurance which Landlord does not carry during the Base Year but obtains in a calendar year subsequent to the Base Year (e.g., earthquake insurance), for purposes of calculating Tenant’s payments pursuant to Section 4.2 for such subsequent calendar year, Operating Cost for the Base Year shall be deemed increased by the premiums attributable to such insurance in such calendar year, as such premiums shall be decreased to reflect any percentage increase in the CPI (as defined below) from the CPI Base (as defined below) to the CPI in effect for January 1st of such later calendar year).  Further, during the Base Year and any period of Initial Base Rent Abatement as provided in the Basic Lease Information, there shall be included in Operating Cost management fees calculated as if the gross revenues of the Project for such period included Base Rent for the Premises at the rate initially payable under this Lease.

(d)           The term “CPI” as used herein means the Consumer Price Index for All Urban Consumers (1982-84 = 100) San Francisco-Oakland-San Jose, California, All Items, published by the Bureau of Labor Statistics of the U.S. Department of Labor.  If the Bureau of Labor Statistics ceases to publish the above Index, or is the above Index is otherwise renamed, discontinued or superseded, the parties agree that the Bureau of Labor Statistics or any successor governmental agency thereto will be the sole judge of the comparability of successive indices, but if no such agency supplies and designates a comparable index, or if no succeeding index is published, then the calculations under this Lease based on the CPI shall be made using the most closely comparable statistics on the purchasing power of the consumer dollar as published by a responsible financial authority selected by Landlord.  The term “CPI Base” as used herein means the CPI in effect as of January 1, 2006.

4.4          Real Estate Taxes.  “Real Estate Taxes” shall include: all real estate or personal property taxes, possessory interest taxes, business or license taxes or fees, service payments in lieu of such taxes or fees, annual or periodic license or use fees, excises, transit charges, housing fund assessments, open space charges, assessments, bonds, levies, fees or charges, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind which are assessed, levied, charged, confirmed or imposed by any public authority upon the Project (or any portion or component thereof), its operations, this Lease, or the Rent due hereunder (or any portion or component thereof) and any tax or charge which replaces or is in addition to any of such above-described real estate taxes, except: (i) inheritance or estate taxes imposed upon or assessed against the Project, or any part thereof or interest therein, and (ii) Landlord’s personal or corporate income, gift or franchise taxes. If any Real Estate Taxes are payable in installments without penalty (except for reasonable interest), then for the purpose hereof (regardless of whether Landlord elects to pay same in installments) Real Estate Taxes for any calendar year occurring during the term shall include only those installments, together with interest, that would have become due if Landlord opted to pay same in the maximum number of installments permitted.

4.5          Late Charge.  If any payment required to be made by Tenant under this Lease is not received by Landlord within five (5) days of the date the same is due, Tenant shall pay to Landlord an amount equal to five percent (5%) of the delinquency.  The parties agree that Landlord would incur costs not contemplated by this Lease by virtue of such delinquencies, including without limitation administrative, collection, processing and accounting expenses, the amount of which would be extremely difficult to compute, and the amount stated herein represents a reasonable estimate thereof.  Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s breach or default with respect to such delinquency, or prevent Landlord from exercising any of Landlord’s other rights and remedies.  Notwithstanding the foregoing, Tenant shall be entitled to one (1) notice and three (3)-day cure period during each twelve (12) month period before any late charges accrue.

4.6          Interest on Past-Due Obligations.  Except as expressly otherwise provided in this Lease, any Rent due Landlord hereunder, other than late charges, which is not received by Landlord within five (5) days of the date on which it was due until the date paid, shall bear interest from the day it was due at the lesser of 18% per annum or the maximum rate then allowed by law, in addition to the late charge provided for in Section 4.5.

4.7          Security Deposit.

(a)           Security Deposit.  Concurrently with the execution of this Lease by Tenant, Tenant shall pay to Landlord the Estimated Deposit Amount, which shall be held as a Security Deposit as security for the full and faithful performance of Tenant’s obligations under this Lease.  Upon determination of the Rentable Area of the Premises pursuant to Section 1.18 above, Tenant shall pay Landlord or Landlord shall refund to Tenant, as applicable, the difference between the Estimated Deposit Amount and the amount of the Security Deposit established pursuant to Section 1.18.  If at any time during the Term, Tenant shall be in default beyond any applicable notice and cure period in the payment of Rent or for any other reason, Landlord may use, apply or retain all or part of the Security Deposit to the extent necessary for payment of any amount due Landlord or to cure such default or to reimburse or compensate Landlord for any liability, loss, cost, expense or damage (including attorneys’ fees) which Landlord may suffer or incur by reason of Tenant’s defaults.  If Landlord uses or applies all or any part of the Security Deposit, Tenant shall, within ten (10) days of demand therefor, pay to Landlord a sum sufficient to restore the Security Deposit to the full amount required by this Lease.  Upon expiration of the Term or earlier termination of this Lease and after Tenant has vacated the Premises, Landlord shall return the Security Deposit to Tenant, reduced by such amounts as may be required by Landlord to remedy defaults on the part of Tenant in the payment of Rent, to repair damages to the Premises caused by Tenant and to clean the Premises.  The portion of the Security Deposit not so required shall be paid over to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest in this Lease) within thirty (30) days after expiration of the Term or earlier termination hereof.  Landlord shall hold the Security Deposit for the foregoing purposes; provided, however, that Landlord shall have no obligation to segregate the Security Deposit from its general funds or to pay interest in respect thereof.  No part of the Security Deposit shall be considered to be held in trust, or to be prepayment of any monies to be paid by Tenant under this Lease.

(b)           Recalculation of Security Deposit.  If Tenant elects to modify the size of the Premises pursuant to the provisions of Section 2.2 above, the Security Deposit specified in the Basic Lease Information page shall be recalculated to be an amount equal to (a) the number of square feet of Rentable Area of the Premises (as so modified) multiplied by (b) $12.00, and within ten (10) days of such recalculation Landlord shall refund to Tenant the amount by which the Security Deposit then held by Landlord exceeds the recalculated Security Deposit, or Tenant shall deposit with Landlord additional monies in the amount by which the recalculated Security Deposit exceeds the Security Deposit then held by Landlord, as applicable.

(c)           Reduction in Security Deposit.  Notwithstanding the foregoing provisions of this Section 4.7, provided that no Event of Default (or default that subsequently matures into an Event of Default) by Tenant under this Lease has occurred on or prior to the second (2nd) anniversary of the Commencement Date, then effective as of such date the Security Deposit amount required hereunder shall be reduced to an amount equal to one month’s monthly Base Rent at the rate payable under this Lease during the Tenth Rent Year (the “Reduced Security Deposit Amount”), and Landlord shall promptly return to Tenant the balance of the Security Deposit which exceeds the Reduced Security Deposit Amount upon Tenant’s request therefor; provided, however, that in no event shall any such return be construed as an admission by Landlord that Tenant has performed all of its covenants and obligations hereunder.

(d)           Letter of Credit.  In lieu of a cash Security Deposit, the Security Deposit may be delivered by Tenant to Landlord in the form of an irrevocable and unconditional letter of credit (the “Letter of Credit”) governed by the Uniform Customs and Practice for Documentary Credits (1993 revisions), International

Chamber of Commerce Publication No. 500, as revised from time to time in form and substance reasonably satisfactory to Landlord.  The Letter of Credit shall be held and applied by Landlord in the same manner as a cash Security Deposit as provided above in Section 4.7(a) above and on the terms and conditions of this Section 4.7(d). The Letter of Credit may be drawn upon by Landlord upon presentation of Landlord’s sight draft accompanied by the Letter of Credit and Landlord’s signed statement that Tenant is in default under the Lease and Landlord is entitled to draw on the Letter of Credit pursuant to this Lease, and with no other conditions.  Tenant shall maintain the Letter of Credit through the date which is thirty (30) days following the expiration of the Term (including any extension thereof).  The Letter of Credit shall be issued by a major commercial bank reasonably acceptable to Landlord.  The Letter of Credit shall expressly state that the Letter of Credit and the right to draw thereunder may be transferred or assigned by Landlord to any successor or assignee of Landlord under the Lease without recourse, and in no event shall Landlord be required to pay any fees or charges in connection with any such transfer.  The Letter of Credit shall permit partial and multiple draws.  The Letter of Credit shall have a term of not less than one (1) year and provide that it will be automatically renewed unless the issuer provides Landlord with written notice of non-renewal at the notice address herein at least sixty (60) days prior to the expiration thereof.  If Tenant fails to furnish Landlord with a replacement Letter of Credit pursuant to the terms and conditions of this section by the date which is than thirty (30) days prior to the expiration of the Letter of Credit, then Landlord shall have the right to draw the full amount of the Letter of Credit, by sight draft, and shall hold the proceeds of the Letter of Credit as a cash Security Deposit pursuant to the terms and conditions of this Section 4.7. Any draw on the Letter of Credit shall not constitute a waiver of any other rights of Landlord with respect to such default or failure to perform. At the expiration or termination of this Lease, and after Tenant has vacated the Premises, Landlord shall return to Tenant the Letter of Credit then held by Landlord, if applicable; provided that if Tenant is then in default Landlord may first draw on such Letter of Credit an amount equal to one hundred and fifty percent (150%) of the amount sufficient to cure such default, as reasonably estimated by Landlord and upon cure of such default Landlord shall return the unused balance of the amount so drawn to Tenant; provided, however, that in no event shall any such return of the Letter of Credit or the balance of the amount drawn by Landlord be construed as an admission by Landlord that Tenant has performed all of its covenants and obligations hereunder and in no event shall Landlord’s estimate of the amount required to cure such default limit Tenant’s obligations under this Lease.

4.8          Utilities.  Commencing on the first day of the Move In Period and continuing throughout the Lease term, Tenant shall pay for all electrical utilities and telephone service supplied to the Premises, together with any taxes thereon.  Tenant shall contract directly with the utility company and the telephone company, as the case may be, for the provision of electricity and telephone services to the Premises.

ARTICLE 5.
LANDLORD’S COVENANTS

5.1          Basic Services.  Landlord shall:

(a)           Furnish Tenant during Tenant’s occupancy of the Premises the following basic services:

(i)            Cold water at those points of supply provided for general use of other tenants in the Project;

(ii)           Condenser water circulation from 8:00 a.m. to 6:00 p.m. Mondays through Fridays, in each case except legal holidays, from the Building’s closed system cooling tower and hot water boiler system to the point of connection with Tenant’s water-source heat pump unit, provided that Tenant shall have the right to operate the supplementary HVAC units(s) serving Tenant’s server room twenty-four (24) hours per day, seven (7) days per week, and Landlord shall supply condenser water to such unit(s) during the periods Tenant operates such unit(s).

(iii)          Structural and exterior maintenance and routine maintenance, repairs and electric lighting service for all public areas of the Project in the manner and to the extent deemed by Landlord to be standard.

(iv)          Janitorial service on a five (5) day per week basis, excluding legal holidays, limited to emptying and removal of general office refuse and office recyclables, light vacuuming and dusting, as needed.  Janitorial service shall not include disposal of packing material or shipping crates, emptying dishwashers, washing dishes, or cleaning kitchen or breakroom counters, tables, or other surfaces other than floors.

(v)           Elevator service serving the floor(s) on which the Premises are situated, including freight elevator service, subject to such rules and regulations as Landlord shall promulgate from time to time.

(b)           Landlord shall cause the electrical utility company to install and maintain electrical lines to the Building with capacity sufficient to accommodate a connected load of 8 watts per usable square foot of the Premises.

(c)           Landlord shall not be liable for damages to property, nor shall Landlord be deemed to have evicted Tenant, nor shall there be any abatement of Rent, nor shall Tenant be relieved from performance of any covenant on its part to be performed under this Lease by reason of any (i) deficiency in the provision of basic services; (ii) breakdown of equipment or machinery utilized in supplying services; or (iii) curtailment or cessation of services due to causes or circumstances beyond the reasonable control of Landlord including, without limitation, rolling blackouts (i.e. the temporary interruption of utilities due to energy shortages); or (iv) necessary repairs or improvements, unless such deficiency, breakdown, curtailment or cessation is due to the active gross negligence or willful misconduct of Landlord.  Landlord shall use reasonable diligence to make such repairs as may be required to machinery or equipment within the Project to provide restoration of services and, where the cessation or interruption of service has occurred due to circumstances or conditions beyond Project boundaries, to cause the same to be restored, by diligent application or request to the provider thereof.  In no event shall any Holder as defined in Section 9.1 be or become liable for any default of Landlord under this Section 5.1(b).  Notwithstanding the foregoing, if any interruption in, or failure or inability to provide any of the services or utilities described in Section 5.1(b). is (i) within Landlord’s reasonable control and continues for three (3) or more consecutive business days, or (ii) outside Landlord’s reasonable control and continues for sixty (60) or more consecutive days, and Tenant is unable to and does not use a material portion of the Premises for Tenant’s business purposes as a result thereof, then Tenant shall be entitled to an abatement of rent hereunder, which abatement shall be based on the extent of Tenant’s inability to use the Premises.

5.2          Extra Services.  Landlord may, in Landlord’s sole discretion, provide to Tenant at Tenant’s sole cost and expense (and subject to the limitations hereinafter set forth) the following extra services:

(a)           Condenser water circulation provided by Landlord to Tenant during hours other than those specified in Section 5.1(a)(i) above, upon the prior written request of Tenant submitted to Landlord during businesses hours at least 24 hours in advance of the time such service is needed, or pursuant to such other procedures as may be established from time to time by Landlord for the Building; and

(b)           Any basic service in amounts reasonably determined by Landlord to exceed the amounts required to be provided under Section 5.1(a), but only if Landlord elects to provide such additional or excess service.

As of the date of this Lease, Landlord’s current rate for after-hours condenser water circulation provided as an extra service (i.e., heat, ventilation or air conditioning provided during hours other than those set forth in Section 5.1(a)(i) above) is $20.00 per hour. Landlord reserves the right to increase such rates from time to time, provided that in any calendar year such increase shall not exceed the greater of (i) ten percent (10%) (plus the aggregate of any unimposed ten percent (10%) increases from prior calendar years) or (ii) the actual increase in cost to Landlord in providing the service over the cost of providing such service when the prior rate was set. The cost chargeable to Tenant for all extra services shall constitute Additional Rent and shall include a management fee payable to Landlord of ten percent (10%).  Additional Rent shall be paid monthly by Tenant to Landlord concurrently with the payment of Base Rent.

5.3          Window Coverings.  Tenant shall not place or maintain any window coverings, blinds, curtains or drapes other than those specified by Landlord on any exterior window without Landlord’s prior written approval, which Landlord shall have the right to grant or withhold in its absolute and sole discretion, provided that Landlord shall not unreasonably withhold consent for window coverings which maintain a uniform appearance with other installed window coverings as viewed from the exterior of the Building.

5.4          Graphics and Signage.

(a)           Landlord shall provide identification of Tenant’s name and suite numerals (i) on a building directory in the Building lobby and (ii) at the main entrance door to the Premises.  Landlord reserves the right to exclude any other names from the building directory.  All signs, notices, advertisements and graphics of every kind or character, visible in or from the Common Areas or the exterior of the Premises shall be subject to Landlord’s prior written approval.  Landlord’s approval shall not be unreasonably withheld with respect to items not visible from the exterior of the Building, however, Landlord shall have the right to withhold approval for items visible from the exterior of the Building in its absolute and sole discretion.  Tenant shall be entitle to signage in the reception area subject to Landlord’s reasonable approval of the design and specifications thereof.  Landlord may remove, without notice to and at the expense of Tenant, any sign, notice, advertisement or graphic of any kind inscribed, displayed or affixed in violation of the foregoing requirement.  All approved signs, notices, advertisements or graphics shall be printed, affixed or inscribed at Tenant’s expense by a person approved by Landlord.  Landlord shall be entitled to revise the Project graphics and signage standards at any time at Landlord’s sole expense.

(b)           Building Signage.  At Tenant’s election, Tenant may install a new blade sign on the exterior of the Building displaying Tenant’s name and logo horizontally (the “New Sign”), subject to the following conditions:

(1)           The size, color, design, materials, and location of the New Sign shall be subject to Landlord’s reasonable approval;

(2)           The New Sign shall be fabricated and installed in accordance with the plans approved by Landlord in writing (and all wires, transformers, ballasts and other equipment shall be fully concealed from view, within the sign cabinet or otherwise), and the methods of installation shall be approved by Landlord in writing, and Tenant shall promptly reimburse Landlord for any third party costs reasonably incurred by Landlord’s in reviewing the plans or installation methods;

(3)           Tenant shall at all times maintains adequate liability insurance with respect all exterior signage installed by Tenant, and property insurance covering the full guaranteed replacement cost thereof, assumes all risks with respect to New Sign, and, to the greatest extent permitted by applicable law:  (i) agrees that Landlord shall not be responsible or liable with respect thereto, (ii) waives and releases any and all claims against Landlord with respect thereto, and (iii) agrees to indemnify, hold harmless, protect and defend Landlord against any and all claims or liabilities arising with respect thereto or in connection therewith;

(4)           Tenant shall obtain, maintain in force, and comply with any and all conditions and requirements of, all permits and other sorts of governmental consents or approvals, and in all respects comply with all applicable codes, ordinances, laws, rules, regulations, orders, and other sorts of governmental requirements, as may be required in connection with the fabrication, installation, maintenance, removal and disposal of the New Sign;

(5)           Tenant shall maintain the New Sign (including, without limitation, its illumination system) at all times in good, safe and attractive condition and repair;

(6)           Tenant shall remove the New Sign prior to the expiration of the Lease Term (and Tenant shall remove the New Sign promptly upon, and in all events within 20 days after, Landlord’s request, if Tenant does not actually use and occupy at least fifty percent (50%) of the Premises initially leased hereunder to conduct business as “Advent Software” or the business of an Affiliate Transferee or in the event of any uncured Event of Default by Tenant under the Lease) (or, at Landlord’s election, Landlord shall have the right to remove such signage at Tenant’s expense, and Tenant shall reimburse Landlord costs thereof reasonably incurred by Landlord within thirty (30) days after demand);

(7)           Tenant shall promptly repair any damage to the Building caused as a result of such signage, including, without limitation, the installation or removal thereof (or, at Landlord’s election, Landlord shall have the right to perform such repair at Tenant’s expense, and Tenant shall reimburse Landlord for the cost thereof within thirty (30) days after demand); and

(8)           Landlord shall have the right temporarily to remove or relocate the New Sign as may be necessary in connection with any maintenance, repair or restoration work

Tenant’s right to Building exterior signage shall be exclusive to Tenant during the period commencing on the Commencement Date and ending on the first date that Tenant leases less than 92,000 square feet of space pursuant to this Lease (the “Special Occupancy Level Reduction Date”), and the exclusive nature of such right shall terminate forever on the Special Occupancy Level Reduction Date.

5.5          Repair Obligation.  Landlord’s shall maintain and repair in good condition and working order: (i) the structural portions of the Building; (ii) the exterior walls of the Building, including exterior glass and glazing (including the sealing thereof); (iii) the roof (including the sealing thereof); (iv) base Building mechanical, electrical, plumbing and life safety systems; (v) the Building’s cooling tower, boiler, and closed circuit cooling tower and hot water system; (vi) the water-source heat pump unit(s) in the Premises connected to the Building’s closed circuit cooling tower and hot water system; (vii) the Common Areas; (viii) the Project parking garage; (ix) landscaped areas; and (x) the elevators.  Landlord shall not be liable for any failure to make any such repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after written notice of the need of such repairs or maintenance is given to Landlord by Tenant.  However, Landlord shall not have any obligation to repair damage caused by Tenant, its agents, employees, contractors, invitees or licensees, and Tenant shall pay the costs of such repairs subject to Section 11.5.  Further, Landlord shall have the right, but not the obligation, to undertake work of repair which Tenant is required to perform under this Lease and which Tenant fails or refuses to perform in a timely and efficient manner.  Tenant shall reimburse Landlord upon demand, as Additional Rent, for all costs incurred by Landlord in performing any such repair for the account of Tenant, together with an amount equal to ten percent (10%) of such costs to reimburse Landlord for its administration and managerial effort.  Except as specifically set forth in this Lease, Landlord shall have no obligation whatsoever to maintain or repair the Premises or the Project.  The parties intend that the terms of this Lease govern their respective maintenance and repair obligations.  Landlord reserves the right from time to time, so long as reasonable access and basic services to the Premises remain available, to install, use, maintain, repair, relocate and/or replace pipes, conduits, wires and equipment within and around the Building and to do and perform such other acts and make such other changes in, to or with respect to the Building or the Project (including without limitation with respect to the driveways, garage, walkways and entrances to the Project) as Landlord may, in the exercise of sound business judgment, deem to be appropriate.  In connection therewith, Landlord shall have the right to close temporarily any of the Common Areas so long as reasonable access to the Premises remains available.  In exercising these rights, Landlord shall make commercially reasonable efforts to minimize the impact on Tenant’s use and occupancy of the Premises.  Landlord shall not be liable to Tenant for any interruption of Tenant’s business or inconvenience caused due to any work performed in the Premises or in the Building pursuant to Landlord’s rights and obligations under this Lease.  Tenant expressly waives the benefit of any statute now or hereafter in effect to the extent it is inconsistent with the terms of this Lease with respect to such obligations or which affords Tenant the right to make repairs at the expense of Landlord.

5.6          Quiet Enjoyment.  While paying the rental and performing its other covenants and agreements contained in this Lease, Tenant shall peaceably and quietly have, hold and enjoy the Premises for the Term without hindrance or molestation from Landlord subject to the terms and provisions of this Lease.  Landlord shall not be liable for any interference or disturbance by other tenants or third persons, nor shall Tenant be released from any of the obligations of this Lease because of such interference or disturbance.  Landlord, however, shall use reasonable efforts to cause such other tenants to cease any such unreasonable interference.

5.7          Landlord Compliance with Law.   Landlord shall be responsible for causing the following to comply with all laws required for Tenant to build out, occupy and use the Premises for the purposes leased (including, without limitation, the requirements regarding accessibility and parking) as of the date of delivery of the Premises to Tenant:  the common area restrooms, restrooms located within the Premises as of the Effective Date (except to the extent alterations thereto are required due to the occupancy of the Premises by more than one person per 138 square feet of Rentable Area of the Premises on any floor or due to the particular use by Tenant), the common areas of the Building that are reasonably anticipated to be in Tenant’s path of travel (including common area entry doors and entry doors to the Premises, to the extent such doors are not included as elements of the Tenant

Improvements), the parking garage, the elevators in the Building, the Building’s life safety system, electrical and telecommunications rooms in the Building (excluding electrical and telecommunications rooms located within the Premises which exclusively serve the Premises), and the main boiler room or rooms serving the Building

ARTICLE 6.
TENANT’S COVENANTS

6.1          Payments by Tenant.  Tenant shall pay Rent at the times and in the manner provided in this Lease.  All obligations of Tenant hereunder to make payments to Landlord shall constitute Rent and failure to pay the same when due shall give rise to the rights and remedies provided for in Article 14, subject to applicable notice and cure periods, if any.  If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

6.2          Taxes on Personal Property and Tenant Improvements.  In addition to, and wholly apart from its obligation to pay Tenant’s Proportionate Share of Increased Operating Costs, Tenant shall be responsible for, and shall pay prior to delinquency, all taxes or governmental service fees, possessory interest taxes, fees or charges in lieu of any such taxes, capital levies, and any other charges imposed upon, levied with respect to, or assessed against Tenant’s personal property, on the value of the Tenant Improvements (if any) and on its interest pursuant to this Lease.  To the extent that any such taxes are not separately assessed or billed to Tenant, Tenant shall pay the amount thereof as invoiced to Tenant by Landlord.

6.3          Repairs by Tenant.  Tenant shall be obligated to maintain and repair the Premises to keep the same at all times in good order, condition and repair, and, upon expiration of the Term, to surrender the same to Landlord in the same condition as on the Commencement Date, reasonable wear and tear, taking by condemnation, and damage that is Landlord’s responsibility under Section 5.5 not caused by Tenant, its agents, employees, contractors, invitees and licensees, excepted, and damage from casualty to improvements other than the Tenant Improvements and other improvements paid for from allowances provided by Landlord excepted.  Tenant’s obligations shall include, without limitation, the obligation to maintain and repair all walls, floor coverings, ceilings and fixtures, and to repair all damage caused by Tenant, its agents, employees, contractors, invitees and others using the Premises with Tenant’s express or implied permission.  Tenant, at Tenant’s sole cost and expense, shall enter into a contract with a vendor approved by Landlord to provide for periodic inspection and maintenance of any dedicated or supplemental heating, ventilating and/or air conditioning units or systems in the Premises, and shall maintain such contract in force throughout the Term of this Lease.  Upon Landlord’s request, Tenant shall deliver a copy of such maintenance contract to Landlord, and shall at Landlord’s request made from time to time provide Landlord with copies of inspection and maintenance reports made pursuant to such contracts.  Any work of repair and maintenance performed by or for the account of Tenant by persons other than Landlord shall be performed by contractors approved by Landlord and in accordance with such reasonable procedures as Landlord shall from time to time establish.  Tenant shall give Landlord prompt notice of any damage to or defective condition in any part of the Building’s mechanical, electrical, plumbing, life safety or other system servicing, located in or passing through the Premises.  Tenant acknowledges that it is generally understood that mold spores are present essentially everywhere and that mold can grow in almost any moist location.  Tenant acknowledges the necessity of good housekeeping, ventilation, and moisture control (especially in kitchens, janitor’s closets, bathrooms, break rooms and around outside walls) for mold prevention, and execution of this Lease constitutes acknowledgement by Tenant that control of moisture and mold prevention are integral to Tenant’s obligations under this Lease. Tenant agrees to immediately notify Landlord if it observes mold/mildew and/or moisture conditions (from any source, including leaks), and allow Landlord to evaluate and make recommendations and/or take appropriate corrective action.  Landlord shall deliver the Premises free of mold or mildew, which Tenant shall verify to Tenant’s satisfaction by inspection or other means.  Tenant relieves Landlord from any liability for any damages to property caused by or associated with moisture or the growth of or occurrence of mold or mildew in the Premises after the delivery of the Premises to Tenant.  In the event of a conflict between the provisions of this Section 6.3 and the provisions of Article 13 below, the provisions of Article 13 shall control.

6.4          Waste.  Tenant shall not commit or allow any waste or damage to be committed in any portion of the Premises or the Project.

6.5          Compliance With Laws and Insurance Standards.  Tenant shall not occupy or use, or permit any portion of the Premises to be occupied or used in a manner that violates any applicable law, ordinance, rule, regulation, order, permit, covenant, easement or restriction of record relating in any manner to the Project, or for any business or purpose which is disreputable, reasonably objectionable or productive of fire hazard.  Tenant shall not do or permit anything to be done which would result in the cancellation of, or in any way increase the cost of, the property insurance coverage on the Project and/or its contents.  If Tenant does or permits anything to be done which increases the cost of any insurance covering or affecting the Project (other than the normal occupancy of the Premises for the Permitted Use), then Tenant shall reimburse Landlord, upon demand, as Additional Rent, for such additional costs.  Landlord shall deliver to Tenant a written statement setting forth the amount of any such insurance cost increase and showing in reasonable detail the manner in which it has been computed.  Tenant shall, at Tenant’s sole cost and expense, comply with all laws, ordinances, rules, regulations and orders (state, federal, municipal or promulgated by other agencies or bodies having or claiming jurisdiction) related to the use, condition or occupancy of the Premises now in effect or which may hereafter come into effect including, but not limited to, accessibility and use by individuals with disabilities.  If anything done by Tenant in its particular use or occupancy of the Premises shall create, require or cause imposition of any requirement by any public authority for structural or other upgrading of or alteration or improvement to the Project, Tenant shall, at Landlord’s option, either perform the upgrade, alteration or improvement at Tenant’s sole cost and expense or reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such work.  The judgment of any court of competent jurisdiction or the admission by Tenant in any action against Tenant, whether Landlord is a party thereto or not, that Tenant has violated any law, ordinance, rule, regulation, order, permit, covenant, easement or restriction shall be conclusive of that fact as between Landlord and Tenant.

6.6          Limitation on Tenant’s Compliance Obligations.  Notwithstanding the provisions of Section 6.5 above to the contrary, (A) Tenant shall not be required to perform any changes to the Base Building (as defined below) unless such changes are caused or triggered by (i) Tenant’s alterations or improvements to the Premises (other than the Tenant Improvements), (ii) Tenant’s particular use of the Premises (as opposed to Tenant’s use of the Premises for general office purposes in a normal and customary manner), including, if applicable, rooms of size or configuration not typical for general office use in a Class A office building in the San Francisco South of Market Street area or providing for occupancy in excess of one (1) person per 138 square feet of rentable area of the Premises on any floor, or (iii) Tenant’s particular employees or employment practices, (B) Tenant shall not be required to perform any alterations or improvements to or improvements to portions of the Project systems located outside of the Premises, or to other components of the Base Building located outside of the Premises, by reason of the Tenant Improvements unless such changes are caused or triggered by (i) the failure of Tenant’s architect to design the Tenant Improvements in compliance with applicable building codes and other legal requirements, or (ii) inclusion in the Tenant Improvements of improvements which are not normal and customary general office improvements (such as, without limitation, internal stairwells, library, file, computer or meeting rooms, classroom facilities (other than normal and customary conference rooms) or areas requiring floor reinforcement or enhanced systems requirements), and (C) provided that Tenant’s architect shall have prepared the Final Plans in compliance with applicable building codes and other legal requirements, Tenant shall not be required to perform any work to the Premises caused or triggered solely by reason of Landlord’s failure to construct the Tenant Improvements in accordance with the Final Plans (as defined in the Work Letter).  As used in this Section 6.6, “Base Building” shall mean structural portions of the Project (including exterior walls, roof, foundation, floor slabs and core of the Project, whether or not comprising a part of the Premises), or to Building systems (including, without limitation, elevator, plumbing, heating, electrical, security, and life safety), and the alterations, improvements and other work which Tenant is specifically excused from performing pursuant to the provisions of this Section 6.6 are referred to as “Excused Work.”

6.7          Rules and Regulations.  Tenant shall comply with the rules and regulations for the Project attached as Exhibit D and such reasonable and nondiscriminatory amendments thereto as Landlord may adopt from time to time with prior notice to Tenant.  Landlord shall apply such rules and regulations in a nondiscriminatory manner.

6.8          No Nuisance; No Overloading.  Tenant shall use and occupy the Premises, and control its agents, employees, contractors, invitees and visitors, in such manner so as not to create any nuisance, or interfere with, annoy or disturb (whether by noise, odor, vibration or otherwise) any other tenant or occupant of the Project or Landlord in its operation of the Project.  Tenant shall not place or permit to be placed any loads upon the floors, walls or ceilings in excess of the maximum designed load specified by Landlord or which might damage the Premises, the Building, or any portion thereof.

6.9          Furnishing of Financial Statements; Tenant’s Representations.  In order to induce Landlord to enter into this Lease, Tenant agrees that it shall promptly furnish Landlord, from time to time, within ten (10) business days of receipt of Landlord’s written request therefor, with financial statements in form and substance reasonably satisfactory to Landlord reflecting Tenant’s then-current financial condition; provided, however, that unless the Project is then for sale or subject to refinancing, or an Event of Default has occurred and is continuing, Landlord shall not exercise its rights under this Section 6.8 more frequently than one (1) time per calendar year.  Tenant shall not be required to provide financial statements pursuant to this Section 6.8 during any period in which Tenant has outstanding a class of publicly traded securities and is filing with the Securities and Exchange Commission, on a regular basis, Forms 10Q and 10K and any other periodic filings required under the Securities Exchange Act of 1934, as amended.  Tenant represents and warrants that all financial statements, records and information furnished by Tenant to Landlord in connection with this Lease are true, correct and complete in all respects.

ARTICLE 7.
ASSIGNMENT OR SUBLEASE

7.1          No Assignment Without Consent.  Tenant shall not voluntarily or by operation of law assign, transfer or encumber (collectively “Assign”) or sublet all or any part of Tenant’s interest in this Lease or in the Premises without Landlord’s prior written consent, which shall not be unreasonably withheld subject to the terms of this Article 7.  A change in the control of Tenant in a transaction or a series of transactions shall not be deemed an assignment hereunder, unless the essential purpose of such change of control is to transfer the tenant’s interest in this Lease without actually conveying a substantial, active, ongoing business, in which event such change of control shall constitute an assignment requiring Landlord’s consent.  The following transfers shall not be included in determining whether control has been transferred: the transfer of outstanding capital stock or other listed equity interests by persons or parties other than “insiders” within the meaning of the Securities Exchange Act of 1934, as amended, through the “over the counter” market or any recognized national or international securities exchange (including, without limitation, Nasdaq).

7.2          Notice of Assignment.  If Tenant desires to Assign this Lease or any interest herein or sublet the Premises or any part thereof, Tenant shall give Landlord written notice of such intent.  Tenant’s notice shall specify the date the proposed assignment or sublease would be effective and be accompanied by information pertinent to Landlord’s determination as to the financial and operational responsibility and appropriateness of the proposed assignee or subtenant, including, without limitation, its name, business and financial condition, financial details of the proposed transfer, the intended use (including any modification) of the Premises, and exact copies of all of the proposed agreement(s) between Tenant and the proposed assignee or subtenant.  Tenant shall promptly provide Landlord with (i) such other or additional information or documents reasonably requested (within ten (10) days after receiving Tenant’s notice) by Landlord, and (ii) an opportunity to meet and interview the proposed assignee or subtenant, if requested by Landlord.

7.3          Landlord Consent.  Landlord shall have a period of ten (10) days following such interview and receipt of such additional information (or twenty (20) days from the date of Tenant’s original notice if Landlord does not request additional information or an interview) within which to notify Tenant in writing that Landlord elects either (i) to reasonably decline Tenant’s request to assign or sublease (taking into account Landlord’s obligation not to unreasonably withhold its consent), in which event this Lease shall remain in full force and effect; (ii) to terminate this Lease as to the space so affected as of the effective date specified by Tenant, in which event Tenant will be relieved of all obligations hereunder as to such space arising after the effective date of such termination and Tenant’s vacation and surrender of the Premises; or (iii) to permit Tenant to Assign this Lease or sublet such space, subject, however, to prior written approval of the proposed assignee or sublessee by Landlord, such consent not to be unreasonably withheld so long as the use of the Premises by such proposed assignee or sublessee would be a Permitted Use, the proposed assignee or sublessee is of sound financial condition as determined by Landlord in its reasonable discretion, the proposed assignee or sublessee executes such reasonable assumption documentation as Landlord shall require, and the proposed assignee or sublessee is not a party with whom with whom Landlord has negotiated regarding a prospective lease in the preceding ninety (90) days (which negotiations have included, at a minimum, submittal of a written conditional offer or a letter of intent and counter offer or counter letter of intent).  If Landlord fails to notify Tenant in writing of such election within such period, Landlord shall be deemed to have waived option (ii) above, but written approval by Landlord of the proposed assignee or sublessee shall still be required.  Failure by Landlord to approve a proposed subtenant or assignee shall not cause a termination of this Lease.

7.4          Assignment/Subletting Fee.  In the event Tenant shall request the consent of Landlord to any assignment or subletting hereunder, Tenant shall pay Landlord a processing fee of $750.00 at the time of such request and shall reimburse Landlord for Landlord’s reasonable attorneys’ fees incurred in connection therewith.   All such fees shall be deemed Additional Rent under this Lease.

7.5          Assignment/Sublease Profit.  In the event that Tenant Assigns this Lease, Tenant shall pay to Landlord as additional rent an amount equal to fifty percent (50%) of any Increased Rent (as defined below) when and as such Increased Rent is received by Tenant, provided Tenant shall first be entitled to subtract Transfer Costs from such Increased Rent.  As used in this Section, “Increased Rent” shall mean the excess of (i) all Rent and other consideration which Tenant is entitled to receive by reason of any sale, sublease, assignment or other transfer of this Lease over (ii) the Rent otherwise payable by Tenant under this Lease at such time.  “Transfer Costs” means (a) any brokerage commissions paid by Tenant in connection with the subletting or assignment (not to exceed commissions typically paid in the market at the time of such subletting or assignment), (b) reasonable legal fees paid by Tenant in connection with such assignment or subletting (provided that Tenant shall submit to Landlord evidence reasonably acceptable to Landlord of such legal fees actually paid by Tenant, which evidence shall include copies of the applicable attorney bills), (c) any improvement allowance or construction costs incurred by Tenant in connection with the assignment or sublease, and (d) any other concession (including, without limitation, free rent) provided by Tenant which is they typically provided in the market, provided that, as a condition to Tenant recapturing the assignment or subletting costs, Tenant shall provide to Landlord, within ninety (90) days of Landlord’s execution of Landlord’s consent to the assignment or subletting, a detailed accounting of the assignment or subletting costs and supporting documents, such as receipts and construction invoices.  For purposes of the foregoing, any consideration received by Tenant in form other than cash shall be valued at its fair market value as determined by Landlord in good faith.

7.6          No Waiver.  The consent of Landlord to any assignment or subletting shall not constitute a consent to any subsequent assignment or subletting by Tenant or to any subsequent or successive assignment or subletting by the assignee or subtenant.  However, Landlord may consent to subsequent assignments and sublettings of the Lease or to subleases or amendments or modifications thereto, without notifying Tenant or any other party liable on the Lease or the sublease and without obtaining their consent.  Such action shall not relieve Tenant or any such other party from liability under this Lease or under any such sublease.

7.7          Tenant Remains Liable.  No assignment or subletting by Tenant shall relieve Tenant of any obligation under this Lease.  In the event of default by an assignee or subtenant of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee, subtenant or successor.  Any assignment or subletting which conflicts with the provisions hereof shall be void and, at Landlord’s option, shall constitute an event of default under this Lease.

7.8          Short Term Sublease Exception to Landlord Recapture and Profit Sharing Rights.  Notwithstanding anything to the contrary in this Article 7, Tenant may from time to time enter into one or more Qualifying Subleases of a portion of the Premises and Landlord’s recapture right pursuant to item (ii) of the first sentence of Section 7.3 above and Landlord’s profit sharing rights under Section 7.5 above shall not apply to any such Qualifying Sublease.  A sublease is a “Qualifying Sublease” so long as (i) no more than twenty percent (20%) of the rentable square footage of the Premises is so used at any one time, (ii) the use of the space is not a use which materially increases (a) the operating costs for the Building, (b) the burden on the Building services, or (c) the foot traffic, elevator usage or security concerns in the Building, (iii) the use of such space is a permitted use under this Lease, and (iv) the term of such sublease (including any extensions or renewals) does not exceed twenty four (24) months.  The rights set forth in this Section 7.8 are personal to the Tenant originally named under this Lease and its Affiliate Transferees (as defined below), and shall not inure to the benefit of any other successor, assignee or subtenant of Tenant.  Tenant shall pay the cost of any demising (if any) which is required in connection with a

Qualifying Sublease, and at Landlord’s election shall remove such required demising walls at the expiration or termination of the Qualifying Sublease.  Except as specifically provided in this Section 7.8, the provisions of this Article 7 shall apply to Qualifying Subleases.

7.9          Affiliate Transferees. Notwithstanding anything to the contrary in this Article 7, but subject to Sections 7.4, 7.6 and 7.7. (but not subject to Sections 7.3 and 7.5), Tenant may assign this Lease or sublet the Premises or any portion thereof, without Landlord’s consent, to any partnership, corporation or other entity which controls, is controlled by, or is under common control with Tenant or Tenant’s parent (control being defined for such purposes as ownership of at least 50% of the equity interests in, or the power to direct the management of, the relevant entity) or to any partnership, corporation or other entity resulting from a merger or consolidation with Tenant or Tenant’s parent, or to any person or entity which acquires substantially all the assets of Tenant as a going concern (collectively, an “Affiliate”), provided that (i) Landlord receives prior written notice of an assignment or subletting, if possible, and if not possible then Landlord received notice of the assignment or subletting as soon as reasonably practicable after the date thereof, (ii) the Affiliate’s net worth is not less than Tenant’s net worth immediately prior to the assignment or subletting, (iii) the proposed transfer is not entered into as a subterfuge to evade the obligations and restrictions relating to transfers set forth in this Article 7, (iv) the Affiliate assumes (in the event of an assignment) in writing all of Tenant’s obligations under this Lease, (v) Landlord receives a fully executed copy of an assignment or sublease agreement between Tenant and the Affiliate, and (vi) there has been delivered to Landlord a fully executed counterpart of Landlord’s consent to sublease form or, in the case of an assignment to an Affiliate, a form in which the Affiliate acknowledges that occupancy of the Premises by Affiliate is subject to this Lease in which the Affiliate provides waivers and releases to the same extent as provided by Tenant under this Lease.  If Tenant does not promptly provide Landlord with all instruments and information required hereunder which are reasonably required to document that the proposed assignment or sublease is a transfer to an Affiliate not requiring Landlord’s consent hereunder, then Landlord may, at Landlord’s election made by written notice to Tenant, treat the transfer or notice of the assignment or sublease as a notice of intent to assign or sublet to a non-Affiliate, and all of Landlord’s rights hereunder with respect to a proposed assignment or sublease to a non-Affiliate shall thereupon apply as if such request had been made on the date of Landlord’s election.  An Affiliate subtenant or assignee meeting the requirements of this Section 7.9 is referred to as an “Affiliate Transferee.”

ARTICLE 8.
ALTERATIONS, ADDITIONS AND IMPROVEMENTS

8.1          Landlord Consent.  Tenant shall not make or allow to be made any alterations or additions in or to the Premises without first obtaining the written consent of Landlord.  Landlord’s consent will not be unreasonably withheld or delayed with respect to proposed alterations and additions which: (i) comply with all applicable laws, ordinances, rules and regulations; (ii) are compatible with the Building and its mechanical, electrical, HVAC and life safety systems; (iii) will not affect the structural portions of the Building (provided, however, Landlord shall not unreasonably withhold consent to the construction of an internal staircase in accordance with and subject to the terms and conditions of the Work Letter); (iv) will not interfere with the use and occupancy of any other portion of the Building by any other tenant; and (v) will not trigger any additional costs to Landlord.  Specifically, but without limiting the generality of the foregoing, Landlord’s right of consent (which shall not be unreasonably withheld) shall encompass plans and specifications for proposed alterations or additions, construction means and methods, the identity of any contractor or subcontractor to be employed on the work of alterations or additions, and the time for performance of such work.  Tenant shall supply to Landlord any additional documents and information requested by Landlord in connection with Tenant’s request for consent hereunder.  Notwithstanding the foregoing or anything to the contrary contained elsewhere in this Article 8, Tenant shall have the right, without Landlord’s consent, to make any alteration that meets all of the following criteria (a “Cosmetic Alteration”): (a) the alteration is decorative in nature (such as paint, carpet or other wall or floor finishes, movable partitions or other such work) or is limited to Tenant’s data and communications cabling, (b) Tenant provides Landlord with ten (10)  days’ advance written notice of the commencement of such alteration, (c) such alteration does not affect the Building’s electrical, mechanical, life safety, plumbing, security, or HVAC systems or any other portion of the base building or any part of the Building other than the Premises, (d) the work will not decrease the value of the Premises, uses only new or like-new materials comparable in quality to those being replaced and is performed in a workman like manner and in accordance with all legal requirements, and (e) the cost of such alteration does not exceed Ten Thousand Dollars ($10,000.00) per project.  At the time Tenant notifies Landlord of any Cosmetic Alteration, Tenant shall give Landlord a copy of Tenant’s plans for the work.  If the Cosmetic Alteration is of such a nature that formal plans will not be prepared for the work, Tenant shall provide Landlord with a reasonably specific written description of the work.

8.2          Permits and Plans.  Any consent given by Landlord under this Section 8.2 shall be deemed conditioned upon: (i) Tenant’s acquiring all applicable permits required by governmental authorities; (ii) Tenant’s furnishing to Landlord copies of such permits, together with copies of the approved plans and specifications, prior to commencement of the work thereon; and (iii) compliance by Tenant with the conditions of all applicable permits and approvals in a prompt and expeditious manner.

8.3          Freedom From Liens.  Tenant shall provide Landlord with not less than ten (10) days prior written notice of commencement of the work so as to enable Landlord to post and record appropriate notices of non-responsibility.  All alterations and additions permitted hereunder shall be made and performed by Tenant without cost or expense to Landlord.  Tenant shall pay the contractors and suppliers all amounts due to them when due and keep the Premises and the Project free from any and all mechanics’, materialmen’s and other liens and claims arising out of any work performed, materials furnished or obligations incurred by or for Tenant.  Prior to the commencement of any alterations and additions permitted hereunder, Landlord may require, at its sole option, that Tenant provide Landlord with satisfactory evidence of Tenant’s ability to pay for the work.

8.4          Alterations Upon Lease Expiration.  Any and all alterations, additions or improvements made to the Premises by Tenant shall be the property of Tenant during the Lease term, and shall become the property of Landlord upon the expiration or earlier termination of this Lease, and shall be surrendered to Landlord without compensation to Tenant upon the termination of this Lease by lapse of time or otherwise unless Landlord conditioned its approval of such alterations, additions or improvements on Tenant’s agreement to remove them (provided that Landlord shall only require the removal of Tenant Cables and Extraordinary Fixtures, as defined below).  Notwithstanding the foregoing, on or prior to the expiration of this Lease, Tenant shall remove from the Premises and the Common Areas all telephone, data or video cables installed by or on behalf of Tenant (the “Tenant Cables”), except those telephone, data or video cables which Landlord specifically agrees may remain in a written notice to Tenant prior to the expiration of the Term.  Tenant shall, by the Expiration Date (or promptly thereafter), remove such alterations, additions and improvements which Tenant is required to remove hereunder, repair any damage resulting from such removal (including any penetrations required for the initial installation of such items), and restore the Premises to their condition existing prior to the date of installation of such alterations, additions and improvements.  Notwithstanding anything to the contrary set forth above, this clause shall not apply to modular walls, movable equipment or furniture owned by Tenant.  Further, Tenant shall repair at its sole cost and expense all damage caused to the Premises and the Project by removal of Tenant’s modular walls, movable equipment or furniture and such other alterations, additions and improvements as Tenant shall be required or allowed by Landlord to remove from the Premises.  As used herein, the term “Extraordinary Fixture” means an alteration, addition or improvement which, at the time of installation, is not the type quality, or quantity of improvement that is customarily found in a standard office installation in first class office building in the South of Market Street area of San Francisco, California.  By way of example only, rolling or built-in high density file systems, vaults, safes, raised flooring, dedicated tenant elevators or dumb waiters, special key card systems on stairwells or other entry doors, and internal stairways constitute Extraordinary Fixtures.

8.5          Construction of Alterations.  All alterations, additions and improvements permitted under this Section 8.5 shall be constructed diligently, in a good and workmanlike manner with new or like-new, good and sufficient materials and in compliance with all applicable laws, ordinances, rules and regulations (including, without limitation, building codes and those related to accessibility and use by individuals with disabilities) and in accordance with Landlord’s construction rules attached hereto as Exhibit E.  Installation by or on behalf of Tenant, prior to the Commencement Date or during the Term of this Lease, of conduits, electrical wires, and telephone, data or video cables in the vertical shafts, horizontal raceways, electrical closets and telephone closets of the Building or other Common Areas of the Building designed for the installation of such conduits, electrical wires and cables shall be subject to such regulations and conditions as Landlord may from time to time reasonably impose.  Tenant shall, promptly upon completion of the work, furnish Landlord with “as built” drawings for any alterations, additions or improvements performed under this Section 8.5.  If any alterations, additions or improvements which Tenant causes to be constructed in the Premises result in Landlord being required to make any alterations and/or improvements to other portions of the Project in order to comply with any applicable laws, ordinances or regulations, then Tenant shall reimburse Landlord upon demand for all costs and expenses incurred by Landlord in making such alterations and/or improvements (provided that Tenant shall not be required to reimburse Landlord for the costs of Excused Work, as defined in Section 6.6).  Except to the extent otherwise specifically agreed by Landlord in writing, in the event any alterations or additions to the Premises are performed by Landlord hereunder, Landlord shall be entitled to charge Tenant a seven percent (7%) administration fee in addition to the actual costs of labor and materials provided.  Such costs and fees shall be deemed Additional Rent under this Lease, and may be charged and payable prior to commencement of the work.

ARTICLE 9.
SUBORDINATION, NONDISTURBANCE AND ATTORNMENT

9.1          Subordination.  This Lease and the rights of Tenant hereunder shall be subject and subordinate to the lien of any deed of trust, mortgage or other security instrument (collectively, a “Security Device”) now or hereafter placed upon, affecting or encumbering the Project or any part thereof or interest therein, and to any and all advances made thereunder, interest thereon or costs incurred and any modifications, renewals, supplements, consolidations, replacements and extensions thereof.  With respect to any Security Device entered into by Landlord after the date of execution of this Lease, Tenant’s obligation to subordinate the rights of Tenant hereunder to such Security Device shall be conditioned on Tenant’s receipt from the holder of or beneficiary under such encumbrance (each, a “Holder”) of assurance (a “nondisturbance agreement”), in commercially reasonable form, that Tenant’s possession and rights under this Lease will not be disturbed so long as Tenant is not in default under this Lease and attorns to the record owner of the Premises.  Without the consent of Tenant, a Holder shall have the right to elect to be subject and subordinate to this Lease, such subordination to be effective upon such terms and conditions as such Holder may direct which are not inconsistent with the provisions hereof.  Tenant agrees to attorn to, and recognize as the Landlord under this Lease, the Holder or any other party that acquires ownership of the Premises by reason of a foreclosure or sale under any Security Device (or deed in lieu thereof) and to execute such agreements confirming such attornment as such party may reasonably request subject to Tenant’s receipt of a nondisturbance agreement, as required hereunder.  The new owner following a foreclosure or a sale or deed in lieu of foreclosure under a Security Device shall not be (i) liable for any act or omission of any prior landlord or with respect to events occurring prior to acquisition of ownership (but shall cure any default of a prior landlord that is continuing as of the date the new owner acquires legal title to the Project); (ii) subject to any offsets or defenses which Tenant might have against any prior landlord (except to the extent that (A) such offset or defense is specifically provided by this Lease, (B) the new owner has been notified in writing of the situation giving rise to such offset or defense, and (C) the new owner has failed to remedy such situation within the same period of time as is given the landlord under the Lease (but not less than thirty (30) days) to remedy such situation); (iii) bound by prepayment of more than one (1) month’s Rent; or (iv) liable to Tenant for any security deposit not actually received by such new owner.  Landlord warrants that as of the date hereof there is no Security Device encumbering the Project.

9.2          Lease Modifications.  Tenant shall not unreasonably withhold its consent to changes or amendments to this Lease requested by a Holder so long as these changes do not alter the basic business terms of this Lease or otherwise materially diminish any rights or materially increase any obligations of Tenant hereunder. Tenant’s failure to deliver the required document within ten (10) days of Landlord’s written request therefor shall constitute an Event of Default if the same is not thereafter delivered within five (5) days of notice of such failure.

9.3          Landlord Mortgagee Cure Rights.  Tenant shall promptly notify each Holder (of whom Tenant has received written notice) of any default by Landlord under this Lease which would entitle Tenant to cancel or terminate this Lease, and agrees that, notwithstanding any provisions of this Lease to the contrary, no notice of cancellation or termination as a result of such default shall be effective unless the Holder shall have received notice of the default giving rise to such cancellation or termination and such Holder shall have failed to cure such default (i) within the cure period available to Landlord under this Lease or (ii) within thirty (30) days following the date on which possession of the Project is obtained by such Holder, if such act or omission is not capable of being remedied without possession of the Project; provided, however, that if such default is not capable of cure within the relevant thirty (30)-day period, then, provided that such Holder has commenced such cure within the relevant thirty (30)-day period then such period shall be extended so long as such Holder is thereafter diligently pursuing any action necessary to cure such default.

ARTICLE 10.
ENVIRONMENTAL MATTERS

10.1        Hazardous Materials Prohibited.  Tenant shall not cause or permit any Hazardous Material (as defined in Section 10.2 below) to be brought, kept, used, generated, released or disposed in, on, under or about the Premises or the Project by Tenant, its agents, employees, contractors or invitees; provided, however, that Tenant may use, store and dispose of, in accordance with applicable Laws (as defined in Section 10.2 below) limited quantities of standard office and janitorial supplies, but only to the extent reasonably necessary for Tenant’s operations in the Premises.  Tenant hereby indemnifies Landlord from and against any breach by Tenant of the obligations stated in the preceding sentence, and hereby agrees to defend and hold Landlord harmless from and against any all claims, liability, losses, damages, costs and/or expenses (including, without limitation, diminution in value of the Project, damages for the loss or restriction on use of rentable space in the Project, damages arising from any adverse impact on marketing of space in the Project, and sums paid in settlement of claims, fines, penalties, attorneys’ fees, consultants’ fees and experts’ fees) which arise during or after the Term as a result of such breach.  This indemnification of Landlord by Tenant includes, without limitation, death of or injury to person, damage to any property or the environment or natural resources and costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of any Hazardous Material present in, on, under or about the Premises or the Project (including soil and ground water contamination) which results from such a breach.  Without limiting the foregoing, if the presence of any Hazardous Material in, on, under or about the Premises or the Project caused or permitted by Tenant results in contamination of any part of the Project, Tenant shall promptly take all actions at its sole expense as are necessary to return the same to the condition existing prior to the introduction of such Hazardous Material; provided that Landlord’s approval of such actions, and the contractors to be used by Tenant in connection therewith, shall first be obtained.  This indemnification of Landlord by Tenant shall survive the expiration or sooner termination of this Lease.

10.2        Definition of Hazardous Material.  As used in this Lease, the term “Hazardous Material” means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government.  The term “Hazardous Material” includes, without limitation, any substance, material or waste which is (i) defined as a “hazardous material” or similar term under the laws of the jurisdiction where the Project is located including without limitation California Health and Safety Code Section 25260(d); (ii) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1321); (iii) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. (42 U.S.C. Section 6903); (iv) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. (42 U.S.C. Section 9601); (v) hydrocarbons, petroleum, gasoline, crude oil or any products, by-products or fractions thereof; (vi) asbestos in any form or condition; or (vii) listed pursuant to California Health and Safety Code Section 25249.8 as a chemical known to the State of California to cause cancer or reproductive toxicity.  As used in this Article 10, the term “Laws” means any applicable federal, state or local laws, ordinances, rules or regulations relating to any Hazardous Material affecting the Project, including, without limitation, the specific laws, ordinances and regulations referred to in this Section 10.2 above.  References to specific Laws shall also be references to any amendments thereto and to any applicable successor Laws.

10.3        Limitations on Assignment and Subletting.  It shall not be unreasonable for Landlord to withhold its consent to any proposed assignment or subletting of the Premises if the proposed transferee’s anticipated use of the Premises involves the generation, storage, use, treatment, or disposal of Hazardous Material (excluding standard office and janitorial supplies in limited quantities as hereinabove provided).

10.4        Right of Entry.  Landlord, its employees, agents and consultants, shall have the right to enter the Premises at any time, in case of an emergency, and otherwise during reasonable hours and upon at least five (5) business days written notice to Tenant, in order to conduct periodic environmental inspections and tests to determine whether any Hazardous Materials are present.  The costs and expenses of such inspections shall be paid by Landlord unless a default or breach by Tenant of this Article 10 or contamination caused or permitted by Tenant is found to exist.  In such event, Tenant shall reimburse Landlord upon demand, as Additional Rent, for the costs and expenses of such inspections.

10.5        Notice to Landlord.  Tenant shall immediately notify Landlord in writing of: (i) any enforcement, clean-up, removal or other governmental or regulatory action instituted or threatened regarding the Premises or the Project pursuant to any Laws; (ii) any claim made or threatened by any person against Tenant or the Premises relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Material; and (iii) any reports made to or received from any governmental agency arising out of or in connection with any Hazardous Material in or removed from the Premises or the Project, including any complaints, notices, warnings or asserted violations in connection therewith.  Tenant shall also supply to Landlord as promptly as possible, and in any event within three (3) business days after Tenant first receives or sends the same from or to a governmental entity, copies of all claims, reports, complaints, notices, warnings, asserted violations or other communications relating in any way to Hazardous Materials at, or a violation of any Laws with respect to, the Premises or Tenant’s use thereof.

10.6        Landlord Representation.  To the best knowledge of Landlord, (a) no Hazardous Material is present on the Project in violation of applicable law, or present in the soil, surface water or groundwater thereof, (b) no underground storage tanks are present on the Project, and (c) no action, proceeding or claim is pending or threatened regarding the Project concerning any Hazardous Material or pursuant to any environmental law.

10.7        Exculpation.  Under no circumstance shall Tenant be liable for any Hazardous Material present at any time on or about the Project, or the soil, air, improvements, groundwater or surface water thereof, or the violation of any laws, orders or regulations, relating to any such Hazardous Material, except to the extent of Hazardous Materials brought, kept, used, generated, stored, released or disposed of in, on, under or about the Premises or the Project by Tenant, its agents, employees, contractors or invitees.

ARTICLE 11.
INSURANCE, INDEMNITY

11.1        Tenant’s Liability Insurance.  Tenant (with respect to both the Premises and the Project) shall secure and maintain, at its own expense, at all times during the Term, a policy or policies of commercial general liability insurance with the premiums thereon fully paid in advance, protecting Tenant and naming Landlord, any Holders or ground lessors on the Project, and Landlord’s representatives (which term, whenever used in this Article 11, shall be deemed to include Landlord’s asset manager, Bay West Group, Bay West Showplace Investors LLC, Landlord’s partners, any subsidiary or affiliate of Landlord and the officers, directors, shareholders, partners, employees, managers, independent contractors and agents of any of the foregoing) as additional insureds against claims for bodily injury, personal injury and property damage (including attorneys’ fees) based upon, involving or arising directly or indirectly out of Tenant’s or its agents, employees, contractors, subcontractors, invitees, subtenants or licensees’ operations, assumed liabilities or Tenant’s use, occupancy or maintenance of the Premises and the Project.  Such insurance shall provide for a minimum amount of Three Million Dollars ($3,000,000.00) for property damage or injury to or death of one or more than one person in any one accident or occurrence, with an annual aggregate limit of at least Five Million Dollars ($5,000,000.00), which insurance may be provided in a combination of primary and excess limits.  The coverage required to be carried shall include fire legal liability, blanket contractual liability, personal injury liability, broad form property damage liability, products liability and completed operations coverage (as well as owned, non-owned and hired automobile liability if an exposure exists) and the policy shall contain an exception to any pollution exclusion should bodily injury or property damage arise out of heat, smoke or fumes from a hostile fire.  The foregoing policies carried by Tenant shall be primary to any other insurance maintained by Landlord.  Such insurance shall be written on an occurrence basis and contain a separation of insureds provision or cross-liability endorsement acceptable to Landlord.  Tenant shall provide Landlord with a certificate evidencing such insurance coverage prior to the Commencement Date.  Not more frequently than every two (2) years during the Extension Period or during any other extension of the term of this Lease, if, in the opinion of any Holder (as defined in Section 9.1) or of the insurance broker retained by Landlord, the amount of liability insurance coverage at that time is not adequate, then Tenant shall increase its liability insurance coverage as required by either any mortgagee of Landlord or Landlord’s insurance broker, provided such increased amount shall not materially exceed the greater of (a) those amounts normally required for comparable buildings in the geographic area of the Project or (b) those amounts required to provide Landlord with the same relative protection as the amounts set forth above as of the date of this Lease.  Tenant shall, at Tenant’s expense, comply with (i) all insurance company requirements pertaining to the use of the Premises and (ii) all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and any similar body.

11.2        Tenant’s Additional Insurance Requirements.

(a)           Tenant shall secure and maintain, at Tenant’s expense, at all times during the Term, a policy of physical damage insurance on all of Tenant’s fixtures, furnishings, equipment, machinery, merchandise and personal property in the Premises and on any alterations, additions or improvements made by or for Tenant upon the Premises, all for the full replacement cost thereof without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance.  Such insurance shall insure against those risks customarily covered in a policy of property insurance in so called “Special Form” or “Special Perils” form covering physical loss or damage.  Tenant shall use the proceeds from such insurance for the restoration of the alterations, additions or improvements made by or for Tenant to the Premises, including, without limitation, the Tenant Improvements.  In addition, Tenant shall secure and maintain, at all times during the Term, business interruption and extra expense insurance in such amounts as will substantially support the payment of annual rent under this Lease (not to exceed $2,500,000.00), to the extent an interruption is attributable to any perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or to the Building as a result of such perils; such insurance shall be maintained with Tenant’s property insurance carrier.  Further, Tenant shall secure and maintain at all times during the Term workers’ compensation insurance in such amounts as are required by law, employer’s liability insurance in the amount of not less than One Million Dollars ($1,000,000.00) per occurrence, and all such other insurance as may be required by applicable law. Tenant shall provide Landlord with certificates of all such insurance prior to the Commencement Date.  The property insurance certificate shall confirm that the waiver of subrogation required to be obtained pursuant to Section 11.5 is permitted by the insurer.  Tenant shall, at least thirty (30) days prior to the expiration of any policy of insurance required to be maintained by Tenant under this Lease, furnish Landlord with an “insurance binder” or other satisfactory evidence of renewal thereof.

(b)           In the event Tenant makes any alterations, additions or improvements to the Premises, prior to commencing any work in the Premises, Tenant shall secure “builder’s all risk” insurance which shall be maintained throughout the course of construction.  Such policy shall be an all risk builder’s risk completed value form, in an amount reasonably approved by Landlord, in all events not less than the total contract price for the construction of such alterations, additions or improvements and covering the construction of such alterations, additions or improvements, and such other insurance as Landlord may require, it being understood and agreed that all of such alterations, additions or improvements shall be insured by Tenant pursuant to Section 11.2(a) immediately upon completion thereof.  Tenant shall promptly provide Landlord with a certificate evidencing such insurance coverage.

(c)           All policies required to be carried by Tenant under this Lease shall be issued by and binding upon a reputable insurance company of good financial standing licensed to do business in the State of California with a rating of at least A:VII, or such other rating as may be required by any Holder, as set forth in the most current issue of “Best’s Insurance Reports.”  Tenant shall not do or permit anything to be done that would invalidate the insurance policies referred to in this Article 11.  Evidence of insurance provided to Landlord shall include an endorsement showing that Landlord, its representatives and any Holders or ground lessors on the Project, are included as additional insureds with respect to the commercial general liability insurance and a loss payee with respect to the property coverage with respect to Landlord’s interest therein, and an endorsement whereby the insurer agrees to endeavor to provide at least ten (10) days prior written notice of cancellation to Landlord and any mortgagee of Landlord named as an additional insured or loss payee.

(d)           In the event that Tenant fails to provide evidence of insurance required to be provided by Tenant under this Lease, prior to commencement of the Term, and thereafter during the Term, within ten (10) days following Landlord’s request therefor, and ten (10) days prior to the expiration date of any such coverage, Landlord shall be authorized (but not required) to procure such coverage in the amounts stated with all costs thereof (plus a ten percent (10%) administrative fee) to be chargeable to Tenant and payable upon written invoice therefor, which amounts shall be deemed Additional Rent hereunder.

(e)           The minimum limits of insurance required by this Lease, or as carried by Tenant, shall not limit the liability of Tenant nor relieve Tenant of any obligation hereunder.

11.3        Landlord Insurance.  During the Term of this Lease Landlord shall maintain property insurance in so called “Special Form” or “Special Perils” form covering the Project (but excluding the Tenant Improvements and alterations made by or for Tenant) for the full replacement cost thereof, excluding footings, foundations and below-grade improvements, with a deductible provision, if any, that does not materially exceed that which prudent, efficient operators of first class low rise office buildings in the downtown San Francisco would carry from time to time in the exercise of reasonable business judgment.

11.4        Indemnity and Exoneration.

(a)           Landlord and Landlord’s agents and employees shall not be liable to Tenant, nor to Tenant’s employees, agents, contractors, subcontractors, invitees, subtenants or licensees (each, a “Tenant Party”), nor to any other person whomsoever, for any injury to person or damage to property caused by: (a) the Premises or other portions of the Project becoming out of repair, (b) any defect or failure of any structural element of the Premises or of any equipment, pipes or wiring, or broken glass; (c) the backing up of drains, (d) gas, water, steam, electricity, or oil leaking, escaping or flowing into the Premises; or (e) the acts or omissions of other tenants of the Building or of any other persons whomsoever, excepting only loss or damage to the extent caused by the gross negligence or willful misconduct of Landlord or its agents or contractors. Further, Landlord shall not be liable to Tenant, any Tenant Party, or to any other person whomsoever, for any injury to person or damage to property on or about the Premises or the Common Area caused by: (i) the negligence or misconduct of Tenant, any Tenant Party, or any other person entering the Building under express or implied invitation of Tenant (with the exception of invitees in the Common Area), (ii) arising out of the use of the Premises and the conduct of its business therein or parking spaces leased hereunder by Tenant, or (iii) arising out of any breach or default by Tenant in the performance of its obligations under this Lease.  Under no circumstances will Landlord ever be liable to Tenant for consequential damages or lost profits.  Landlord shall not be held responsible in any way on account of any construction, repair or reconstruction (including widening) of any private or public roadways, walkways or utility lines.  Tenant’s assumption of risk of damage under this Section 11.3(a) is a material part of the consideration to Landlord for this Lease.

(b)           Except to the extent caused by the negligence of willful misconduct of Landlord or its agents or contractors, Tenant shall indemnify, defend and hold harmless Landlord, Landlord’s asset manager, Bay West Group, Bay West Showplace Investors LLC, Landlord’s partners, any subsidiary or affiliate of Landlord and the officers, directors, shareholders, partners, employees, managers, independent contractors, attorneys and agents of any of the foregoing (collectively, the “Indemnitees”) from and against any and all claims, demands, causes of action, judgments, costs and expenses, and all losses and damages (including consequential and punitive damages) arising from: (i) Tenant’s use or occupancy of the Premises and the parking spaces leased hereunder; (ii) the conduct of its business or from any activity, work, or other acts or things done, permitted or suffered by Tenant in or about the Premises or the Project; (iii) any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease; (iv) arising from any act, omission or negligence or willful or criminal misconduct of Tenant or any Tenant Party; and (v) all costs, attorneys’ fees and disbursements, and liabilities incurred in the defense of any such claim or any action or proceeding which may be brought against, out of or in any way related to this Lease. Upon notice from Landlord, Tenant shall defend any such claim, demand, cause of action or suit at Tenant’s expense by counsel reasonably satisfactory to Landlord.  Except to the extent caused by the negligence or willful misconduct of Tenant or its agents or contractors or a breach of Tenant’s obligations under the Lease, Landlord shall indemnify, defend and hold harmless Tenant and the officers, directors, shareholders, partners, employees, managers, independent contractors, attorneys and agents of Tenant from and against any and all claims, demands, causes of action, judgments, costs and expenses, and all losses and damages (including punitive damages) (i) to the extent arising from arising from any negligence or willful or criminal misconduct of Landlord or its agents or contractors; and (ii) all costs, attorneys’ fees and disbursements, and liabilities incurred in the defense of any such claim. Upon notice from Tenant, Landlord shall defend any such claim, demand, cause of action or suit at Landlord’s expense by counsel reasonably satisfactory to Tenant.  Notwithstanding anything to the contrary set forth in this Section 11.4, in no event shall Landlord be liable for any consequential damages, or for loss of or damage to artwork, currency, jewelry, bullion, securities or other property in the Premises, not in the nature of ordinary fixtures, furnishings, equipment and other property used in general business office activities and functions.

(c)           Tenant shall indemnify, protect, defend and hold Landlord and its representatives, harmless of and from any and all claims, liability, costs, penalties, fines, damages, injury, judgments, forfeiture, losses or expenses (including without limitation attorneys’ fees, consultant fees, testing and investigation fees, expert fees and court costs) arising out of or in any way related to or resulting directly or indirectly from work or labor performed, materials or supplies furnished to or at the request of Tenant or in connection with obligations incurred by or performance of any work done for the account of Tenant in the Premises or the Project.

(d)           The provisions of this Section 11.3 shall survive the expiration or sooner termination of this Lease.

11.5        Waiver of Subrogation.  Notwithstanding anything to the contrary in this Lease, Landlord and Tenant each hereby waive all rights of recovery against the other on account of loss and damage occasioned to such waiving party for its property or the property of others under its control to the extent that such loss or damage is required to be or is actually insured against hereunder.  Tenant and Landlord shall, upon obtaining policies of insurance required hereunder, give notice to the insurance carrier that the foregoing mutual waiver of subrogation is contained in this Lease and Tenant and Landlord shall cause each insurance policy obtained by such party to provide that the insurance company waives all right of recovery by way of subrogation against either Landlord or Tenant in connection with any damage covered by such policy.

ARTICLE 12.
CONDEMNATION

12.1        Condemnation.  If the Premises or any portion thereof are taken under the power of eminent domain or sold under the threat of the exercise of such power (all of which are referred to herein as “condemnation”), this Lease shall terminate as to the part so taken as of the date the condemning authority takes title or possession, whichever first occurs (the “date of taking”).  If the Premises or any portion of the Project is taken by condemnation to such an extent as to render the Premises or more than fifteen percent (15%) thereof untenantable or uneconomical for Tenant’s business, this Lease shall, at the option of either party to be exercised in writing within thirty (30) days after receipt of written notice of such taking, forthwith cease and terminate as of the date of taking.  All proceeds from any condemnation of the Premises shall belong to and be paid to Landlord, subject to the rights of any holder of any Security Device(s) on the Project; provided that Tenant shall be entitled to any compensation separately awarded to Tenant for Tenant’s relocation expenses or loss of Tenant’s trade fixtures and the unamortized cost of alterations and improvements paid for by Tenant (including, without limitation, a share of the cost of the Tenant Improvements).  If this Lease continues in effect after the date of taking pursuant to the provisions of this Section 12.1, Landlord shall proceed with reasonable diligence to repair, at its expense, the remaining parts of the Project and the Premises (other than that portion of the Tenant Improvements paid for by Tenant) to substantially their former condition to the extent that the same is feasible (subject to reasonable changes which Landlord shall deem desirable) and so as to constitute a complete and tenantable Project and Premises.  Rent shall abate to the extent appropriate during the period of restoration, and Rent shall thereafter be equitably adjusted according to the remaining Rentable Area of the Premises and the Building.  The rights contained in this Article 18 shall be Tenant’s sole and exclusive remedy in the event of a taking or condemnation. Each party waives the provisions of Sections 1265.130 and 1265.150 of the California Code of Civil Procedure and the provisions of any successor or other law of like import.

12.2        Landlord Termination Rights.  Notwithstanding anything to the contrary, Landlord may terminate this Lease with no further liability to Tenant if (i) fifty percent (50%) or more of the gross leasable area of the Project is taken or (ii) if following any material taking, the Holder elects to require Landlord to apply all or a material portion of such award to the outstanding indebtedness.

ARTICLE 13.
DAMAGE OR DESTRUCTION

13.1        Premises Damaged; Landlord Repair Obligations.  In the event of a fire or other casualty in the Premises, Tenant shall immediately give notice thereof to Landlord and the provisions of this Article 13 shall apply.  If the damage is limited solely to the Premises, Landlord shall promptly give Tenant notice of Landlord’s reasonable estimate of the time required to make the required repairs (the “Premises Repair Estimate”). If the Lease is not

terminated by Landlord or Tenant pursuant to this Article 13, then Landlord shall be obligated to rebuild the same to substantially their former condition to the extent that the same is feasible (subject to reasonable changes which Landlord shall deem desirable (provided such changes do not have a material adverse impact on Tenant’s use or enjoyment of the Premises) and such changes as may be required by applicable law) and shall proceed with reasonable diligence to do so and this Lease shall remain in full force and effect.  Notwithstanding anything to the contrary in this Article 13, Landlord shall not be required to repair or replace any of Tenant’s furniture, fixtures, equipment, or any other improvements to the Premises, including, without limitation, the Tenant Improvements.

13.2        Project Damaged; Landlord Repair Obligations.  If portions of the Project outside the boundaries of the Premises are damaged or destroyed (whether or not the Premises are also damaged or destroyed), Landlord shall promptly give Tenant notice of Landlord’s reasonable estimate of the time required to make required repairs (the “Project Repair Estimate”). If the Lease is not terminated by Landlord or Tenant pursuant to this Article 13, then Landlord shall be obligated to rebuild the same to substantially their former condition to the extent that the same is feasible (subject to reasonable changes which Landlord shall deem desirable (provided such changes do not have a material adverse impact on Tenant’s use or enjoyment of the Premises) and such changes as may be required by applicable law) and shall proceed with reasonable diligence to do so and this Lease shall remain in full force and effect.

13.3        Damage During Last Twelve Months of Term.  Notwithstanding anything to the contrary contained in Sections 13.1 or 13.2 above, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Premises or the Project when the completion of the repair damage thereto or to the Project would occur during the last six (6) months of the Term and Tenant has not effectively exercised any option granted to Tenant to extend the Term.  Under such circumstances, Landlord shall promptly notify Tenant of its decision not to rebuild, whereupon the Lease shall terminate as of the date of such notice.

13.4        Extensive Damage; Uninsured Damage; Rights of Landlord and Tenant to Terminate.

(a)           If the Premises Repair Estimate indicates that the damage to the Premises cannot be repaired within twelve (12) months of the date of damage, Tenant may terminate this Lease within thirty (30) days after the date of such the Premises Repair Estimate, such termination notice to be immediately effective. If the Project Repair Estimate indicates that the damage to the Project cannot be repaired within twelve (12) months of the date of damage, and that portion of the Project damaged is required for Tenant’s use and enjoyment of the Premises, Tenant may terminate this Lease within thirty (30) days after the date of such the Premises Repair Estimate, such termination notice to be immediately effective.  If the Premises Repair Estimate or the Project Repair Estimate indicates that the damage to the Premises or the Project cannot be repaired within twelve (12) months of the date of damage, Landlord may terminate this Lease within thirty (30) days after the date of such the Premises Repair Estimate or Project Repair Estimate, as applicable, such termination notice to be immediately effective, provided that Landlord shall not terminate this Lease unless (i) Landlord is also terminating the leases of all similarly affected tenants, and (ii) either (A) more than twenty-five percent (25%) of the total leaseable area of the Building is damaged or destroyed, or (B) structural portions of the Premises or of the Building are damaged, the estimated cost of repair which exceeds twenty percent (20%) of the then estimated replacement cost of the Building.

(b)           Further, notwithstanding anything to the contrary in this Article 13 but subject to the following provisions of this Section 13.4(b), Landlord shall have no obligation to repair or restore the Premises or the Project except to the extent that insurance proceeds are made available to Landlord sufficient for such purpose and for all other restoration and repair purposes (taking into account the deductible portion of such loss for which Landlord will be reimbursed by Tenant or other tenants of the Building as an Operating Cost) (or sufficient proceeds would have been made available to Landlord had Landlord carried the insurance which Landlord is required to carry pursuant to the terms of this Lease, in which event for the purposes of this Section 13.1(b) such proceeds shall be deemed to have been made available to Landlord).  If sufficient insurance proceeds are not made available to Landlord (or deemed to have been made available) (taking into account the deductible portion of such loss for which Landlord will be reimbursed by Tenant or other tenants of the Building as an Operating Cost) to repair damage to the Premises or the Project, then the uninsured cost to repair and restore the portions of the Premises and Project for which Landlord is responsible, as reasonably estimated by Landlord’s architect, shall be referred to herein as the “Shortfall”.  If the Shortfall with respect to the Premises and the common areas of the Project necessary for Tenant’s use and enjoyment of the Premises is greater than Two Hundred Fifty Thousand Dollars ($250,000.00) (the

“Premises Shortfall Trigger”) or if the Shortfall with respect to the balance of the Project other than the Premises and the common areas of the Project necessary for Tenant’s use and enjoyment of the Premises is greater than five percent (5%) of the then replacement cost of the Building (the “Non-Premises Shortfall Trigger”), then in either such instance Landlord may elect by written notice to Tenant to terminate this Lease on account thereof, provided that Landlord is also terminating the leases of all similarly affected tenants, in which event Landlord shall provide Tenant with written notice of the estimated Shortfall and of Landlord’s election to terminate this Lease (the “Shortfall Termination Notice”).  If Landlord does not elect to terminate the Lease pursuant to the provisions of this Section 13.4(b), Landlord shall repair and restore the Premises and the common areas of the Project necessary for Tenant’s use and enjoyment of the Premises in accordance with the requirements of Sections 13.1 and 13.2 above.  If Landlord elects to terminate the Lease pursuant to the provisions of this Section 13.4(b), Tenant may at its sole discretion elect, by written notice to Landlord given within twenty (20) days of receipt of the Shortfall Termination Notice, to contribute the toward Landlord’s repair costs sufficient funds (“Tenant’s Contribution”) such that Tenant’ Contribution, together with the insurance proceeds made available to Landlord (if any), are sufficient to reduce Landlord’s uninsured repair cost below the Premises Shortfall Trigger and the Non-Premises Shortfall Trigger.  If Tenant so elects to make Tenant’s Contribution, Landlord shall thereupon repair and restore the Premises and the common areas of the Project necessary for Tenant’s use and enjoyment of the Premises in accordance with the requirements of Sections 13.1 and 13.2 above, Tenant shall pay Landlord Tenant’s Contribution, and this Lease shall continue in full force and effect.

13.5        Rent Abatement.  During any period when Tenant’s use of the Premises is significantly impaired by damage or destruction, Rent shall abate in proportion to the degree to which Tenant’s use of the Premises is impaired until such time as the Premises are made tenantable as reasonably determined by Landlord; provided that no such rental abatement shall be permitted if the casualty is a result of the negligence or willful misconduct of Tenant or Tenant’s employees, agents, contractors or invitees.

13.6        Insurance Proceeds.  The proceeds from any insurance paid by reason of damage to or destruction of the Project or any part thereof insured by Landlord shall belong to and be paid to Landlord, subject to the rights of any holder(s) of any Security Device(s) on the Project.  If this Lease is not terminated pursuant to the provisions of this Article 13, Tenant shall be responsible at its sole cost and expense for the repair, restoration and replacement of its alterations, additions, and improvements (including the Tenant’s Improvements); provided, however, that Landlord shall have the option of requiring Tenant to assign to Landlord (or any party designated by Landlord) some or all of the proceeds payable to Tenant under this Article 13, whereupon Landlord shall be responsible for the repair and restoration of such insured property.  Notwithstanding the foregoing to the contrary, if this Lease is terminated pursuant to the provisions of this Article 13, then that portion of Tenant’s insurance proceeds attributable to the Tenant Improvements shall be payable to Landlord and Tenant in the same proportion as Landlord’s and Tenant’s respective Share of Costs (as defined in the Work Letter), and that portion of Tenant’s insurance proceeds attributable to other improvements constructed by Landlord or funded in whole or in part by an improvement allowance from Landlord shall be payable to Landlord and Tenant in the same proportion as such party funded the cost of such improvement.  Tenant shall use reasonable efforts to collect the insurance proceeds to which it is entitled under the subject casualty insurance policy.

13.7        Waiver.  Landlord’s repair and restoration obligations under this Section 13.7 shall not impair or otherwise affect the rights and obligations of the parties set forth elsewhere in this Lease.  Subject to Section 13.5, Landlord shall not be liable for any inconvenience or annoyance to Tenant, its employees, agents, contractors or invitees, or injury to Tenant’s business resulting in any way from such damage or the repair thereof.  Landlord and Tenant agree that the terms of this Lease shall govern the effect of any damage to or destruction of the Premises or the Project with respect to the termination of this Lease and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to the Lease or any damage or destruction to all or any part of the Premises or the Project.

13.8        No Further Repair Obligations.  If this Lease is terminated pursuant to this Article 13, then provided that Tenant pays over to Landlord the insurance proceeds to which Landlord is entitled pursuant to Section 13.6 above, Tenant shall have no further obligations under this Lease to repair the Tenant Improvements.

ARTICLE 14.
DEFAULT BY TENANT

14.1        Events of Default.  The occurrence of any of the following shall constitute an “Event of Default” on the part of Tenant:

(a)           Tenant shall fail to pay any installment of Rent or any other obligation under this Lease involving the payment of money and such failure shall continue for a period of five (5) days after written notice to Tenant that such amount has become due and payable (any such notice shall be in lieu of, and not in addition to, any notice required under Section 1161 et seq. of the California Code of Civil Procedure) provided the same is served in the manner required under Section 1162 of the California Code of Civil Procedure;

(b)           Tenant shall fail to comply with the provisions of Sections 9.2, 14.1(a) or 23.7 within the notice and cure periods provided therein;

(c)           Tenant shall fail to comply with any other provision of this Lease (other than as specified in 14.1(a) or 14.1(b) above) within the time period provided for such compliance (a “General Default”), and either shall not cure such General Default within fifteen (15) days after written notice thereof to Tenant (or if the General Default can be cured but cannot by its nature be cured within the 15 day period, if Tenant fails to commence to cure such General Default within the 15 day period and thereafter diligently prosecute such cure to completion); provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under Section 1161 et seq. of the California Code of Civil Procedure provided the same is served in the manner required under Section 1162 of the California Code of Civil Procedure;

(d)           Tenant shall abandon the Premises;

(e)           Any general assignment by Tenant for the benefit of creditors;

(f)            The filing of any voluntary petition in bankruptcy by Tenant, or the filing of an involuntary petition against Tenant, which involuntary petition remains undischarged for a period of sixty (60) days.  In the event that under applicable law the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, within such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant’s obligations under this Lease;

(g)           The appointment of a trustee or receiver to take possession of all or substantially all of Tenant’s assets or the Premises, where possession is not restored to Tenant within thirty (30) days;

(h)           The attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets or the Premises, if such attachment or other seizure remains undismissed or undischarged for a period of thirty (30) days after the levy thereof;

(i)            The admission by Tenant in writing of its inability to pay its debts as they become due; the filing by Tenant of a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future bankruptcy or similar statute, law or regulation; the filing by Tenant of an answer admitting or failing timely to contest a material allegation of a petition filed against Tenant in any such proceeding; or, if within sixty (60) days after the commencement of any proceeding against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed;

(j)            If the performance of Tenant’s obligations under this Lease is at any time during the Term guaranteed: (i) the death of a guarantor; (ii) the termination of a guarantor’s liability with respect to this Lease other than in accordance with the terms of such guaranty; (iii) a guarantor’s becoming insolvent or the subject of a bankruptcy filing; (iv) a guarantor’s refusal to honor the guaranty; or (v) a guarantor’s breach of its guaranty obligation on an anticipatory breach basis, and Tenant’s failure, within thirty (30) days following written notice by or on behalf of Landlord to Tenant of any such event, to provide Landlord with written alternative assurance or security, which, when coupled with the then existing resources of Tenant, equals or exceeds the combined financial resources of Tenant and the guarantor(s) that existed at the time of execution of this Lease;

(k)           If Tenant under this Lease is at any time during the Term is a partnership or consists of more than one (1) person or entity, if any partner of the partnership or any person or entity constituting Tenant is involved in any of the events or acts described in Sections 14.1(d) through (h); or

(l)            The discovery by Landlord that any material representation, warranty or financial statement given to Landlord by Tenant under this Lease was materially and knowingly false when made.

14.2        Remedies Upon Default.  Upon an Event of Default, Landlord shall have the following remedies:

(a)           If an Event of Default occurs, Landlord shall have the right, with or without notice or demand, immediately (after expiration of any applicable grace period specified herein) to terminate this Lease, and at any time thereafter recover possession of the Premises or any part thereof (as well as the parking spaces leased by Tenant) and expel and remove therefrom Tenant and any other person occupying the same, by any lawful means, and again repossess and enjoy the Premises without prejudice to any of the remedies that Landlord may have under this Lease, or at law or in equity by reason of Tenant’s default or by reason of such termination.

(b)           Even though Tenant has breached this Lease and/or abandoned the Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession under Section 14.2(a), and Landlord may enforce all of its rights and remedies under this Lease, including (but without limitation) the right to recover Rent as it becomes due, and Landlord, without terminating this Lease, may exercise all of the rights and remedies of a landlord under Section 1951.4 of the Civil Code of the State of California or any amended or successor code section.  Acts of maintenance or preservation, efforts to relet the Premises or the appointment of a receiver upon application of Landlord to protect Landlord’s interest under this Lease shall not constitute an election to terminate Tenant’s right to possession.  If, to the extent permitted by law, Landlord elects to relet the Premises for the account of Tenant, the rent received by Landlord from such reletting shall be applied as follows: first, to the payment of any costs of such reletting; second, to the payment of the cost of any alterations or repairs to the Premises; third, to the payment of Rent due and unpaid hereunder; and the balance, if any, shall be held by Landlord and applied in payment of future Rent as it becomes due.  If that portion of rent received from the reletting which is applied against the Rent due hereunder is less than the amount of the Rent due, Tenant shall pay the deficiency to Landlord promptly upon demand by Landlord.  Such deficiency shall be calculated and paid monthly.  Tenant shall also pay to Landlord, as soon as determined, any costs and expenses incurred by Landlord in connection with such reletting or in making alterations and repairs to the Premises, which are not covered by the rent received from the reletting.

(c)           Should Landlord terminate this Lease pursuant to the provisions of Section 14.2(a), Landlord shall have all the rights and remedies of a landlord provided by Section 1951.2 of the Civil Code of the State of California or any amended or successor code section.  Upon such termination, in addition to any other rights and remedies to which Landlord may be entitled under applicable law, Landlord shall be entitled to recover from Tenant:  (i) the worth at the time of award of the unpaid Rent and other amounts which had been earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; (iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom.  The “worth at the time of award” of the amounts referred to in clauses (i) and (ii) shall be computed with interest at the lesser of ten percent (10%) per annum or the maximum rate then allowed by law.  The “worth at the time of award” of the amount referred to in clause (iii) shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one percent (1%).

14.3        Computation of Rent for Purposes of Default.  For purposes of computing unpaid Rent which would have accrued and become payable under this Lease, unpaid Rent shall consist of the sum of: (1) the total Base Rent for the balance of the Term, plus (2) a computation of Tenant’s Proportionate Share of Increased Operating Cost and Real Estate Taxes for the balance of the Term, the assumed amount for the calendar year of the default and each future calendar year in the Term to be equal to Tenant’s Proportionate Share of Increased Operating Cost and Real Estate Taxes for the calendar year immediately prior to the year in which default occurs, compounded at a per annum rate equal to the mean average rate of inflation for the preceding five (5) calendar years as determined by the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index (All Urban Consumers, all items (1982-84 = 100)) for the metropolitan area in which the Project is located.  If such Index is discontinued or revised, the average rate of inflation shall be determined by reference to the index designated as the successor or substitute index by the government of the United States.

14.4        Landlord’s Right to Perform.  Notwithstanding anything to the contrary set forth elsewhere in this Lease, in the event Tenant fails to perform any affirmative duty or obligation of Tenant under this Lease, then, after the expiration of any applicable grace or cure period (unless waiting for such period to expire would jeopardize the health, safety or quiet enjoyment of the Building by its tenants and occupants or cause further damage or loss to Landlord or the Project, as reasonably determined by Landlord, or result in any violation (or continuance of any violation) of any legal requirement) Landlord may after written notice to Tenant (and without notice in case of an emergency) (but shall not be obligated to) perform such duty or obligation on Tenant’s behalf, including, without limitation, the obtaining of insurance policies or governmental licenses, permits or approvals.  Tenant shall reimburse Landlord upon demand for the costs and expenses of any such performance (including penalties, interest and attorneys’ fees incurred in connection therewith).  Such costs and expenses incurred by Landlord shall be deemed Additional Rent hereunder.

14.5        Remedies Cumulative.  All rights, privileges and elections or remedies of Landlord are cumulative and not alternative with all other rights and remedies at law or in equity to the fullest extent permitted by law.

14.6        Waiver.  Tenant waives any right of redemption or relief from forfeiture under California Civil Code Section 3275 and California Code of Civil Procedure Sections 1174 and 1179, or under any other present or future law in the event Tenant is evicted and Landlord takes possession of the Premises by reason of a default.

14.7        Repeated Defaults.  If Tenant shall cure a General Default (as defined in Section 14.1(c) above) within the time period provided for such cure pursuant to Section 14.1(c) above, but shall again fail to comply with the same provision of this Lease within three (3) months after Landlord’s written notice of the original default, then in addition to any of Landlord’s rights under this Lease in connection with such subsequent General Default, Tenant shall pay Landlord the sum of Two Thousand Five Hundred Dollars ($2,500.00) within five (5) business days of Landlord’s demand therefor, which Tenant agrees is reasonable compensation for Landlord’s agreement hereunder to provide Tenant with the opportunity to cure repetitive General Defaults of the same provision of this Lease, rather than to provide that any subsequent General Default is an Event of Default immediately and without further opportunity to cure.

ARTICLE 15.
SURRENDER; HOLDING OVER

15.1        Surrender.  Subject to the provisions of Article 8 hereof, on the Expiration Date (or earlier termination of this Lease), Tenant shall quit and surrender possession of the Premises to Landlord in as good order and condition as they were in on the Commencement Date, reasonable wear and tear, taking by condemnation and repairs which are Landlord’s responsibility excepted, and damage from casualty to improvements other than the Tenant Improvements and other improvements paid for from allowances provided by Landlord excepted.  Reasonable wear and tear shall not include any damage or deterioration that would have been prevented by good maintenance practice or by Tenant performing all of its obligations under this Lease.  Tenant shall, without cost to Landlord, remove all furniture, equipment, trade fixtures, debris and articles of personal property owned by Tenant in the Premises, and shall repair any damage to the Project resulting from such removal.  Any such property not removed by Tenant by the Expiration Date (or earlier termination of this Lease) shall be considered abandoned, and Landlord may remove any or all of such items and dispose of same in any lawful manner or store same in a public warehouse or elsewhere for the account and at the expense and risk of Tenant.  If Tenant shall fail to pay the cost of storing any such property after storage for thirty (30) days or more, Landlord may sell any or all of such property at public or private sale, in such manner and at such times and places as Landlord may deem proper, without notice to or demand upon Tenant.  Landlord shall apply the proceeds of any such sale as follows: first, to the costs of such sale; second, to the costs of storing any such property; third, to the payment of any other sums of money which may then or thereafter be due to Landlord from Tenant under any of the terms of this Lease; and fourth, the balance, if any, to Tenant.  If Tenant did not elect pursuant to the Work Letter to cause Landlord to demolish the second floor server room, then at the termination or earlier expiration of the Lease Tenant shall surrender to Landlord the equipment which was located in such room immediately prior to the commencement of construction of the Tenant Improvements.

15.2        Holding Over.  If Tenant holds over after expiration or termination of this Lease without the written consent of Landlord, then for each month or any part thereof of any such hold-over period Tenant shall pay Landlord 150% of the greater of (i) fair market base rent for the Premises, as reasonably determined by Landlord, or (ii) Base Rent which Tenant was obligated to pay for the month immediately preceding the end of the Term, together with such other amounts as may become due hereunder.  No holding over by Tenant after the Term shall operate to extend the Term.  In the event of any unauthorized holding over, Tenant shall indemnify, defend and hold Landlord harmless from and against all claims, demands, liabilities, losses, costs, expenses (including attorneys’ fees), injury and damages incurred by Landlord as a result of Tenant’s delay in vacating the Premises, including but not limited to any loss, cost or damages claimed by any prospective tenant of the Premises.

ARTICLE 16.
ENTRY BY LANDLORD

16.1        Landlord Entry.  Landlord reserves and shall at all reasonable times have the right to enter the Premises, upon at least one (1) business day’s advance notice (provided that no advance notice need be given if an emergency necessitates an immediate entry or prior to entry to provide routine janitorial services), to inspect the same, to supply any service to be provided by Landlord to Tenant under this Lease, to show the Premises to prospective purchasers, mortgagees or (during the last twelve (12) months of the Term or in connection with Landlord’s rights under Article 7 or 14) tenants, and to alter, improve or repair the Premises and any portion of the Project, without abatement of rent, and may for that purpose erect, use and maintain scaffolding, pipes, conduits and other necessary structures and open any wall, ceiling or floor in and through the Project and Premises where reasonably required by the character of the work to be performed, provided access to the Premises shall not be materially impaired, and further provided that the business of Tenant shall not be interfered with unreasonably.  Such entries shall be subject to Tenant’s reasonable security measures.

16.2        Keys.  For each of the purposes set forth in Section 16.1. above, Landlord shall at all times have and retain a key with which to unlock all of the doors in the Premises, excluding Tenant’s vaults and safes or special security areas (designated in advance), and Landlord shall have the right to use any and all means which Landlord may deem proper to open said doors in an emergency to obtain entry to any portion of the Premises.  As to any portion to which access cannot be had by means of a key or keys in Landlord’s possession, Landlord is authorized to gain access by such means as Landlord shall elect and the cost of repairing any damage occurring in doing so shall be borne by Tenant and paid to Landlord as additional rent upon demand.

16.3        Waiver.  Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned by any action of Landlord authorized by this Article 16.

ARTICLE 17.
EMERGENCY GENERATOR EQUIPMENT

17.1        Right to Use Building Generator.  Provided that Tenant leases a minimum of 75,000 square feet of space in the Building, Tenant shall have the right, at Tenant’s sole cost and expense, to connect the Premises to the Building’s emergency generator for the purpose of supplying emergency power to the Premises in the event of a power outage.  Tenant’s allocated share of power from the emergency generator shall be 60,000 watts. Tenant shall not at any time use more than 60,000 watts of electricity from the generator, or in the event of a change in laws regulating emergency generator use, such lower amount as shall be legally permissible from time to time, and shall not sell electrical power or use the generator equipment to provide electrical power or services to any other party.  The method of connection to the generator shall be as directed by Landlord. Tenant, at Tenant’s sole expense, shall obtain all permits and approvals required in connection with Tenant’s connection to and use of the generator equipment and shall otherwise comply with all legal requirements regarding the installation, construction, operation and maintenance of Tenant’s connections to the generator equipment.   Landlord shall maintain and repair the generator in good working condition and upon Tenant’s written request from time to time, Landlord shall update Tenant as to the condition of the generator and shall provide Tenant with copies of the maintenance records for the generator.  In no event will Landlord be liable to Tenant for any loss or damage (including, without limitation, consequential damages for loss of business or income) incurred by Tenant as a result of the failure of the emergency generator or associated wiring to operate during an electrical failure in the Building, it being understood that Landlord’s obligation hereunder is limited to permitting Tenant to connect to the emergency generator and allowing Tenant to draw power from the generator if the power is available and the generator and associated wiring is working properly.  Tenant agrees to indemnify, defend and hold harmless Landlord and the other Indemnitees from and against any and all claims which result from or arise out of the installation, operation, existence, maintenance, repair, removal, replacement or relocation of Tenant’s generator equipment, whether occurring on the generator site, conduit areas or any other place within or without the Building.

17.2        Cost of Operation.  If the electricity to the Building is interrupted and the emergency generator is activated, Tenant shall reimburse Landlord, on demand, for Tenant’s equitable share (as reasonably determined by Landlord based on Tenant’s use or non-use thereof) of (i) the cost of the fuel used by the generator while the generator was in operation and (ii) any additional costs incurred by Landlord in operating and maintaining the emergency generator while the electricity was out.

17.3        Landlord Right to Suspend Operations.  If Landlord determines, for safety reasons or any other reason, that the emergency generator should not be used (or, if the emergency generator is already in use, that the generator should be turned off) then Landlord may shut-off the generator and shall not be required to permit Tenant to use the generator.  However, Landlord agrees that it will not prohibit Tenant form using the generator if the generator is in use for the Building systems so long as Tenant’s use of the generator will not adversely affect Landlord’s ability to continue emergency systems in the Building during the electrical failure, provided that Tenant’s rights to use the generator shall be suspended during any period that Tenant is in default in the payment of sums due under the Lease or is material default of any other provision of the Lease, and may terminated in accordance with the provisions of Section 17.5 below.

17.4        Evacuation.  If Landlord closes the Building and calls for its evacuation by means of oral notice to the Premises (which notice may be personal, telephonic, or by means of the Building’s public address system), or suggests by means of oral notice to the Premises (which notice may be personal, telephonic, or by means of the Building’s public address system) that the Building be evacuated for any reason, including because of an electrical failure, and if one or more of any Tenant Parties or other persons acting on behalf of or at the request of Tenant (collectively, “Tenant’s Personnel”) remain in or later enter the Building or the Premises during the evacuation period, then Tenant hereby waives all claims against Landlord and the Indemnitees for any injury incurred by any of Tenant’s Personnel, or injury to property, due in whole or in part to Tenant’s failure to evacuate all of Tenant’s Personnel from the Premises and the Building.  Further, Tenant will hold the Indemnitees harmless from and defend and indemnify them against any and all claims incurred by them as a direct or indirect result of Tenant’s Personnel remaining in the Premises or the Building during such evacuation period.

17.5        Rights Personal; Termination.  The rights granted pursuant to this Article 17 are personal to Tenant and its Affiliate Transferees.  If at any time Tenant leases less than 75,000 feet of Rentable Area in the Building, Landlord shall have the right to terminate Tenant’s rights under this Article 17 upon written notice to Tenant, and Tenant, at Tenant’s sole cost and expense, shall promptly remove Tenant’s connections to the Building generator in a manner approved by Landlord.

ARTICLE 18.
EXPANSION RIGHTS

18.1        Right of First Offer.

(a)           Right of First Offer.  Tenant shall have a right of first offer (the “Right of First Offer”) to lease any increment of space in the Building (each, a “First Offer Increment”), upon any and each occasion that a First Offer Increment becomes “available for lease” during the Term of this Lease.  Upon each occasion that a First Offer Increment becomes available for lease, Landlord shall give Tenant written notice thereof (the “Availability Notice”), which Availability Notice shall specify the available space and availability date or estimated availability date (as applicable, the “Noticed Availability Date”), and the amount of base rent and tenant improvement allowance, if any, that Landlord is prepared to offer in marketing the First Offer Increment for lease, which shall be market terms, as reasonably determined by Landlord.  Landlord and Tenant acknowledge that certain space will be available to lease in the Building as of the Commencement Date, and such space shall be considered “available for lease” only after the expiration of the initial leasing of such space occurring after the Commencement Date.

(b)           Exercise of First Offer Right.  In order for Tenant to exercise its Right of First Offer and lease a First Offer Increment, Tenant shall so notify Landlord in writing (“Tenant’s Election Notice”) within ten (10) business days after the date of the Availability Notice.  Tenant shall have no right to exercise the Right of First Offer with respect to less than the entire increment of space which comprises such First Offer Increment.

(c)           Terms and Conditions.  If Tenant timely exercises Tenant’s Right of First Offer to lease a First Offer Increment as provided above, Landlord and Tenant shall promptly enter into an amendment to this Lease, adding the First Offer Increment to the Premises on all the terms and conditions set forth in the Lease, except that (i) the term of the lease to Tenant of the First Offer Increment shall commence upon the date on which the First Offer Increment is tendered to Tenant and shall continue conterminously with the remaining Term for the Premises (as it may be extended), (ii) Tenant shall take the First Offer Increment in its then “as-is” condition or as otherwise set forth in the Availability Notice, and Landlord shall provide a tenant improvement allowance, if at all, only as set forth in the Availability Notice, (iii) the Base Rent per rentable square foot payable by Tenant for the First Offer Increment shall be equal to the rate at which Landlord was willing to market such space as set forth in the Availability Notice, (iv) there shall be no rent abatement or “free rent” period other than as specified, if at all, in the Availability Notice, (v) Tenant’s Proportionate Share shall be increased appropriately to reflect the addition of the First Offer Increment to the Premises, (vi) Tenant’s Security Deposit shall be increased proportionately to reflect the addition of the First Offer Increment to the Premises, and (vii) this Lease shall otherwise continue in full force and effect.

(d)           Landlord’s Right to Lease to Third Party; Re-offer to Tenant.  If Tenant does not exercise its right to lease the First Offer Increment within ten (10) business days after the date of any Availability Notice given with respect thereto, then Landlord shall have a period (the “Leasing Period”) of twelve (12) months to enter into a lease for such First Offer Increment with any third party on any terms and conditions Landlord desires, provided that if the net effective rent which Landlord is prepared to offer a third party (taking into account all concessions)  is less than ninety percent (90%) of the net effective rent set forth in Landlord’s Offer Notice, Landlord shall not enter into a lease on such terms without re-offering the space to Tenant on pursuant to a revised Availability Notice describing such improved terms, and Tenant shall thereupon have five (5) business days from the date of such re-offer to deliver a Tenant Election Notice to Landlord.  If, as of the end of the Leasing Period, Landlord is in bona fide negotiations with a third party to lease the First Offer Increment, then the Leasing Period shall be extended for the length of time that such bona fide negotiations continue. If Landlord does not enter into a lease with a third party for the First Offer Increment during the Leasing Period, then the provisions of this Section 18.1 shall again apply and Landlord shall give Tenant a new Availability Notice with respect thereto before leasing it to any third party.

(e)           Delivery of First Offer Increment.  If Tenant shall exercise the Right of First Offer, Landlord does not guarantee that the First Offer Increment will be available on the Noticed Availability Date for the lease thereof, if the then existing occupant of the First Offer Increment shall holdover or for any other reason beyond Landlord’s reasonable control. In such event, neither this Lease nor this Right of First Offer shall be void or voidable, but rent with respect to the First Offer Increment shall be abated until Landlord delivers the same to Tenant.  Notwithstanding the foregoing, Landlord shall use commercially reasonable efforts to deliver the First Offer Increment to Tenant as soon as possible following the Noticed Availability Date for the lease thereof, and if for any reason such First Offer Increment is not delivered to Tenant within one hundred twenty (120) days from the Noticed Availability Date, then Tenant shall have the right by written notice to Landlord given at any time prior to such delivery to rescind its exercise of the Right of First Offer with respect to such First Offer Increment.

(f)            Limitation on Tenant’s Right of First Offer. Notwithstanding the foregoing, if on the date of Tenant’s Election Notice, or the date immediately preceding the date the Lease term for the First Offer Increment is to commence (i) there is an uncured Event of Default under this Lease, or (ii) Tenant does not intend to occupy for its own use at least eighty percent (80%) of the First Offer Increment within two (2) years of the Noticed Availability Date, then (in any such event) Tenant shall have no right to lease such First Offer Increment and the Tenant’s Election Notice shall at Landlord’s option be null and void.  If Tenant exercises it right pursuant to Article 19 below to terminate this Lease early with respect to less than the entire Premises, (i) Landlord shall have no obligation to provide an Availability Notice in connection with the availability resulting from Tenant’s termination of the Lease with respect to any Terminated Premises (as defined in Article 19 below) and (ii) Landlord shall have no obligation hereunder to provide an Availability Notice for the three (3) year period commencing on the Early Termination Date (as defined in Article 19 below).

(g)           Option Personal.  Tenant’s Right of First Offer as provided in this Section 18.1 shall be personal to the original Tenant executing this Lease and Affiliate Transferees, and shall not be assignable to any other person under any circumstances, unless Landlord consents to the assignment of such Right of First Offer, which consent may be granted or withheld in Landlord’s sole and absolute discretion.

18.2        Expansion Options.

(a)           Grant of Expansion Options.  Provided, that, either at the time of Tenant’s exercise of any such option or at the time the lease term for the applicable option space is to commence, (1) Tenant is not in default under this Lease (beyond any applicable cure period), and (2) Tenant intends to occupy at least eighty percent (80%) of the space for which Tenant is exercising its option within two (2) years of the date such space is added to the Premises under the Lease, Tenant shall have the following options to lease additional space in the Building:

(i)            Fourth Floor Expansion Option.  Tenant shall have the option to lease the balance of the fourth (4th) floor of the Building not included in the Fourth Floor Premises (the “Fourth Floor Expansion Space”) for a term commencing on a date in December 2010 to be designated by Landlord.  Notwithstanding the foregoing, Tenant acknowledges that the current third party tenant of the Fourth Floor Expansion Space has an option to extend the term of such party’s lease.  If such third party extends the term of its lease of the Fourth Floor Expansion Space, Landlord shall promptly notify Tenant of such exercise and Tenant shall have no further rights to lease such space pursuant to this Section 18.2 until such time as such lease, as extended, expires.

(ii)           Second Floor Expansion Option.  Tenant shall have the option to lease the balance of the second (2nd) floor of the Building not included in the Second Floor Premises (the “Second Floor Expansion Space”) for a term commencing the first day of the Seventh Rent Year.

(b)           Exercise of Expansion Option.  Tenant shall exercise the option to lease the Fourth Floor Expansion Space, if at all, by written notice to Landlord given not later than February 28, 2010, and shall exercise the option to lease the Second Floor Expansion Space by written notice to Landlord given by the last of the third month of the Sixth Rent Year.

(c)           Effect of Late Delivery.  If Tenant timely exercises the option to lease the Fourth Floor Expansion Space or the Second Floor Expansion Space (either such space referred to herein as “Expansion Space”), as applicable, Landlord shall use reasonable efforts to deliver such Expansion Space by the applicable projected delivery date set forth herein or otherwise stated in Landlord’s notice, provided that Tenant agrees that, if Landlord is unable to deliver possession of the Expansion Space on the projected availability date, Landlord shall not be liable for any damage thereby, nor shall Tenant’s lease of such Expansion Space be void or voidable, but rent will not accrue for such Expansion Space until the date Landlord delivers possession of such Expansion Space to Tenant.  Notwithstanding the foregoing, Landlord shall use commercially reasonable efforts to deliver the Expansion Space to Tenant as soon as possible following the projected availability date for the lease thereof, and if for any reason such Expansion Space is not delivered to Tenant within one hundred twenty (120) days from projected availability date for such Expansion Space, then Tenant shall have the right to rescind its exercise of the Expansion Option with respect to such Expansion Space by written notice to Landlord given at any time prior to such delivery.

(d)           Terms and Conditions.  At Tenant’s request, Landlord shall permit Tenant to inspect the Expansion Space prior to the deadline for exercise of the option to lease the Expansion Space, provided that Tenant’s entry and inspection shall be conducted in a manner designed to minimize interference with the operations of any party then occupying the Expansion Space.  If Tenant will lease the Expansion Space pursuant to Section 18.2(a) above, then Landlord and Tenant shall enter into a written amendment of this Lease adding the Expansion Space to the Premises on all of the terms and conditions set forth in this Lease as to the Premises originally demised hereunder, except that (i) Tenant shall take the Expansion Space in its then “as-is” state and condition, (iii) the term of the lease of the Expansion Space shall commence on the date the Expansion Space is delivered to Tenant, (iv) the annual Base Rent payable by Tenant for the Expansion Space shall be the then-Fair Market Annual Rent (as defined in Section 3.2(b) above) for the Expansion Space, and (v) the Base Year for the Expansion Space shall be the calendar year in which the Expansion Space is added to the Premises.  Landlord and Tenant shall endeavor to agree upon the Fair Market Annual Rent.  If they are unable to so agree within at least six (6) months prior to the projected delivery date for the Expansion Space, Fair Market Annual Rent shall be established in accordance with the procedure described in Section 3.2(c) above.

(e)           Option Personal.  Tenant’s options as provided in this Section 18.2 shall be personal to the original Tenant executing this Lease and Affiliate Transferees and shall not be assignable to any other person under any circumstances, unless Landlord consents to the assignment of such options, which consent may be granted or withheld in Landlord’s sole and absolute discretion.

ARTICLE 19.
TERMINATION RIGHTS

19.1        Termination Option.  Tenant shall have the one-time right (the “Termination Option”) to terminate this Lease as to the entire Premises then leased hereunder or as to one or more Deletion Increments (as defined below), effective as of the end of the Seventh Rent Year (the “Early Termination Date”), by giving Landlord not less than twelve (12) months prior written notice of such termination (the “Termination Notice”).  The Termination Notice shall be irrevocable and shall specify whether the Termination Option is being exercised (i) with respect to the entire Premises then leased hereunder or (ii) with respect to one or more Deletion Increments, in which event the Termination Notice shall specifically describe the Deletion Increments to be terminated hereunder.   For the purposes of this Article 19, a “Deletion Increment” is, with respect to each floor on which a portion of the Premises is located as of the Early Termination Right, the entire Premises located on such floor.  If the Termination Notice fails to specify whether it is applicable to the entire Premises or to one or more Deletion Increments, it shall be deemed to apply to the entire Premises.  That portion of the Premises described in the Termination Notice is referred to herein as the “Terminated Premises.”

19.2        Termination Fee.  If Tenant exercises the Termination Option, Tenant shall pay Landlord a termination fee (the “Termination Fee”) equal to the sum of (i) an amount equal to six (6) times the monthly Base Rent under this Lease for the Terminated Premises, at the rate(s) applicable as of the Early Termination Date (i.e. $23.00 per rentable square foot per year), plus (ii) the Amortization Amount, plus (iii) the Unrealized Average Rent for the Terminated Premises The “Amortization Amount” shall be the unamortized amount, as of the Early Termination Date, of the total of (A) the Improvement Allowance disbursed by Landlord in connection with the construction of the Tenant Improvements pursuant to the Work Letter and any improvement allowance paid by Landlord in connection with the leasing of any other space included in the Terminated Premises, plus (B) the leasing commissions and reasonable legal fees incurred by Landlord in connection with leasing of the Terminated Premises.  If the Terminated Premises is less than the entire Premises then leased hereunder, the Amortization Amount shall be determined by calculating the amounts described in (A) and (B) above on a per square foot basis and multiplying such sum by the Rentable Area of the Terminated Premises (provided that the Amortization Amount shall be separately calculated for that portion of the Terminated Premises which is part of the Premises initially leased hereunder and for those portions of the Terminated Premises, if any, added to the Premises after the Commencement Date).  For purposes of calculating the unamortized portion of the Amortization Amount, the amortization period for the Premises initially leased hereunder shall be the period commencing on the Commencement Date of the Lease and ending on the scheduled Expiration Date of the initial Lease term, and the amortization period for any portion of the Terminated Premises not part of the Premises initially leased hereunder shall be the period commencing on the Commencement Date with respect to such space and ending on the scheduled Expiration Date of the initial Lease term. The amortization shall be on a straight line basis at an annual interest rate of eight percent (8%) per annum.  Landlord shall confirm the total Amortization Amount with respect to any increment of space leased hereunder upon Tenant’s written request.  To reflect the fact that this Lease provides for an abatement of the Base Rent payable hereunder with respect to the Third Floor Premises, Fourth Floor Premises, and Fifth Floor Premises for a period of twelve (12) months, and for an abatement of the Base Rent payable hereunder with respect to the Second Floor Premises for a period of eighteen (18) months, the “Unrealized Average Rents” as of the Early Termination Date is $15.00 per square foot of Rentable Area of that portion of the Terminated Premises comprised of the Third Floor Premises, Fourth Floor Premises, and Fifth Floor Premises initially leased hereunder and $25.00 per square foot of Rentable Area of the Terminated Premises comprised of the Second Floor Premises initially leased hereunder.  Tenant shall pay fifty percent (50%) of the Termination Fee upon delivery of the Termination Notice and shall pay the remaining balance of the Termination Fee at least thirty (30) days prior to the Early Termination Date.

19.3        Termination. Tenant shall, on or before the Early Termination Date, vacate and surrender the Terminated Premises to Landlord vacant and broom-clean, in the condition required by Section 15.1 above, and all rights and duties of the parties under the Lease with respect to the Terminated Premises shall terminate effective as of midnight on the Early Termination Date, except for those obligations which by their nature survive the expiration of this Lease; provided, however, that Tenant shall remain liable for all of Tenant’s obligations which arose under the Lease with respect to the Terminated Premises, prior to midnight on the Early Termination Date, and provided further that if Tenant exercises the Termination Option, but fails to vacate and surrender the Termination Premises by the Early Termination Date, the provisions of Section 15.1 above shall apply to such holdover.  If the Termination Premises is comprised of less than the entire Premises then leased hereunder, then effective as of the date immediately following the Early Termination Date, the Base Rent payable under this Lease and Tenant’s Proportionate Share shall be reduced to reflect the termination of the Lease with respect to the Terminated Premises.

19.4        Effectiveness of Termination.  Notwithstanding anything to the contrary above, Tenant’s right to terminate this Lease pursuant to the above shall, at Landlord’s option, be inapplicable if, at the time of delivery of Tenant’s Termination Notice, or on the Early Termination Date, there exists an uncured Event of Default under the Lease, or if Tenant fails to pay the entire Termination Fee required hereunder.

ARTICLE 20.
RIGHT OF FIRST OFFER TO PURCHASE

20.1        Right of First Offer.  If Landlord receives a bona fide offer to purchase fee title to the Building and Landlord desires to accept such offer or Landlord otherwise desires to enter into an agreement to sell or exchange Landlord’s interest in the Project, before accepting such offer or entering into a binding agreement to engage in such transaction, Landlord shall immediately notify Tenant in writing of the exact terms and conditions of the proposed transaction, including relevant contingencies (the “Offer Notice”), and the following provisions shall thereafter apply:

(a)           The Offer Notice shall constitute an offer by Landlord to sell the Project to Tenant on the same terms and conditions as set forth in the bona fide offer from the third party, and for a period of fifteen (15) business days thereafter Tenant shall have the right and option, exercisable by written notice to Landlord (“Notice of Exercise”), to elect to purchase the Project upon the same terms and conditions set forth in the Offer Notice (including contingencies, if any, for title, environmental and physical condition inspections and due diligence), provided, however, the purchase price shall in all events be payable in all cash to Landlord (i.e. there shall be no seller financing).

(b)           If Tenant fails to exercise such right and option by giving Notice of Exercise to Landlord within such fifteen (15) business day period, Landlord may at any time thereafter consummate a sale of the Project for a total purchase price of not less than ninety percent (90%) of that specified in the Offer Notice. If Landlord elects to reduce the purchase price to a sum which is less than ninety percent (90%) of that specified in the Offer Notice, Landlord shall give Tenant written notice of the reduced purchase price, and Tenant shall thereupon have five (5) business days to elect to purchase the Project at the reduced purchase price, but otherwise on the terms and conditions set forth herein.

20.2        Escrow; Closing.  If Tenant gives timely Notice of Exercise pursuant to Section 20.1, an escrow shall be opened at a responsible title insurance company selected by Tenant.  Landlord shall be obligated to execute, acknowledge and deposit in such escrow a standard California grant deed conveying the Project to Tenant or its assignee, together with appropriate escrow instructions and such other documents and instruments as Tenant may reasonably require to consummate such transaction.  Title to the Project shall be transferred to Tenant free and clear of monetary liens arising through Landlord, except as specifically set forth in the Offer Notice.  Except as otherwise provided in the Offer Notice, (i) Tenant shall consummate the purchase of Landlord’s Interest by closing escrow not later than ninety (90) days after the initial Offer Notice was given, (ii) rent, property taxes and assessments, and other items of income and expense of a recurring nature shall be prorated as of the closing date, (iii) the escrow fee shall be shared equally by Landlord and Tenant, Tenant shall pay for its own owner’s policy of title insurance, and all other closing costs shall be apportioned in accordance with prevailing custom in San Francisco, California.  In the event Landlord or Tenant desires to engage in a tax-deferred exchange pursuant to Section 1031 of the Internal Revenue Code, the other party shall cooperate in such exchange by executing such documents and instruments and taking such other actions as reasonably requested by the party engaging in the exchange, provided that the cooperating party shall incur no cost or expense in so doing and shall not be required to execute a promissory note or indemnity in connection therewith, and the date of close of escrow shall not be extended.

20.3        Failure to Exercise.  In the event Tenant fails or refuses for any reason to exercise its right of first refusal under this Article 20 with respect to any proposed transaction, this Article 20 shall not lapse or expire and Tenant’s rights hereunder shall remain in full force and effect with respect to any subsequent transaction throughout the term of this Lease.

20.4        Rights Personal; Termination.  The rights granted pursuant to this Article 20 are personal to Tenant and its Affiliate Transferees.  If at any time Tenant leases less than 92,000 feet of Rentable Area in the Building, Landlord shall have the right to terminate Tenant’s rights under this Article 20 shall automatically terminate.

ARTICLE 21.
ANTENNA INSTALLATIONS

21.1        Antennae Installations.  Subject to the terms and conditions of this Article 21, Tenant shall have the nonexclusive license, at Tenant’s sole cost and expense, to install and operate up to three (3) satellite antenna dishes on the roof of the Building (the “Antenna Equipment”) for receipt of transmissions, and to install cables from such satellite dish to the Premises, provided that the size, design and location of such equipment and manner of installation shall be subject to Landlord’s reasonable approval (provided that it shall in all events be reasonable for Landlord to disapprove any antenna exceeding six feet in diameter). If Tenant desires to install such equipment, Tenant shall notify Landlord in writing. Upon Landlord’s receipt of Tenant’s written information to Landlord as to the exact size and the general description of the proposed equipment, Landlord shall inform Tenant of the exact location of the antenna site(s) (the “Antenna Site(s)”).  Tenant shall further have the non exclusive right to use, in common with one or more other tenants of the Building and Landlord, the vertical shafts and horizontal raceways of the Building for the installation of such conduits, electrical wires and cables (collectively, the “Lines”) as may be approved by Landlord pursuant to this Article 21, to connect Tenant’s equipment on the Antenna Site with the Premises. The Antenna Equipment and Lines are referred to herein collectively as the “Equipment.”  The Antenna Site(s), vertical shafts and horizontal raceways of the Building which Tenant is permitted to use hereunder are referred to herein collectively as the “License Areas.”

21.2        Installation; Proper Identification of Equipment. Tenant shall submit to Landlord detailed plans and specifications detailing the location and size of the Equipment and specifically describing all proposed construction and/or installation work, including engineered drawings for the Lines that Tenant wishes to install, but shall not commence any construction, installation or operation of the Equipment until the drawings, plans and specifications have been approved in writing by Landlord and until Tenant, at Tenant’s sole cost, has secured all necessary governmental approvals and permits in connection therewith and has supplied the same to Landlord. Landlord shall have no responsibility for, and Tenant shall hold Landlord harmless from, any failure of the Equipment to comply with applicable law or to function properly notwithstanding the fact that Landlord may have approved plans and specifications therefor. Landlord and Tenant shall cooperate in determining the locations of the risers and other areas of the Building (if any) through which the Lines will be installed, in order to satisfy Tenant’s reasonable requirements without unduly interfering with the operation of Building systems or other tenants’ systems and without interfering with Landlord’s ability to provide services and utilities to other tenants. Tenant shall install and operate the Equipment in a safe manner that shall not overburden or otherwise adversely effect any walls, floors, ceilings or any other structural or non structural elements in the Building or any electrical system or life safety system therein. If required by Landlord, Tenant shall erect, at Tenant’s sole cost, a visual screening fence around the Antenna Site for aesthetic purposes, the design, size, location and construction of such fence to be reasonably determined by Landlord.

21.3        Costs.  Within ten (10) days of Landlord’s invoice therefor, Tenant shall pay Landlord’s charges for monitoring or supervising Tenant’s activities in connection with the license granted hereunder by any of Landlord’s administrative, engineering, security or other personnel, which shall be billed to Tenant at the hourly standard rates for such services, as established from time to time by Landlord, and shall reimburse Landlord for out of pocket costs incurred by Landlord for services rendered by consultants, attorneys or other third parties (including but not limited to engineers, contractors, or security or janitorial personnel) in connection with the License granted hereunder, together with an amount equal to ten percent (10%) thereof to cover Landlord’s overhead (provided that such overhead cost shall be inapplicable to attorney’s fees). Tenant shall be responsible for promptly paying all additional real and personal property taxes, assessments, charges, fees or other governmental impositions levied or assessed on the Building or Landlord due to the Equipment or the construction, installation, modification, removal or operation thereof.

21.4        Construction. Tenant shall give Landlord not less than fifteen (15) days prior written notice of the commencement of any construction or installation under this Article 21. The contractor(s) performing the construction and/or installation work under this Article 21 shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld or delayed. The provisions of Article 8 above shall apply to construction and installation work under this Article 21. Tenant shall cause Tenant’s contractor(s) to clearly mark (including any color coding required by the Landlord’s agent) on the exterior of each of the Lines with the number assigned by Landlord’s property manager and the starting point of the Line and the destination (e.g. “No. 501, Roof to Floor 5”), and shall place such identification tags in each closet the Lines pass through, on each horizontal run of the Lines and on each item of Equipment.

21.5        Interference by Equipment.  In no event may the Equipment interfere with any Building services or with any other providers of services to the Building or with the reception of or signal from any other antenna or satellite dish presently or hereinafter erected at the Project, including the Building. If the operation of the Equipment interferes with any such other service or antenna or satellite dish then, immediately following written notice from Landlord to Tenant of such interference, Tenant shall eliminate such interference. If Tenant is unable to promptly eliminate such interference, then Landlord may, upon further written notice to Tenant, terminate Tenant’s license with respect to the License Areas and Tenant shall immediately cease operation of the Equipment and remove the Equipment from the License Areas pursuant to Section 21.7 below. Landlord and Tenant shall cooperate with each other at all times during the term of this Lease so as to minimize interference between the Equipment and other communications equipment in the Building or on the Building’s roof, regardless of the installation dates of the Equipment or such other equipment.

21.6        Use; Compliance with Law; Permits.  Tenant agrees that Tenant shall not sell communication services or use the Equipment to provide services to any other party. Tenant represents and warrants that all of the Tenant’s activities shall be conducted in a safe manner. Tenant, at Tenant’s sole expense, shall comply with all laws and governmental rules and regulations regarding the installation, construction, operation and maintenance of the Equipment, and shall be solely responsible for obtaining and shall obtain and keep in force all permits, licenses and approvals necessary for operation of the Equipment and shall pay any increase in rates for insurance carried by Landlord resulting from the installation or use of the Equipment. Landlord shall cooperate with Tenant to the extent reasonably required to obtain such permits, licenses or approvals, provided that in no event shall Landlord be required to expend any sum in connection therewith.

21.7        Removal of Equipment.  Upon the expiration or any sooner termination of the Lease, or upon Landlord’s written request if Tenant fails to perform any of its obligations under this Article 21 within five (5) business days of written notice to Tenant of such failure, Tenant shall at its expense remove all of the Equipment from the License Areas and other Building areas (if any) and restore such areas to their condition prior to installation (which restoration shall include, without limitation, removal of equipment, cabling, and all assorted wiring, and patching of all penetrations of the Building). Any property not so removed within thirty (30) days after the expiration or termination of the Lease or the license granted herein shall, at Landlord’s election, be deemed the property of Landlord, or Landlord may remove and store or dispose of such property for Tenant’s account and Tenant shall reimburse Landlord on demand for the cost of such storage or disposal.  If any governmental agency having jurisdiction requires Tenant to remove any of the Equipment, then Tenant shall at its expense remove the applicable Equipment and restore the affected areas to their condition prior to installation. Tenant shall give Landlord not less than fifteen (15) days prior written notice of the commencement of any removal and restoration under this Section 21.7. If Tenant retains possession of the License Areas licensed hereunder or any part thereof after the expiration or earlier termination of the Lease or the license granted herein, then, unless Landlord expressly agrees otherwise in writing, Tenant shall pay Landlord during such holdover period, on a monthly basis, the fair market rental for the affected space, as reasonably determined by Landlord, together with all damages sustained by Landlord on account thereof. Any failure by Tenant to remove any Equipment following written demand for the same by Landlord pursuant to the provisions of this Section 21.1(g) shall constitute continuing possession for purposes of the immediately preceding sentence.

21.8        Access to Antenna Site.  Subject to the rules and regulations of the Building, Tenant shall have the right, at Tenant’s sole cost and expense, but under the supervision of Landlord, to enter upon the License Areas during normal business hours and weekends and to construct, install, operate and maintain the Equipment, until the Lease or the license granted hereunder terminates. Tenant may have access to the License Areas for normal repairs during normal business hours upon not less than four (4) hours’ prior telephone notice to the engineer for the Building during normal business hours, and may have access to the License Areas for repairs during non business hours provided that Tenant provides Landlord with adequate advance notice thereof. Tenant shall designate in writing to Landlord the appropriate authorized person or persons the Tenant will use to make emergency repairs to the Equipment and shall cause such persons to comply with such safety and security procedures (including, without limitation, orientation and training) as Landlord shall establish from time to time. Following such designation and upon presenting satisfactory identification to Landlord’s Building security personnel together with a brief description of the reason for the emergency entry, and subject to compliance with Landlord’s safety and security procedures, such authorized person(s) may enter upon the portions of the Building where the Equipment is located to perform emergency repairs to the Equipment. Landlord may require that authorized representatives of Landlord accompany Tenant or its representatives to the License Areas.

21.9        Liability; Indemnity; Insurance.  Landlord shall have no obligation to design, install, construct, use, operate, maintain, repair, replace or remove the Equipment, nor shall Landlord have any other responsibility or liability in connection therewith or the operations thereof, except as expressly set forth in this Article 21.  Notwithstanding any provision of this Lease to the contrary, the Equipment shall be in or on the Building at the sole risk of Tenant and Landlord shall not be liable for damage thereto or theft, misappropriation or loss thereof, and Tenant hereby waives all claims against Landlord in connection therewith. In the event of an interruption in, or failure or inability to provide electricity to the Equipment, such interruption shall not impose upon Landlord any liability whatsoever (including, without limitation, liability for consequential damages or loss of business by Tenant) and Tenant hereby waives all claims against Landlord or its agents or employees for any loss or damage resulting from any such interruption. Further, notwithstanding any provision of this Lease to the contrary, except to the extent caused by the gross negligence or willful misconduct of Landlord or its agents or contractors, Tenant agrees to indemnify, defend and hold harmless Landlord, and Landlord’s agents and employees and the holders of any interest in Landlord and/or the Building from and against any and all claims, which result from or arise out of (i) the installation, operation, existence, maintenance, repair, removal, replacement or relocation of the Equipment, (ii) any construction or other work undertaken by or on behalf of Tenant in or about the License Areas, or (iii) any breach or default under this Article 21 by Tenant, whether any of the foregoing occurs on the Antenna Site, the other License

Areas or any other place within or without the Building and whether occurring prior to, during or subsequent to the term of this Lease. This Section 21.9 shall survive the expiration or termination of this Lease.

21.10      Maintenance; Repair. Tenant acknowledges and agrees that it accepts the Antenna Site in its “as is” condition. Tenant, at Tenant’s sole cost and expense, shall keep the Equipment in good and safe condition and repair and free of any defects (except for damage caused by the willful misconduct of Landlord or its agents or representatives), including, without limitation, correcting any loose bolts, fittings or other appurtenances. If the Antenna Site is damaged as a result of Tenant’s failure to properly maintain the Equipment, Tenant, at Tenant’s sole cost and expense, shall promptly repair such damage. Landlord makes no representation or warranty, express or implied, as to the suitability of or condition of the Building or the Antenna Site for the purposes of receipt or transmission of communications signals, or any other purpose, or whether the use of the Antenna Site is or will be permissible under applicable laws.

21.11      Relocation and Substitution.  At any time or times hereafter, in addition to the rights reserved by Landlord under any other provisions of this Lease, Landlord may require upon thirty (30) days’ prior written notice that Tenant move all or any portion of the Equipment (including any Lines) to another location or locations in or on the Building. If Landlord exercises any such rights, the parties agree that: (i) Landlord shall pay all reasonable, direct out of pocket expenses incurred by Tenant in connection therewith (excluding lost profits or other consequential damages), unless the exercise of such rights is necessary for the safety, access, use, repair, maintenance or operation of the Building including, without limitation, the repair or replacement of the roof, as determined by Landlord in its sole discretion, in which event Tenant shall bear such expenses, and (ii) Landlord shall use reasonable efforts to provide other space in the Building that will be feasible for Tenant’s purposes (but the installation of new Equipment or improvements or alterations in or to License Areas or Equipment therein shall be subject to Landlord’s approval of the drawings therefor and the other requirements set forth in the other provisions of this Article 21).

21.12      Damage or Destruction; Eminent Domain.  A fire or other casualty or a taking affecting the License Areas or the Equipment shall not affect the obligations of Tenant under this Lease, and this Lease shall remain in full force and effect, without any abatement of any amounts payable to Landlord hereunder.  Landlord shall be entitled to all compensation, damages, income, rent awards and interest thereon whatsoever which may be paid or made in connection with any taking of the License Areas, and Tenant shall have no claim against Landlord or any governmental authority for the value of any unexpired term of its rights under this Article 21; provided, however, that the foregoing shall not prohibit Tenant from prosecuting a separate claim against the taking authority for an amount separately designated for the Equipment, so long as any award to Tenant will not reduce the award to Landlord.

21.13      Rights Personal; Termination.  The rights granted pursuant to this Article 21 are personal to Tenant and its Affiliate Transferees.  If at any time Tenant leases less than 50,000 feet of Rentable Area in the Building, Landlord shall have the right on written notice to Tenant to terminate Tenant’s rights under this Article 21.

ARTICLE 22.
DECK AND STAIRWELL

22.1        Deck License Area.  Landlord hereby grants Tenant a rent-free license to use the area on the roof of the Building adjacent to the Fifth Floor Premises (the “Deck License Area”) during the term of the Lease, in accordance with the provisions of this Article 22.  Tenant shall accept the Deck License Area in its “as-is” condition. Landlord makes no representation regarding the condition of the Deck License Area or its suitability for Tenant’s use. Tenant represents and warrants that all of Tenant’s activities on the Deck License Area shall be conducted in a safe manner.  Tenant agrees to comply with the rules and regulations established by Landlord from time to time for the use of the Deck License Area, and to cause Tenant’s employees and guests to comply with such safety and security procedures as Landlord shall establish from time to time for use of the Deck License Area. The foregoing shall in no way obligate Landlord or Landlord’s Building manager to ensure the safety of persons using the Deck License Area. Without limiting the foregoing, Tenant specifically agrees that no barbeque equipment, no open flames and no smoking shall be permitted in the Deck License Area, that the License Area shall be used in a manner which does not damage the surface of the roof, and that any furnishings shall either be secured or be of a weight such that they will not blow off the roof.  Tenant shall obtain Landlord’s prior written approval of all furniture, planters, flower boxes or other items placed in the Deck License Area.  Planters and flower boxes shall be installed and used in a manner which does not damage the surface of the roof.  Tenant shall not use or permit its employees or guests to use the Deck License Area in any way which will conflict with any law, statute, ordinance or governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated (“Laws”), and upon notice that Tenant’s use of the Deck License Area is a violation of Laws, Tenant shall cease such use (and shall cause employees of Tenant to cease such use). Tenant acknowledges that notwithstanding any provision of the Lease to the contrary, Landlord shall have no obligation to repair the Deck License Area, the decking (if any), or the surrounding areas as required for or in connection with Tenant’s use of the Deck License Area, and shall have no obligation to perform any alterations or modifications to cause such area to comply with applicable Laws. Tenant shall keep the Deck License Area, including the decking tiles and any related installations (such as storage lockers and railings), in a clean condition, free of debris and in good condition and repair. Tenant shall promptly reimburse Landlord for any repairs to the decking which are required as a result of Tenant’s use of the Deck License Area and any increased operating costs or other costs incurred by Landlord as a result of Tenant’s use of the Deck License Area. Notwithstanding any provision of the Lease to the contrary, any personal property of Tenant on the Deck License Area shall be in or on the Building at the sole risk of Tenant and Landlord shall not be liable for damage thereto or theft, misappropriation or loss thereof, and Tenant hereby waives all claims against Landlord in connection therewith. Further, notwithstanding any provision of the Lease to the contrary, Tenant agrees that Tenant will be responsible for, and Tenant waives all claims against Landlord and the Indemnified Parties for all costs, damages or liability of whatever nature arising out of Tenant’s access to the Deck License Area and Tenant agrees to indemnify, defend and hold harmless the Indemnified Parties from all claims, lawsuits, damages, expenses or costs (including direct costs arising from Tenant’s use of the roof and reasonable attorney’s fees) arising from or related thereto.

22.2        Stairwell Use.  Tenant shall be permitted a license for non-emergency access to the three (3) stairwells located in the Northwest corner, central East side, and Southwest corner of the Building and reentry access via the emergency stairwell doors on the floors of the Building on which the Premises are located for the sole purpose of permitting Tenant’s employees to use the stairwells to travel between adjacent floors of the Premises, and to and from the parking garage and the main lobby, subject to the provisions of this Section. Tenant agrees to permit only employees authorized by Tenant to have access to such stairwell access system and agrees to observe all life safety regulations imposed by Landlord, the rules and regulations of the Building, and any and all applicable laws or regulations imposed by governmental authorities. Tenant acknowledges that the Building’s life safety systems may at times override Tenant’s access system. Tenant further agrees that if any governmental or insurance rule, regulation or law restricts or prohibits such access or use, or if Landlord reasonably determines that such access to or use of the stairwells presents a life safety or insurance problem for the Building or otherwise unreasonably interferes with the maintenance or operation of the Building, then Landlord may revoke Tenant’s rights under this Section upon written notice to Tenant. Upon the expiration or termination of the Lease with respect to that portion of the Premises located on any floor of the Building, Tenant’s rights under this Section with respect to such floor of the Building shall terminate, and if at any time Tenant does not lease hereunder Premises located on a minimum of two (2) contiguous floors of the Building above the ground floor, Tenant’s rights to non-emergency access to the stairwell and rights to the access system shall automatically terminate. The rights granted hereunder to Tenant are personal to Advent Software and its Affiliates and shall not inure to the benefit of any assignee of the Lease or subtenant of any portion of the Premises.  Tenant shall pay the entire cost of installation of a stairwell access system or a modification to the existing stairwell access system, and modifications to the Building’s life safety systems, if any, which are required to provide Tenant the access from the stairwells, including Landlord’s costs in reviewing or implementing such installations or modifications.  Such installations and modifications shall be subject to Landlord’s prior approval. Upon the revocation of the license granted hereunder with respect to any floor of the Building, or the expiration or termination of this Lease, Tenant shall, at Tenant’s sole cost and expense, promptly remove any magnetic key card readers or other device used to provide access from the stairwell entries for which Tenant is no longer permitted access and shall restore the magnetic key card reader area or other area to its condition prior to the installation or modification of such access system.

22.3        Right to Revoke License.  In the event Tenant breaches the provisions of this Article 22 and fails to cure such breach within five (5) business days (or within one (1) business day in the case of breaches that pose an imminent security or safety risk) after written notice from Landlord, Landlord may suspend Tenant’s license to use the Deck License Area or the stairwells until such breach is cured.  If Tenant persistently breaches the same provision of this Article 22 after written notice of at least one such breach, Landlord may terminate Tenant’s license to use the Deck License Area or the stairwells, as applicable.  Tenant shall not make any repairs, alterations or improvements to the Deck License Area without Landlord’s consent, which consent shall not be unreasonably withheld.  Landlord may access the Deck License Area at any time in connection with any work Landlord desires to perform on or about the roof.  To the extent any of Landlord’s work on the roof requires that the Deck License Area be temporarily vacated, Tenant shall vacate the Deck License Area during the performance of such work.  If Tenant ceases to lease the Fifth Floor Premises immediately adjacent to the Deck License Area, the license granted under Section 22.1 shall automatically terminate.

ARTICLE 23.
MISCELLANEOUS MATTERS

23.1        USA Patriot Act and Anti-Terrorism Laws.

(a)           Tenant and Landlord each represents and warrants to, and covenants with, the other that neither such party nor any of its respective constituent owners or affiliates currently are, or shall be at any time during the Term hereof, in violation of any laws relating to terrorism or money laundering (collectively, the “Anti-Terrorism Laws”), including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”) and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”).

(b)           Tenant and Landlord each covenants with the other that neither such party nor any of its respective constituent owners or affiliates is or shall be during the Term hereof a “Prohibited Person,” which is defined as follows:  (i) a person or entity that is listed in the Annex to, or is otherwise subject to, the provisions of the Executive Order; (ii) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person or entity with whom Landlord is prohibited from dealing with or otherwise engaging in any transaction by any Anti-Terrorism Law, including without limitation the Executive Order and the USA Patriot Act; (iv) a person or entity who commits, threatens or conspires to commit or support “terrorism” as defined in Section 3(d) of the Executive Order; (v) a person or entity that is named as a “specially designated national and blocked person” on the then-most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/offices/eotffc/ofac/sdn/t11sdn.pdf, or at any replacement website or other replacement official publication of such list; and (vi) a person or entity who is affiliated with a person or entity listed in items (i) through (v) above.

(c)           At any time and from time to time during the Term, Tenant and Landlord shall deliver to the other party, within ten (10) days after receipt of a written request therefor, a written certification or such other evidence reasonably acceptable to the other party evidencing and confirming such party’s compliance with this Section 23.1.

23.2        Telecommunications.  Tenant and its telecommunications companies, including local exchange telecommunications companies and alternative access vendor services companies, shall obtain Landlord’s prior written consent (which consent shall not be unreasonably withheld) for access to and within the Building for the installation and operation of telecommunications systems, including voice, video, data, internet, and any other services provided over wire, fiber optic, microwave, wireless, and any other transmission systems (“Telecommunications Services”), for part or all of Tenant’s telecommunications within the Building and from the Building to any other location.  All providers of Telecommunications Services shall be required to comply with the rules and regulations of the Building, applicable laws and Landlord’s policies and practices for the Building.  Tenant acknowledges that Landlord shall not be required to provide or arrange for any Telecommunications Services and that Landlord shall have no liability to any Tenant Party in connection with the installation, operation or maintenance of Telecommunications Services or any equipment or facilities relating thereto.  Tenant, at its cost and for its own account, shall be solely responsible for obtaining all Telecommunications Services.  All connections shall be made in a manner reasonably approved by Landlord, shall be made at Tenant’s expense (including, without limitation, any hook up, access and maintenance fees related to the installation of any equipment, wires and cables in the Premises and the commencement of service therein, and the maintenance thereafter of such equipment, wires and cables) by contractors or vendors reasonably approved by Landlord, and shall be performed in a good and workmanlike manner.

23.3        Parking and Shuttle Service.  Provided Tenant is not in default of any term or provision of this Lease, Landlord agrees to provide Tenant for use by the employees, agents, customers and invitees of Tenant the number of parking spaces designated on the Basic Lease Information page in the Project parking garage on an unreserved and unassigned basis for the monthly rental stated on the Basic Lease Information page.  Such monthly rental payments shall be deemed Additional Rent hereunder and shall be payable monthly in advance along with Base Rent.  Tenant shall not use more parking spaces than the number stated on the Basic Lease Information page.  Unless otherwise provided by Landlord, in its sole discretion, the parking spaces will not be separately identified.  Landlord shall have no obligation to monitor the use of the parking area.  All parking shall be subject to any and all rules and regulations adopted by Landlord in its discretion from time to time.  Only automobiles no larger than full size passenger automobiles or pick-up trucks may be parked in the Project garage.  Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s employees, agents, customers or invitees to be loaded, unloaded or parked in areas other than those designated by Landlord for such activities.  A failure by Tenant or any of its employees, agents, customers or invitees to comply with the foregoing provisions shall afford Landlord the right, but not the obligation, without notice, in addition to any other rights and remedies available under this Lease, to remove and to tow away the vehicles involved and to charge the cost to Tenant, which cost shall be immediately due and payable upon demand by Landlord.  Tenant may at any time elect to relinquish in writing its right to use one or more of the parking spaces to be provided hereunder in which event Tenant shall not be required to pay for any such relinquished spaces.  If Tenant relinquishes in writing or by nonpayment any of such parking rights during the Term, Tenant shall no longer have a right to the parking relinquished and may obtain future parking solely on a space-available basis.  Landlord may increase the parking spaces rental rates from time to time at any time during the Term of this Lease, upon thirty (30) days prior notice to Tenant, but in no event shall such increased amount exceed the parking rate then generally charged in the area of the Project for similar facilities.  Tenant acknowledges that the individuals to whom garage access cards are distributed pursuant to Tenant’s rights hereunder will be required by Landlord or the garage operator to execute a commercially reasonable standard parking agreement acknowledging receipt of the card, providing information regarding the make, model, and license plate number of the automobile or automobiles such party may park in the garage, and acknowledging receipt of the rules and regulations pertaining to garage access and parking.  In the event Tenant shall require substantially more spaces that the stated number of parking spaces, at Tenant’s written request accompanied by Tenant’s commitment to reimburse Landlord for its additional costs in connection with operating a valet system, Landlord shall consider converting the parking garage to a valet system, provided that Landlord’s election to convert or decline to convert to such system shall be made in Landlord’s sole discretion.  Throughout the term of this Lease Landlord shall provide a shuttle service between the Building and the nearest BART station and such other public transit locations, if any, designated by Landlord, which shall be available to Tenant’s employees free of charge, subject to the reasonable rules and regulations imposed by the shuttle service regarding proper identification.  The shuttle shall operate during morning and afternoon commute hours, provided that the specific hours of operation and schedule for the shuttle service shall be determined by Landlord, however Landlord shall consult with Tenant regarding the schedule of the shuttle service. The cost of operating the shuttle service shall be an Operating Cost, and Operating Cost for the Base Year shall be deemed to include the cost of a full calendar year’s shuttle service at the rate initially payable therefor.

23.4        Brokers.  Landlord has been represented in this transaction by Landlord’s Broker.  Tenant has been represented in this transaction by Tenant’s Broker.  Upon full execution of this Lease by both parties, (i) Landlord shall pay to Landlord’s Broker a fee for brokerage services rendered by it in this transaction if provided for in a separate written agreement between Landlord and Landlord’s Broker, and (ii) Landlord shall pay to Tenant’s Broker a fee for brokerage services rendered by it in this transaction if provided for in a separate written agreement between Landlord and Tenant’s Broker.  Landlord and Tenant each represents and warrants to the other that such party has negotiated this Lease directly with the real estate Brokers named in the Basic Lease Information page and has not authorized or employed, or acted by implication to authorize or to employ, any other real estate broker or salesman to act for such party in connection with this Lease. Each party shall hold the other harmless from and indemnify and defend the other against any and all claims by any real estate broker or salesman other than the real estate Brokers named in the Basic Lease Information page for a commission, finder’s fee or other compensation as a result of the inaccuracy of such party’s representation above, including any costs, expenses and attorneys’ fees incurred with respect such claims.

23.5        No Waiver.  No waiver by either party of the default or breach of any term, covenant or condition of this Lease by the other party shall be deemed a waiver of any other term, covenant or condition hereof, or of any subsequent default or breach by Tenant of the same or of any other term, covenant or condition hereof.  Landlord’s consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of, any subsequent or similar act by Tenant, or be construed as the basis of an estoppel to enforce the provision or provisions of this Lease requiring such consent.  Regardless of Landlord’s knowledge of a default or breach at the time of accepting Rent, the acceptance of Rent by Landlord shall not be a waiver of any preceding default or breach by Tenant of any provision hereof, other than the failure of Tenant to pay the particular Rent so accepted.  Any payment given Landlord by Tenant may be accepted by Landlord on account of monies or damages due Landlord, notwithstanding any qualifying statements or conditions made by Tenant in connection therewith, which statements and/or conditions shall be of no force or effect whatsoever unless specifically agreed to in writing by Landlord at or before the time of deposit of such payment.  No payment by Tenant of a lesser amount than the amount required under this Lease shall be deemed to be other than on account of the Rent due, and Landlord may accept such payment without prejudice to Landlord’s right to recover the balance due or to pursue any other remedy herein provided.

23.6        Recording.  Neither this Lease nor a memorandum thereof shall be recorded without the prior written consent of Landlord, which consent shall not be unreasonably withheld.  Tenant shall have the right to record a short form memorandum of lease in a form reasonably approved by Landlord.

23.7        Estoppel Certificate.  Within ten (10) business days following Landlord’s request, Tenant shall execute, acknowledge and deliver written estoppel certificates addressed to (i) any Holder or prospective mortgagee of Landlord, or (ii) any purchaser or prospective purchaser of all or any portion of, or interest in, the Project, on a commercially reasonable form specified by Landlord, certifying as to such facts (if true) and agreeing to such notice provisions and other matters as such mortgagee(s) or purchaser(s) may reasonably require, including, without limitation, the following: (a) that this Lease is unmodified and in full force and effect (or in full force and effect as modified, and stating the modifications); (b) the amount of, and date to which Rent and other charges have been paid in advance; (c) the amount of any Security Deposit; and (d) acknowledging that to Tenant’s current knowledge without duty of inquiry, Landlord is not in default under this Lease (or, if Landlord is claimed to be in default, stating the nature of the alleged default).  Any such estoppel certificate may be relied upon by any such mortgagee or purchaser.  If Tenant fails to execute any such certificate complying with the above provisions within the period described above, and thereafter Tenant does not deliver such executed document within ten (10) days of written notice from Landlord of such failure, such failure shall, at Landlord’s election, constitute an Event of Default hereunder and shall be conclusive upon Tenant that (1) this Lease is in full force and effect and has not been modified except as represented by Landlord; (2) not more than one month’s Rent has been paid in advance; and (3) Landlord is not in default under this Lease.  At any time and from time to time, in the context of a sale of Tenant’s business or a financing thereof only, and upon not less than fifteen (15) business days’ prior notice from Tenant, Landlord shall execute and deliver to Tenant a statement addressed to any lender, investor or acquirer of Tenant or prospective lender, lender or acquirer of Tenant, on a commercially reasonable form specified by Tenant, certifying (i) the titles and dates of the documents then comprising the Lease, (ii) the current amounts of and the dates to which the Rent and other charges have been paid, (iii) the amount to the Security Deposit then held by Landlord, and (iii) to the best of Landlord’s knowledge without duty of inquiry that Tenant is not in default under this Lease (or if Tenant is in default, specifying the nature of such default).

23.8        Transfers by Landlord.  In the event of the transfer and assignment by Landlord of its interest in this Lease and in the Building to a party expressly assuming Landlord’s obligations under this Lease, Landlord shall thereby be released from any further obligations hereunder accruing thereafter, and Tenant agrees to look solely to such successor in interest of the Landlord for performance of such obligations. Any security given by Tenant to secure performance of Tenant’s obligations hereunder shall be assigned and transferred by Landlord to such successor in interest and Landlord shall thereby be discharged of any further obligation relating thereto.

23.9        Attorneys’ Fees.  In the event either party places the enforcement of this Lease, or any part of it, or the collection of any Rent due, or to become due, hereunder, or recovery of the possession of the Premises, in the hands of an attorney, or files suit upon the same, the prevailing party shall recover its reasonable attorneys’ fees, costs and expenses, including those which may be incurred on appeal.  The term “prevailing party” shall include, without limitation, a party who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment or otherwise.  The attorneys’ fee award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys’ fees reasonably incurred.

23.10      Termination; Merger.  No act or conduct of Landlord, including, without limitation, the acceptance of keys to the Premises, shall constitute an acceptance of the surrender of the Premises by Tenant before the Expiration Date.  Only a written notice from Landlord to Tenant shall constitute acceptance of the surrender of the Premises and accomplish a termination of this Lease.  Unless specifically stated otherwise in writing by Landlord, the voluntary or other surrender of this Lease by Tenant, the mutual termination or cancellation hereof, or a termination hereof by Landlord for default by Tenant, shall automatically terminate any sublease or lesser estate in the Premises; provided, however, Landlord shall, in the event of any such surrender, termination or cancellation, have the option to continue any one or all of any existing subtenancies.  Landlord’s failure within thirty (30) days following any such event to make any written election to the contrary by written notice to the holder of any such lesser interest, shall constitute Landlord’s election to have such event constitute the termination of such interest.

23.11      Amendments; Interpretation.  This Lease may not be altered, changed or amended, except by an instrument in writing signed by the parties in interest at the time of the modification.  The captions of this Lease are for convenience only and shall not be used to define or limit any of its provisions.

23.12      Severability.  If any term or provision of this Lease, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and shall be enforceable to the fullest extent permitted by law.

23.13      Notices.  All notices, demands, consents and approvals which are required or permitted by this Lease to be given by either party to the other shall be in writing and shall be deemed to have been fully given by personal delivery or by recognized overnight courier service or when deposited in the United States mail, certified or registered, return receipt requested, with postage prepaid, and addressed to the party to be notified at the address for such party specified on the Basic Lease Information page, or to such other place as the party to be notified may from time to time designate by at least fifteen (15) days’ notice to the notifying party given in accordance with this Section 23.13.  A copy of all notices given to Landlord under this Lease shall be concurrently transmitted to such party or parties at such addresses as Landlord may from time to time hereafter designate by notice to Tenant.

Any notice sent by registered or certified mail, return receipt requested, shall be deemed given on the date of delivery shown on the receipt card, or if no delivery date is shown, the postmark thereon.  Notices delivered by recognized overnight courier shall be deemed given one (1) business day after delivery of the same to the courier. Notices delivered by United States mail shall be deemed given three (3) business days after depositing the same as required hereunder.  If notice is received on a Saturday, Sunday or legal holiday, it shall be deemed received on the next business day.

23.14      Force Majeure.  Any prevention, delay or stoppage of work to be performed by Landlord or Tenant which is due to strikes, labor disputes, inability to obtain labor, materials, equipment or reasonable substitutes therefor, acts of God, governmental restrictions or regulations or controls, judicial orders, enemy or hostile government actions, civil commotion, or other causes beyond the reasonable control of the party obligated to perform hereunder, shall excuse performance of the work by that party for a period equal to the duration of that prevention, delay or stoppage.  Nothing in this Section 17.12 shall excuse or delay Tenant’s obligation to pay Rent or other charges due under this Lease.

23.15      Successors and Assigns.  This Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns (subject to the provisions hereof, including, without limitation, Section 17.6), and shall be binding upon and inure to the benefit of Tenant, its successors, and to the extent assignment or subletting may be approved by Landlord hereunder, Tenant’s assigns or subtenants.

23.16      Waiver of Jury Trial.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, LANDLORD AND TENANT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LEASE OR ANY DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH THE PREMISES (INCLUDING, WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS LEASE OR ANY CLAIMS OR DEFENSES ASSERTING THAT THIS LEASE WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE).  Landlord and Tenant agree and intend that this paragraph constitutes a written consent to waiver of trial by jury within the meaning of California Code of Civil Procedure Section 631(a)(2).  Each party hereby authorizes and empowers the other to file this paragraph and this Lease with the clerk or judge of any court of competent jurisdiction as a written consent to waiver of jury trial.

23.17      Further Assurances.  Landlord and Tenant each agree to promptly sign all documents reasonably requested to give effect to the provisions of this Lease.

23.18      Incorporation of Prior Agreements.  This Lease, including the exhibits and addenda attached to it, contains all agreements of Landlord and Tenant with respect to any matter referred to herein.  No prior agreement or understanding pertaining to such matters shall be effective.

23.19      Applicable Law.  This Lease shall be governed by, construed and enforced in accordance with the laws of the State of California.

23.20      Time of the Essence.  Time is of the essence of each and every covenant of this Lease.  Each and every covenant, agreement or other provision of this Lease on Tenant’s part to be performed shall be deemed and construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease or on any other covenant or agreement set forth herein.

23.21      No Joint Venture.  This Lease shall not be deemed or construed to create or establish any relationship of partnership or joint venture or similar relationship or arrangement between Landlord and Tenant hereunder.

23.22      Limitation on Landlord’s Liability.  Redress for any claim against Landlord under this Lease shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Project (but in any case Tenant shall also be allowed to (i) execute any judgment against Landlord in favor of Tenant against all net sale proceeds then or thereafter held by Landlord in respect of its interest in the Project and (ii) executed any judgment against Landlord in favor of Tenant against rents actually received or first receivable by Landlord following the entry of such judgment).  The obligations of Landlord under this Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager.  Notwithstanding any other provision of this Lease, but not in limitation of the provisions of Article 11 above, Landlord shall not be liable for any consequential damages for interruption or loss of business, income or profits, or claims of constructive eviction.  The review and/or approval by Landlord of any item shall not impose upon Landlord any liability for accuracy or sufficiency of any such item or the quality or suitability of such item for its intended use.  Any such review or approval is for the sole purpose of protecting Landlord’s interest in the Project, and neither Tenant nor any Tenant Party nor any person or entity claiming by, through or under Tenant, nor any other third party shall have any rights hereunder by virtue of such review and/or approval by Landlord.

23.23      Authority.  If Tenant is a corporation, trust or general or limited partnership, each individual executing this Lease on behalf of Tenant represents and warrants that he or she is duly authorized to execute and deliver this Lease on Tenant’s behalf and that this Lease is binding upon Tenant in accordance with its terms.  If Tenant is a corporation, trust or partnership, Tenant shall, within ten (10) business days after request by Landlord, deliver to Landlord evidence satisfactory to Landlord of such authority.  If Landlord is a corporation, trust or general or limited partnership, each individual executing this Lease on behalf of Landlord represents that he or she is duly authorized to execute and deliver this Lease on Landlord’s behalf and that this Lease is binding upon Landlord in accordance with its terms.  If Landlord is a corporation, trust or partnership, Landlord shall, within fifteen (15) business days after request by Tenant, deliver to Tenant evidence satisfactory to Tenant of such authority.

23.24      No Light, Air or View Easement.  Any diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to the Project shall in no way affect this Lease or the Rent due hereunder, or otherwise impose any liability on Landlord whatsoever.

23.25      Offer.  Preparation of this Lease by Landlord or Landlord’s agent and submission of same to Tenant shall not be deemed an offer to lease to Tenant.  This Lease is not intended to be binding and shall not be effective until fully executed by both Landlord and Tenant.

23.26      Building Name.  Tenant will not, without the written consent of Landlord, use the words “Contract Design Center”, “600 Townsend Street”, “Galleria Design Center”, “Showplace Design Center”, “Contract Center”, “Galleria”, “Showplace Square”, the “San Francisco Design Center” or “The Showplace” or the name of the Building for any purpose other than as the address of the business to be conducted by Tenant in the Premises.

23.27      Exhibits.  The following exhibits and addenda are attached to, incorporated in and made a part of this Lease:  Exhibit A Floor Plan of the Premises; Exhibit B Initial Improvement of the Premises; Allowance; Exhibit C Confirmation of Term of Lease; Exhibit D Building Rules and Regulations; and Exhibit E Tenant Construction & Rules of the Site.

23.28      Condition of Ground Floor Lobby and Exterior Courtyard; Termination of Art Program.  Landlord has informed Tenant that Landlord intends to install trees, plants, tables and chairs in the exterior courtyard behind the main ground floor lobby of the Project.  If Landlord elects during the term of this Lease to perform any major modifications, upgrades or renovations to the main ground floor lobby of the Project (the “Lobby Changes”), Landlord shall share Landlord’s concept of the Lobby Changes with Tenant prior to implementing such Lobby Changes.  Landlord shall terminate the existing program for displaying art in the ground floor lobby prior to December 31, 2006.

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IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first written above.

“LANDLORD”:	TODA DEVELOPMENT, INC.,
a California corporation

	By:	/s/ Akinori Nakagawa
	Typed Name:	Akinori Nakagawa
	Title:	President

	By:	/s/ Masatoshi Tasaka
	Typed Name:	Masatoshi Tasaka
	Title:	CFO

“TENANT”:	ADVENT SOFTWARE, INC.,
a Delaware corporation

	By:	/s/ Graham V. Smith
	Typed Name:	Graham V. Smith
	Title:	CFO

	By:	/s/ John P. Brennan
	Typed Name:	John P. Brennan
	Title:	V.P. of Human Resources

[If Tenant is a corporation, Tenant should have one officer from each of the following categories sign for Tenant: (a) a president, vice president or chairman of the board and (b) a secretary, assistant secretary, chief financial officer or assistant treasurer.]

[If Landlord is a corporation, Landlord should have one officer from each of the following categories sign for Landlord: (a) a president, vice president or chairman of the board and (b) a secretary, assistant secretary, chief financial officer or assistant treasurer.]

EXHIBIT A

FLOOR PLAN

OF THE

PREMISES

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EXHIBIT B

INITIAL IMPROVEMENT OF THE PREMISES; ALLOWANCE

1.             Prime Contractor; General Contractor.  Landlord and Tenant acknowledge that Toda America, Inc. (“Prime Contractor”) has been selected as the prime contractor for the construction of the Tenant Improvements (as defined below), and that CCI Commercial Construction & Improvements (“Landlord’s Contractor”) has been selected by Prime Contractor and approved by Landlord and Tenant as the general contractor for the construction of the Tenant Improvements.  Landlord shall cause Prime Contractor and Landlord’s Contractor to complete construction of the initial improvements to the Premises in accordance with the following terms and provisions of this Exhibit B (the “Work Letter”), in a good and workmanlike manner and substantially in compliance with applicable laws.

2.             Plans.

(a)  Space Plans.  On or before December 15, 2005 (the “Space Plan Deadline”), Tenant shall furnish to Landlord for Landlord’s review and approval (which approval shall not be unreasonably withheld) detailed layout plans and finish specifications (the “Space Plans”) prepared by MacCracken Architects or another architect reasonably acceptable to Landlord (“Tenant’s Architect”).  The Space Plans shall show substantially all of the improvements which Tenant desires to be constructed in the Premises.  The Space Plans shall separately note any proposed structural work or extraordinary or supplemental electrical, plumbing or HVAC requirements, shall identify Design-Build Components (as defined below), and shall contain such detail and specifications as would permit the Design-Build Contractors (defined below) to commence work on their respective plans.  Landlord shall respond to the Space Plans within five (5) business days of its receipt thereof.  Tenant shall respond promptly to any reasonable objections of Landlord to the Space Plans and shall resubmit appropriately revised Space Plans prepared by Tenant’s Architect within three (3) business days of Tenant’s receipt of Landlord’s objections.  The foregoing process shall be repeated until the Space Plans have been approved by Landlord.  The Space Plans, as finally approved in writing by Landlord, shall be referred to herein as the “Final Space Plans.”

(b)  Working Drawings; Final Plans; Minimum Required Improvements.  On or before February 1, 2006 (the “Final Drawing Deadline”), Tenant shall furnish to Landlord for Landlord’s written approval (which shall not be unreasonably withheld) working plans and specifications (the “Working Drawings”) prepared by Tenant’s Architect for substantially all of the improvements which Tenant desires to be constructed in the Premises pursuant to this Work Letter.  The Working Drawings shall show improvements that substantially conform to the Final Space Plans (except to the extent specifically noted therein or in accompanying specifications), shall be in sufficient detail as to enable the general contractor for the work to obtain all necessary governmental permits for construction of all of the improvements and to secure complete bids from qualified contractors to perform the work for all of the improvements to be constructed in the Premises, shall identify any “long lead” materials (as defined below) then known by Tenant or Tenant’s Architect, and shall show improvements which substantially conform to applicable building codes and legal requirements.  Landlord shall respond to the Working Drawings within ten (10) business days of its receipt thereof.  Landlord shall not unreasonably withhold its approval to the Working Drawings and the improvements set forth thereon. Tenant shall respond promptly to any reasonable objections of Landlord to the Working Drawings and shall resubmit appropriately revised Working Drawings prepared by Tenant’s Architect within five (5) days of Tenant’s receipt of Landlord’s objections.  Such resubmitted Working Drawings shall clearly indicate which portions of the plans remain unchanged from the previously submitted plans.  Landlord shall respond to revised Working Drawings within three (3) business days of receipt thereof, unless such revised Working Drawings include material revisions to structural, mechanical, electrical, or life safety components, or unless the revised Working Drawings cover more than 25,000 square feet of space, in which event Landlord shall respond within six (6) business days of receipt thereof.  The foregoing procedure shall be repeated until the Working Drawings have been approved by Landlord.  (The Working Drawings, as approved in writing by Landlord, as revised by Tenant from time to time with Landlord’s written approval in accordance with the following provisions of this Work Letter, are hereinafter called the “Final Plans”, and the improvements to be performed in accordance with the Final Plans and the Design-Build Plans (as defined below) are hereinafter called the “Tenant Improvements”).   The Final Plans must, at a minimum, show the following improvements (the “Minimum Required Improvements”):  (A) office improvements to that portion of the Third Floor Premises that is presently in shell condition, (B) eliminate the corridors in the northern portion of the Third Floor Premises, and (C) eliminate the

1

demising walls and common corridors in the Fifth Floor Premises to combine the separately demised space into a single premises.

(c)  Demolition Plan; Interior Demolition.  The parties will work in an expeditious manner to agree on a demolition plan for bid and permit indicating areas and components to be demolished (the “Demolition Plan”) and Tenant shall in such manner provide to Landlord for Landlord’s review and approval (which shall not be unreasonably withheld) a demolition plan (exclusive of MEP components) issued by Tenant’s Architect, provided that such plan shall be issued not later than February 1, 2006.  Landlord shall approve or reasonably disapprove the Demolition Plan within two (2) business days of receipt thereof and Landlord’s Contractor shall bid such work out to a minimum of three (3) subcontractors from the Bid List (as defined below). Landlord’s Contractor will provide Tenant’s Representative with a copy of Landlord’s Contractor’s suggested subcontractors for the work shown on the Demolition Plan (the “Demolition Work”), Landlord’s Contractor’s estimated budget for the Demolition Work, including Landlord’s Contractor’s fee of 3.1% of the total hard cost of the Demolition Work for overhead and profit and Landlord’s Contractor’s general conditions for the Demolition Work.  Tenant shall have two (2) business days after the receipt of Landlord’s Contractor’s bid analysis to approve or reasonably disapprove Landlord’s Contractor’s selection of subcontractors and Landlord’s Contractor’s estimated budget for the demolition work.  Landlord’s Contractor shall commence demolition of the existing improvements as soon as reasonably possible following approval of the Demolition Plan, the budget for the Demolition Work, and the selection of the subcontractors to perform such Demolition Work.

(d)  Approval.  Landlord’s approval of any item reviewed by Landlord under this Work Letter shall merely indicate Landlord’s consent to the proposed work shown thereon, and in no event shall such consent by Landlord be deemed to constitute a representation by Landlord that the work called for therein complies with applicable building codes or other legal requirements, nor shall such consent release Tenant from Tenant’s obligation to supply Working Drawings that do so substantially conform to applicable building codes and legal requirements.

(e)  Design-Build; MEP Plans.   Landlord and Tenant acknowledge that portions of the mechanical, electrical, and plumbing components of the Tenant Improvements (the “Design-Build Components”) shall be designed and constructed on a design-build basis by subcontractors selected by Landlord’s Contractor and approved by Tenant pursuant to Section 3 below.  Upon receipt of the Space Plans and approval of the Bid List (as defined below), Landlord shall cause Landlord’s Contractor to solicit bids from not less than three (3) such subcontractors for the Design-Build Components, except as otherwise approved by Tenant, and provide Tenant with Landlord’s Contractor’s bid analysis (including copies of the actual subcontractor bid responses) and recommended subcontractors for the Design Build Components.  Tenant shall approve or reasonably disapprove the proposed design-build subcontractor within two (2) business days of Landlord’s Contractor’s request for such approval.  The subcontractors selected to perform the design-build work are referred to herein as the “Design-Build Subcontractors”.  Landlord and Tenant shall cooperate regarding the selection of any required Design-Build Subcontractors with the goal of selecting such Design-Build Subcontractors by January 3, 2006, and during development of plans by the Design-Build Subcontractors, Tenant shall cause Tenant’s Architect to cooperate with the Design-Build Subcontractors and to respond to inquiries from the Design-Build Subcontractors promptly, and in all events within two (2) business days.  Tenant shall provide the Design-Build Subcontractors with the information required for the Design-Build Subcontractors to commence design on February 2, 2006 and to complete design prior to February 24, 2006.  The plans prepared by the Design-Build Subcontractors for such portions of the electrical, and plumbing components of the Tenant Improvements shall be subject to Landlord’s and Tenant’s approval, which approval shall not be unreasonably withheld. Landlord and Tenant shall respond to such plans within five (5) business days of its receipt thereof.  Landlord shall cause the Design-Build Subcontractor(s) respond promptly to any reasonable objections of Landlord or Tenant to such plans to resubmit appropriately revised plans within five (5) days of receipt of Landlord’s or Tenant’s objections.  Such resubmitted plans shall clearly indicate which portions of the plans remain unchanged from the previously submitted plans.  Landlord and Tenant shall respond to revised plans within three (3) business days of receipt thereof.  The foregoing procedure shall be repeated until such plans have been approved by Landlord and Tenant. Such approved plans are referred to herein as the “Design-Build Plans”.

(f)  Pricing Plans.  Tenant shall provide to Landlord 75% Design Development Drawings issued by Tenant’s Architect (the “75% Design Development Drawings”) and 50% Construction Documents prepared by Tenant’s Architect (the “50% Construction Documents”).

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3.             Subcontractor Bidding List.  On or before December 12, 2005, Landlord’s Contractor shall submit to Tenant Landlord’s Contractor’s list of recommended subcontractors for the Demolition Work and the balance of the Tenant Improvements, including the design-build components.  Tenant shall approve or reasonably disapprove subcontractors on Landlord’s Contractor’s recommended bid invitation list within three (3) business days of receipt thereof. If Tenant desires to have Landlord’s Contractor include particular subcontractors on the bid invitation list, Tenant shall submit the names of such subcontractors to Landlord’s Contractor on or before December 12, 2005 and, subject to Landlord’s prior approval (which shall not be unreasonably withheld or delayed), such subcontractors shall be so included.  The final bid invitation list of subcontractors as approved by Landlord and Tenant is referred to herein as the “Bid List”.

4.             Tenant’s Representative. For the purposes of this Work Letter, Tenant’s representative shall be Bryce Mason of KBM Partners or such other representative(s) designated by Tenant from time to time (“Tenant’s Representative”).

5.             Cooperation.  Landlord and Tenant and their respective contractors, consultants and representatives, shall communicate and cooperate with each other to the end that the Tenant Improvements are constructed in an expeditious manner, having due regard for minimizing disturbance of other tenants of the Project.  Landlord and Tenant shall cooperate with each other to resolve any space planning or other issues that are raised by applicable local, state or federal building codes during the planning, permit or construction process. Landlord’s Contractor shall keep Tenant informed regarding the progress of the work, and Landlord’s Contractor and Tenant’s Representative shall hold construction meetings with frequency reasonably satisfactory to Tenant.

6.             Landlord’s Work.  In addition to the payment of the Improvement Allowance (as defined below) , Landlord shall, at Landlord’s sole cost and expense, perform the following work (“Landlord’s Work”):

 (i) all work necessary to cause the common restrooms in the Building and existing restrooms in the Premises to comply with applicable laws and codes regarding handicap access and use (using Building standard plans and finishes) to the extent such work is required in connection with the Tenant Improvements (but not with respect to additional stalls or fixtures required as a result of density of employees in excess of one per 138 square feet of Rentable Area of the Premises on any floor or as a result of assembly rooms or similar improvements included in the Tenant Improvements);

(ii) to the extent, if any, indicated in the Final Plans, demolish the large server room on the second floor of the Building below ceiling, including the removal or all racks and equipment in such room, and replace the ducting, HVAC ducting, and sprinkler grid, if any, removed in connection with such demolition.  If Tenant does not elect to cause Landlord to demolish the second floor equipment room, Tenant may use the equipment located in such room during the term of the Lease, and shall surrender such equipment to Landlord at the termination or earlier expiration of the Lease;

(iii) following demolition required pursuant to the Final Plans, seal all penetrations through the slab in the Premises in compliance with applicable law;

(iv) to the extent not previously performed, the work set forth in Section 5.7 of the Lease.

Tenant acknowledges that Landlord’s Work may be performed simultaneously with the construction of the Tenant Improvements.

7.             Construction.

(a)  Construction Operations Fee.  Notwithstanding the provisions of Section 8.5 of the Lease to the contrary, Landlord acknowledges and agrees that no administration fee shall be charged by Landlord in connection with the performance of the Tenant Improvements.

(b)  Construction Cost; General Conditions.  Prime Contractor and Landlord’s Contractor shall construct the Tenant Improvements on a cost basis, plus (i) a fee of 3.1% of the total hard cost of the Tenant Improvements for overhead and profit (“Contractor’s Fee”), (ii) general conditions in accordance with the schedule attached hereto as Schedule B-1 (the “General Conditions”), and (iii) labor costs at the rates specified in the schedule attached hereto as Schedule B-2 for labor supplied by Landlord’s Contractor’s personnel for construction in excess of the 16 weeks of construction assumed in Tenant’s Request for Proposal.  Tenant acknowledges that the estimated cost of the General Conditions as shown on Schedule B-1 is based on the assumptions specified therein, and the actual cost of the General Conditions may vary to the extent actual conditions vary from such assumptions.

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(c)  Preconstruction Services.  Landlord shall cause Landlord’s Contractor to perform the following preconstruction services, the cost of which is specified in the General Conditions attached hereto as Schedule B-1: Participate in a reasonable number of design meetings, provide an estimated budget to Tenant within five (5) business days of Landlord’s receipt of the 75% Design Development Drawings, provide an estimated budget to Tenant within five (5) business days of Landlord’s receipt of the 50% Construction Documents, provide to Tenant reasonable value engineering, and provide to Tenant an estimated schedule for the construction of the Tenant Improvements.  If Landlord’s Contractor reasonably determines that the input of a subcontractor in one or more trades is required on an hourly fee basis in connection with the preparation of an estimated budget or in connection with value engineering, Landlord’s Contractor shall so notify Tenant’s Representative, and Landlord’s Contractor and Tenant’s Representative shall cooperate in the prompt selection and engagement of such subcontractor(s), and the hourly fee charged by such subcontractor(s) in connection therewith shall be included in the cost of the Tenant Improvements.  Tenant’s Representative shall in all events approve or reasonably disapprove a proposed consulting subcontractor within three (3) days of Landlord’s Contractor’s request for such approval.  Landlord shall cause Landlord’s Contractor to use reasonable care in preparing the estimated budgets, but they shall be good faith estimates only.

(d)  Bidding and Budgets. Landlord shall cause Landlord’s Contractor to solicit bids from not less than three (3) subcontractors for each major trade working on the Tenant Improvements (except for the trades of approved Design-Build Subcontractors, which shall have been previously selected pursuant to the provisions of Section 2(e) above and except for the Demolition Work).  When Landlord’s Contractor has received responses to its bid request, Landlord’s Contractor will analyze the same and provide Tenant’s Representative with a copy of Landlord’s Contractor’s bid analysis (including copies of the actual subcontractor responses), recommended winning bidders and estimated budget for the Tenant Improvements, based upon the selected subcontractors’ bids (including the Design-Build Subcontractors) and including Contractor’s Charge (as defined above), the estimated cost of General Conditions, and a reasonable contingency not to exceed ten percent (10%).  Tenant shall have three (3) business days after the receipt of Landlord’s Contractor’s bid analysis to approve or reasonably disapprove Landlord’s Contractor’s selection of subcontractors and Landlord’s Contractor’s estimated budget.  Further, if Tenant disapproves of the budget and in order to satisfactorily reduce the cost of the work as shown on the budget the Final Plans must be modified to change the scope of the work or modify finishes or materials indicated on the Final Plans, Tenant shall cause Tenant’s Architect to modify the Final Plans in order to satisfactorily reduce the cost of the work as shown on the budget.  Any and all revisions to the Final Plans shall be subject to Landlord’s approval (in accordance with Section 9 below) and at Tenant’s cost.  Upon Tenant’s disapproval of any subcontractor bid or the revision of the Final Plans, Landlord shall cause Landlord’s Contractor to promptly prepare and submit to Tenant a revised estimated budget.  Tenant shall respond to the revised estimated budget in the manner described above.  Any delay in Substantial Completion (as defined below) of the Tenant Improvements resulting from any revision to the Final Plans or the budget shall constitute a Tenant Delay as defined in and subject to Section 11 below.  If Tenant fails to raise any objections to the analysis and/or budget within the period(s) described above, Tenant shall be deemed to have approved Landlord’s Contractor’s recommended bid acceptance and proposed budget.  Upon approval of the estimated budget and selection of the subcontractors, Landlord’s Contractor shall provide Tenant with Landlord’s Contractor’s reasonable and good faith estimate of the date by which it anticipates the Tenant Improvements will be completed (the “Anticipated Completion Date”).

8.             Commencement of Construction; On-going Obligations.  Upon approval of the Final Plans and selection of subcontractors and approval of the budget, and after securing all necessary permits, Landlord shall cause Prime Contractor and Landlord’s Contractor to promptly commence and diligently pursue to completion construction of the Tenant Improvements.  Landlord’s Contractor shall update the project schedule weekly, and shall provide to Tenant a tracking of the budget on a weekly basis in the form of a consolidated one-page summary report including, without limitation, backup detail and pending and approved change order requests showing impact to budget and estimated impact to the Anticipated Completion Date.

9.             Changes.  If Tenant shall desire any change in or to the Final Plans (a “Change”), Tenant shall submit to Landlord for Landlord’s review and written approval revised Working Drawings prepared by Tenant’s Architect incorporating the requested Change and clearly identifying the same as such on the revised Working Drawings.   Landlord shall not unreasonably withhold or delay its approval of the revised Working Drawings, provided, however, that Landlord shall have at least three (3) business days after receipt of the revised Working Drawings to review any proposed Change, and Landlord shall have at least six (6) business days to review any proposed change to the structure or the mechanical or life safety systems or changes which would increase or

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decrease the budget by more than $20,000 (such changes being referred to herein as “Material Changes”).  If Landlord fails to approve or disapprove a requested Change which is not a Material Change within the three (3) business day period specified above, Landlord shall be deemed to have approved such proposed Change.  If Landlord approves any proposed Change, then together with such approval, if practicable, and if not practicable as soon thereafter as is practicable, Landlord’ Contractor shall give Tenant Landlord’s estimated increase or decrease in the cost of the Tenant Improvements and the estimated delay (if any) which would result from incorporating such Change.  Landlord will use reasonable care in preparing the estimates, but they shall be good faith estimates only and will not limit Tenant’s obligation to pay for the actual increase in the cost of the Tenant Improvements (subject to the Improvement Allowance) or Tenant’s responsibility for the actual construction delay resulting from the Change.  Within two (2) business days after receipt of such cost and delay estimates, Tenant shall notify Landlord in writing whether Tenant approves the Change.  If Tenant fails to approve the Change within such two (2) business day period, construction of the Tenant Improvements shall proceed as provided in accordance with the Final Plans as they existed prior to the requested Change.  If, following Tenant’s review of the estimated costs and delays, Tenant desires Landlord to incorporate the Change into the Tenant Improvements, then Tenant’s Architect and Landlord shall execute a change order for such Change on Landlord’s Contractor’s standard form therefor, and the term “Final Plans” shall thereafter be deemed to refer to the Working Drawings as so revised and approved.

10.           Substantial Completion.  “Substantial Completion” of the Tenant Improvements shall be deemed to have occurred when (i) the Tenant Improvements have been completed pursuant to the Final Plans, subject only to the completion or correction of Punch List Items, and (ii) Landlord has obtained all approvals and permits from the appropriate governmental authorities required for the legal occupancy of the Premises for Tenant’s intended use.  Punch List Items shall mean incomplete or defective work or materials in the improvements, of a nonmaterial nature, called for in the Final Plans which do not materially impair Tenant’s use of the Premises for the conduct of Tenant’s business therein.  Upon notice from Landlord that the Tenant Improvements have been Substantially Completed, Landlord and Tenant shall tour the Premises and prepare a joint list of Punch List items. Following Substantial Completion, the parties shall promptly execute a Confirmation of Term of Lease substantially in the form attached as Exhibit C to the Lease.  Landlord shall cause Landlord’s Contractor to diligently pursue the Punch List Items to completion to Tenant’s reasonable satisfaction, and Tenant shall reasonably cooperate with and accommodate Landlord’s Contractor in connection therewith.  Upon Substantial Completion, Tenant shall cause Tenant’s Architect to deliver to Landlord a set of “as-built” drawings for the Tenant Improvements.

11.           Tenant Delays; Landlord Delays.

(a) Tenant Delays.  Except to the extent resulting from a Landlord Delay (as defined below) “Tenant Delay” shall be any actual delay in the completion of the Tenant Improvements or Landlord’s Work caused by the following: (i) the failure of Tenant to submit to Landlord the Space Plans by the Space Plan Deadline, the Working Drawings by the Final Plan Deadline, or revisions to the Space Plans or the Working Drawings by the dates or within the time periods set forth above, (ii) any changes in the Space Plan or Working Drawings after submission thereof to Landlord (except changes to respond to Landlord’s comments) and any Changes to the Final Plans (whether or not such change or Change is a result of Tenant’s disapproval of the budget and including any cost or delay resulting from proposed changes or Changes that are not ultimately made, but excluding Changes which result from unknown field conditions which could not reasonably have been anticipated by Tenant’s Architect), (iii) any failure by Tenant to timely pay any amounts due from Tenant hereunder (it being acknowledged that if Tenant fails to make or otherwise delays making such payments, Landlord may stop work on the Tenant Improvements rather than incur costs which Tenant is obligated to fund but has not yet done so and any delay from such a work stoppage will be a Tenant Delay), (iv) any failure of Tenant to submit any item or to approve or disapprove any matter within the time frame or by the deadline provided in the Work Letter, (v) any material changes to the Space Plans after submittal thereof which delay the completion of plans by the Design-Build Subcontractors, (vi) delay by Tenant in promptly responding to inquiries regarding the construction of the Tenant Improvements or Landlord’s Work or in granting Tenant’s prompt approval or disapproval of materials or finishes for the Tenant Improvements or Landlord’s Work, (vii) the inclusion in the Tenant Improvements of any so-called “long-lead” materials (such as fabrics, panelling, tiling or carpeting, or other items that must be imported, must be specially fabricated, or are of unusual character or limited availability) to the extent there exists a reasonable substitute for such material which would not be considered a long-lead material or would have a shorter lead time , as reasonably determined by Landlord’s Contractor, (viii) any interference by Tenant or Tenant’s vendors with the construction of the Tenant Improvements or Landlord’s Work resulting in a delay beyond the reasonable integration schedule developed under Section 13 of this Work Letter, (ix) any delay in the issuance of permits due to the submittal of drawings (other than

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drawings prepared by Design-Build Subcontractors) which do not comply with applicable codes, to the extent the code requirement could have reasonably been anticipated by Tenant’s Architect, (x) Tenant’s failure to provide, by the dates specified herein, the information required for the Design-Build Subcontractors to commence and complete their designs, (xi) the failure Tenant’s Architect failure to cooperate with the Design-Build Subcontractors or to respond to inquiries from the Design-Build Subcontractors as and within the periods required herein, or (xii) any other delay requested or caused by Tenant, Tenant’s Representative or Tenant’s Architect.  Each of the foregoing is referred to herein and in the Lease as a “Tenant Delay”.  Landlord’s Contractor will give Tenant notice of “long-lead items” as soon as reasonably practicable after being advised of the delay by the suppliers involved, or otherwise becoming aware of the delay.  Landlord’s Contractor will suggest alternative products to alleviate the delay, if feasible.  The inclusion of “long lead” items in the Tenant Improvements shall be deemed a Tenant Delay only if (A) Tenant fails to designate a reasonable substitute for such item within two (2) days after receipt of written notice from Landlord’s Contractor that such item is a “long lead” item, or (B) Landlord and Tenant do not agree that the Tenant Improvements will be Substantially Complete notwithstanding the non-completion of long-lead items and related work (Landlord’s Contractor and Tenant agree that in such instances, if reasonably appropriate, a short term alternative product will be installed prior to Substantial Completion and will be replaced with the long lead item at a later date).  In determining whether reasonable substitutes exist for long-lead items, Landlord’s Contractor shall consider the function of the material and shall not be required to consider the unique aspects of the material or the particular aesthetic of the material (i.e. a more common material can be a reasonable substitute for an item of limited availability).  Notwithstanding the foregoing, matters otherwise designated hereunder as Tenant Delays which first occur following Landlord’s Contractor’s establishment of the Estimated Completion Date shall be Tenant Delays only to the extent Substantial Completion of the Tenant Improvements is delayed beyond the Estimated Completion Date as a result thereof.

(b)  Landlord Delays.  “Landlord Delays” shall constitute the actual delay in the completion of the Tenant Improvements beyond the anticipated completion date to the extent caused by the following: (i) the failure by Landlord to approve or reasonably disapprove the Space Plans or the Working Drawings or to otherwise comply with its obligations under this Work Letter by the dates or within the time periods set forth above, (ii) any Changes requested by Landlord in the Space Plans, Working Drawings or Final Plans, after approval thereof by Landlord and Tenant (excluding Changes which result from unknown field conditions which could not reasonably have been anticipated by Landlord’s Contractor or Changes required to obtain permits for the work), (iii) any delay caused by the Prime Contractor, Landlord’s Contractor or the subcontractors including, without limitation, the failure of the Prime Contractor, Landlord’s Contractor or the subcontractors to process and execute (or disapprove) any Changes in a reasonably expeditious manner, (iv) any delay resulting from the performance of Landlord’s Work, and (v) the interruption in the availability of the freight elevator due to a required repair, except to the extent such repair is necessitated due to the actions of Tenant or Tenant’s vendors or contractors.  In the event and to the extent a Landlord Delay during the Move In Period results in a delay in Tenant completing its preparation of the Premises for occupancy in accordance with Section 2.4 of the Lease by the Commencement Date, the Commencement Date under the Lease shall be delayed by one (1) day of each day of such Landlord Delay.

12.           Cost of Improvements.  The cost of the construction and installation of the Tenant Improvements shall be borne as follows:

(a)  Landlord shall pay the entire cost of Landlord’s Work.

(b)  Landlord shall contribute toward the cost of the construction and installation of the Tenant Improvements an amount not to exceed Forty Dollars ($40.00) per square foot of Rentable Area of the Premises (the “Improvement Allowance”).  The following provisions shall govern the payment of the Improvement Allowance:

(i)  Excess Cost; Share of Costs.  Tenant shall pay the cost of construction of the Tenant Improvements to the extent such cost exceeds the funds available therefor from the Improvement Allowance (the “Excess Cost”).  Based on the estimated cost (the “Estimated Costs”) of the construction of the Tenant Improvements, the prorata share of the Estimated Costs payable by Landlord and Tenant shall be determined and an appropriate percentage share established for each (a “Share of Costs”).  Tenant and Landlord shall fund the cost of such work as the same is performed, in accordance with their respective Share of Costs for such work.  Tenant’s payments shall be made from time to time within thirty (30) days of Tenant’s receipt of a payment request from Landlord’s Contractor (accompanied by supporting documentation of the type typically submitted by contractors in support of payment requests, including, without limitation, AIA Document G702 Application and

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Certificate for Payment, the applicable conditional and unconditional lien waivers, schedule of values including name of company associated with each trade, and a copy of subcontractor invoices) reflecting that such work has been performed and such construction is in place, or that the relevant materials have been delivered to the site, and clearly reflecting the percentage payable by Tenant on account of such invoice.  At such time as the Improvement Allowance has been entirely disbursed, Tenant shall pay the remaining Excess Cost, if any, which payments shall be made in installments as construction progresses in the same manner as Tenant’s payments of Tenant’s Share of Costs were paid.  If the total actual Excess Cost turns out to be less than the total payments made by Tenant, Landlord shall refund the excess to Tenant following the final construction accounting, and if the total payments made by Tenant turns out to be less than the Excess Costs, Tenant shall pay the shortfall to Landlord following the final construction accounting.

(ii)  Certain Costs.  Portions of the Improvement Allowance may, at Tenant’s election, be applied toward Tenant’s reasonable architectural and engineering fees in connection with the design and construction of the Tenant Improvements, including the costs of producing the Space Plans, Working Drawings and Final Plans, the reasonable cost of Tenant’s consultants associated with the Tenant Improvements or entering into this Lease, and Tenant’s reasonable moving costs reasonably associated with Tenant’s relocation into the Premises.  Landlord shall reimburse Tenant for such portion of such fees and costs (or, if Tenant so notifies Landlord in writing, will make payments directly to Tenant’s Architect, engineer or vendor) upon Landlord’s receipt of copies of receipted invoices covering the same. In no event may any portions of the Improvement Allowance be applied towards the costs of Tenant’s personal property or movable furniture, signage or rental obligations.

(iii) Rent Credit.  Provided that Tenant has performed the Minimum Required Improvements and provided that Tenant is not in default hereunder, at Tenant’s written election the balance of the Improvement Allowance shall be credited against the Rent first due under the Lease.

(iv)  Landlord Costs.  Notwithstanding anything to the contrary herein, the Excess Cost shall not include, Landlord shall be solely responsible for, and the Improvement Allowance shall not be used for the following: (a) costs incurred to remove or encapsulate Hazardous Materials from the Premises, the Building and the Project; (b) costs to bring the Base Building into compliance with applicable laws and restrictions (except as otherwise set forth in Section 6.6 of the Lease), (c) attorneys’ fees incurred in connection with negotiation of construction contracts, and attorneys’ fees, experts’ fees and other costs in connection with disputes with third parties; (d) interest and other costs of financing construction costs; (e) penalties and late charges attributable to Landlord’s failure to pay construction costs; (f) wages, labor and overhead for overtime and premium time, except as requested by Tenant; (g) costs recoverable by Landlord on account of warranties or insurance, and (h) offsite management or other general overhead costs incurred by Landlord.

13.           Vendor Entry During Construction Period.  Notwithstanding anything to the contrary in the Lease or this Work Letter, Tenant may, prior to the Substantial Completion of the Tenant Improvements, and during and in conjunction with the construction of the Tenant Improvements, permit Tenant’s vendors to enter the Premises for the purpose of installing telephones, electronic communication or related equipment, security or audio/visual equipment, and furniture systems and equipment, provided that Tenant shall be solely responsible for any of such equipment, fixtures, furniture or material and for any loss or damage thereto from any cause whatsoever, excluding only the gross negligence or deliberate misconduct of Landlord or Landlord’s Contractors.  Such early access to the Premises and such installation shall be permitted only to the extent that Landlord determines that such early access and installation activities will not delay Landlord’s Contractor’s completion of the construction of the Tenant Improvements, provided that Landlord’s Contractor shall use reasonable good faith efforts to reasonably integrate the work to be completed by Tenant’s Vendors into Landlord’s Contractor’s scheduling and planning such that the Tenant Improvements and the work to be completed by Tenant’s Vendors will be completed in an efficient manner.  Further, subject to the foregoing, Landlord and Tenant shall cooperate in the scheduling of Tenant’s early access to the Premises and of Tenant’s installation activities in an attempt to maximize the benefits to Tenant of this Paragraph 13 without interfering with the completion of the construction of the Tenant Improvements.

14.           Addresses for Notices and Deliveries.  Notwithstanding the provisions of Section 23.13 of the Lease to the contrary, for the purposes of this Work Letter (i) notices, submittals and deliveries to Landlord shall be

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made to Landlord’s Contractor and Landlord’s Representative at the addresses set forth below, (ii) notices, submittals and deliveries to Tenant shall be made to Tenant’s Representative at the address set forth below, and (iii) notices, submittals and deliveries to either pay may be made via facsimile transmissions with answerback confirmation at the respective facsimile numbers set forth below.  Facsimile transmissions received after 6:00 P.M. shall be deemed to have been given the following business day.

(a)	Landlord’s Contractor:	CCI Commercial Construction & Improvements
Rich Stevens
Two Henry Adams Street, Suite M99’
San Francisco, CA 94103
Fax: (415) 626-3406

(b)	Tenant’s Representative:	KBM Partners
Bryce Calvin Mason
1770 Pacific Avenue, Suite 103
San Francisco, CA 94109
Fax: (415) 276-3065

with a copy to:

Advent Software, Inc.
301 Brannan, Suite 600
San Francisco, CA 94107
Attention: Chief Financial Officer
Fax: (415) 543-5070

(c)	Landlord’s Representative:	Bay West Group
Barry Campbell
2 Henry Adams St. #450
San Francisco, CA 94103
Fax: (415) 864-5969

15.           Removal; Internal Stairway.  Landlord, simultaneously with Landlord’s final approval of the Working Drawings, shall notify Tenant (a “Removal Notice”) in writing, whether, in Landlord’s opinion, any of the alterations, additions or improvements described in the Working Drawings constitute an Extraordinary Fixture (as defined in Section 8.4 of the Lease) which Tenant must remove a the expiration or earlier termination of the term of the Lease.  Notwithstanding the foregoing, Tenant acknowledges that any internal stairway shall be considered an Extraordinary Fixture, and, regardless of whether Landlord delivers a Removal Notice in connection therewith, Landlord may elect to require Tenant to remove the internal stairway upon the expiration or termination of the Lease or at any time Tenant does not lease the entire fifth (5th) floor of the Building together with that portion of the fourth (4th) floor of the Building to which such internal stairwell connects, which election shall be made by written notice to Tenant, given at or prior to the expiration or earlier termination of the Lease.

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Schedule B-1

To Work Letter

Description of General Conditions

No.	Item	Cost
1	Preconstruction Services	$53,453.00 (Fixed)
2	Bonds	NA
3	Insurance	1.05% of cost of tenant improvements
4	Permits	Cost of Work with no overhead and profit markup
5	Taxes: Sales	Included
6	Taxes: San Francisco Payroll Tax	Estimated: $1,563.00
7	Utility Connections/Fees	Cost of Work
8	Fringe Tax and Insurance	Included
9	Project Manager *(For 16 week duration of construction)	$22,972.00 *
10	Superintendent: Full Time *(For 16 week duration of construction)	$43,590.00 *
11	Project Engineer *(For 16 week duration of construction)	$14,078.00 *
12	Clerical	Included
13	MEP Coordinator	Included
14	Scheduling (in house)	Included
15	Safety Director	Included
16	Field Office *(For 16 week duration of construction)	$2,250.00 *
17	Printing-Submittals	Included
18	Printing-Construction Documents	Cost of Work
19	Copy Machine	Included
20	Telephone and Fax: Jobsite *(For 16 week duration of construction)	$1,800.00*
21	Postage and Messengers *(For 16 week duration of construction)	$800.00*
22	Computer Software Service	Included
23	Temp. Construction and Protection	Cost of Work
24	Progressive Site Cleanup *(For 16 week duration of construction)	$27,856.00*
25	Debris boxes for Progressive Cleanup *(For 16 week duration of construction)	$7,200.00*
26	Final Janitorial	Cost of Work
27	Layout (Snapping Lines)	Cost of Work
28	Scaffolding	Cost of Work
29	Hoists	Cost of Work
30	All other tools, Equipment and Materials	Cost of Work
31	Parking and Pick-up *(For 16 week duration of construction)	$1,950.00 *
32	Material Handling (Labor of moving general materials)	Cost of Work
33	Project Close-out	Included
34	Permit Expediting	Cost of Work with no overhead and profit markup

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35	Temp. Utilities and Power	Cost of Work
36	Abandonment Cost	NA
37	General Superintendent	Included
38	Telephone line installation fees	Included
39	Accountant	Included
40	Chemical Toilets	Cost of Work

*           See attached

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Schedule B-2

To Work Letter

CCI General Contractors LICENSE # 687025

Project Labor

Rates

	Straight Time	Overtime @ 1.5x

Project Manager	$95.00	n/a
Superintendent	$85.00	n/a
Foreman	$72.00	$108.00
Carpenter	$65.00	$97.50
Laborer	$47.50	$71.25

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EXHIBIT C

CONFIRMATION OF TERM OF LEASE

This Confirmation of Term of Lease is made by and between Toda Development, Inc., a California corporation, as Landlord, and                                       , a                                   , as Tenant, who agree as follows:

1.             Landlord and Tenant entered into a Lease dated                                 , 2006 (the “Lease”), in which Landlord leased to Tenant and Tenant leased from Landlord the Premises described in the Basic Lease Information page of the Lease (the “Premises”).

2.             Pursuant to Section 3.1 of the Lease, Landlord and Tenant agree to confirm the commencement date and expiration date of the Term of the Lease as follows:

(a)                                       , 20    , is the Commencement Date;

(b)                                       , 20    , is the Expiration Date;

3.             Landlord and Tenant hereby confirm that the Lease is in full force and effect and:

(a)           Tenant has accepted possession of the Premises as provided in the Lease;

(b)           The improvements required to be furnished by Landlord under the Lease have been Substantially Completed;

(c)           The Lease has not been modified, altered or amended, except as follows:                                                                                                             ; and

(d)           There are no setoffs or credits against Rent except as specifically set forth in the Lease and                                                            [describe setoff or credit or insert “not applicable”] and no security deposit has been paid except as expressly provided by the Lease.

4.            The provisions of this Confirmation of Term of Lease shall inure to the benefit of, or bind, as the case may require, the parties and their respective successors and assigns, subject to the restrictions on assignment and subleasing contained in the Lease.

DATED:                           , 2006

“LANDLORD”	“TENANT”:

TODA DEVELOPMENT, INC,		,
a California corporation	a

By:	By:
Typed Name:	Typed Name:
Title:	Title:

By:	By:
Typed Name:	Typed Name:
Title:	Title:

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EXHIBIT D

BUILDING RULES AND REGULATIONS

1.             The sidewalks, doorways, halls, stairways, vestibules and other similar areas shall not be obstructed by Tenant or used by it for any purpose other than ingress to and egress from the Premises, and for going from one part of the Building to another part.  Corridor doors, when not in use, shall be kept closed.  Before leaving the Building, Tenant shall ensure that all doors to the Premises are securely locked and all water faucets and electricity are shut off.  Tenant shall not use the corridors, hallways, and common areas of the Building for any purpose other than ingress or egress from the Premises.

2.             Plumbing fixtures shall be used only for their designated purpose, and no foreign substances of any kind shall be deposited therein.  Damage to any such fixtures resulting from misuse by Tenant or any employee or invitee of Tenant shall be repaired at the expense of Tenant.

3.             Subject to the provisions of Section 8 of the Lease, nails, screws and other attachments to the Building require prior written consent from Landlord, except for the routine hanging of pictures, art, work space designs, evacuation plans, white boards, diplomas, certifications and other similar items of normal commercial office use .  Tenant shall not mar or deface the Premises in any way.  Tenant shall not place anything on or near the glass of any window, door or wall which may appear unsightly from outside the Premises.  No sign, tag, label, picture, advertisement or notice shall be displayed by Tenant on any part of the Building or the Premises which is visible from outside the Premises, without the prior written consent of Landlord, which consent shall not be unreasonably withheld with respect to items which are not visible from the exterior of the Project.

4.             All contractors and technicians rendering any installation service to Tenant costing in excess of $10,000 or requiring installations in the common areas, or performing alterations in the Premises, shall be subject to Landlord’s reasonable approval and supervision prior to performing services.  This applies to all work performed in the Building, including, but not limited to, installation of telephones, telegraph equipment, wiring of any kind, and electrical devices, as well as all installations affecting floors, walls, woodwork, windows, ceilings and any other physical portion of the Building.

5.             Movement in or out of the Building of furniture, office equipment, safes or other bulky material shall be restricted to the Building’s freight elevator and loading dock.  Arrangements shall be made at least 24 hours in advance with Landlord regarding the time, method, and routing of such movements.  Tenant shall pay for the services of the employees of the elevator service company employed when safes and other unusually heavy articles are moved into or from the Building which may have an adverse impact on the operational stability of the elevator, and Tenant shall assume all risks of damage and pay the cost of repairing or providing compensation for damage to the Building, to articles moved and injury to persons or property resulting from such moves.  Landlord shall not be liable for any acts or damages resulting from any such activity.

6.             Landlord shall have the right to limit the weight and size of, and to designate the location of, all safes and other unusually heavy property brought into the Building.

7.             Tenant shall cooperate with Landlord in maintaining the Premises.  Nothing shall be swept or thrown into the corridors, halls, elevator shafts or stairways.  Window cleaning shall be done only by Landlord’s agents at such times and during such hours as Landlord shall elect.

8.             Deliveries of water, soft drinks, newspapers or other such items to the Premises shall be made by use of the freight elevator and loading dock.

9.             Except as specifically permitted pursuant to Rule 29 below, no dogs, cats, birds, fish, snakes or animals of any kind shall be brought into or kept in, on or about the Premises, with the exception of properly licensed and supervised guide dogs or other service animals where necessary.

10.           Canvassing, peddling, soliciting, and distribution of handbills in or at the Premises are prohibited and Tenant will cooperate to prevent these activities.

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11.           No cooking shall be done in the Premises except in connection with a convenience lunch room for the sole use of employees and guests (on a non-commercial basis) in a manner which complies with all of the provisions of the Lease and which does not produce fumes or odors.

12.           [Intentionally deleted].

13.           Tenant shall not install or operate on the Premises any electric heater, stove or similar equipment without Landlord’s prior written consent.  Tenant shall not use or keep on the Premises any kerosene, gasoline, or inflammable or combustible fluid or material other than limited quantities reasonably necessary for the operation and maintenance of office equipment utilized at the Premises.  No explosives shall be brought onto the Project at any time.

14.           Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air conditioning and to comply with any governmental energy-saving rules, laws or regulations of which Tenant has actual notice.

15.           Tenant shall cooperate fully with the life safety program of the Building as established and administered by Landlord.  This shall include participation by Tenant and its employees in exit drills, fire inspections, life safety orientations and other programs relating to fire and life safety that may be established by Landlord.

16.           If Tenant has not installed and maintained an alternate security access system approved by Landlord, the provisions of this Rule 16 shall apply. Landlord will furnish Tenant with a reasonable number of initial keys for entrance doors into the Premises, and may charge Tenant for additional keys thereafter.  Landlord will specify standard hardware on Tenant entrance doors.  The locks shall match and be keyed to the Building system.  Landlord shall retain a master key for all tenant spaces.  Tenant shall provide entrance door keys only to its authorized employees and shall be responsible for securing the return of any key issued to any authorized person whose employment with Tenant terminates for any reason.  All such keys shall remain the property of Landlord.  No additional locks are allowed on any door of the Premises without Landlord’s prior written consent and Tenant shall not make any duplicate keys.  Upon termination of this Lease, Tenant shall surrender to Landlord all keys to the Premises, and give to Landlord the combination of all locks for safes and vault doors, if any, in the Premises.

17.           No smoking shall be permitted in the Building.

18.           Landlord retains the right at any time, on at least 60 days prior written notice to Tenant, without liability to Tenant, to change the name and street address of the Building.

19.           All visitors to the Building after hours or on weekends must sign in and out at the reception desk in the atrium lobby.  Tenant must escort visitors into the Building before or after hours and on weekends.

20.           As a courtesy, but not as an obligation, Landlord may, at Landlord’s election, receive and store articles of merchandise delivered to Tenant at the Building;  provided, however, that such articles of merchandise are properly addressed and identified and all postage, handling and delivery charges are prepaid by Tenant.  Landlord assumes no responsibility whatsoever for the loss, damage or destruction of such articles of merchandise received at the Building by Landlord on behalf of Tenant, and Tenant hereby waives all claims against Landlord for any damage or loss arising at any time from the loss, damage or destruction of such articles of merchandise, whether due to Landlord’s negligence or otherwise.  Tenant agrees to pay to Landlord as additional rent the amount of all storage, delivery, handling and other expenses incurred by Landlord as a result of the receipt and storage of such articles of merchandise.

21.           Tenant shall not conduct any auction on the Premises, nor use any loudspeaker which is audible from the exterior of the Premises for announcements or music of any type.

22.           Except as expressly permitted by Landlord, the Building and the parking garage shall be closed to the general public from 6:00 p.m. to 7:00 a.m., weekdays, and on all weekends and Legal Holidays.  Such Legal

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Holidays shall include but are not limited to:  New Year’s Day, Presidents’ Birthday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Day after Thanksgiving Day, and Christmas Day.  Access to the Premises shall be available to Tenant’s employees twenty-four (24) hours per day, seven (7) days per week, subject to procedures established by Landlord from time to time.

23.           The Building shall be staffed from 7:00 a.m. to 8:00 p.m. Monday through Friday (except Legal Holidays).  Any entry into or exit from the Building other than during the aforementioned times shall be made only by persons signing in and out with the security guard at the front desk, or by the Building security system with an access card.  Landlord will levy a charge of 25.00 for the initial issuance of each access card, subject to reasonable increase from time to time in Landlord’s reasonable discretion.  The replacement fee for lost or stolen access card is $25.00, subject to reasonable increase in Landlord’s reasonable discretion.  Upon the expiration or earlier termination of the Lease, Tenant shall return all access cards to Landlord and Landlord shall refund the issuance fee charged in connection with such cards.

24.           Except as expressly permitted by Landlord, the loading dock will be closed from 6:00 p.m. to 7:00 a.m. Monday through Friday and on weekends and Legal Holidays.

25.           During construction of Tenant’s Premises, move-in, move-out, and deliveries of furniture and equipment, Tenant shall provide, at Tenant’s expense, floor covering to protect all corridor floor covering which is in the traffic pattern from point of delivery to the Premises.  Tenant is responsible for any damage resulting from the above activity and must restore the hallway to its original condition upon completion of this activity.

26.           For security purposes, all special events held in the Building which will not conclude by 6:00 p.m. and which will include more than 30 non-employees must be approved by Landlord, regardless of whether or not the event is solely held in the Premises, which approval shall not be unreasonably withheld.  Regardless of whether or not Landlord’s consent is required hereunder Landlord may require a security guard, at Tenant’s expense, for special events in the Building which will include more than 25 non-employees which do not conclude by 6:00 p.m.

27.           As a courtesy, the Building will provide during the Term of the Lease three bicycle cages in the Building garage on a “first come, first serve” basis.  If the cages are full, Tenant’s employees or invitees must make other arrangements for parking their bicycles.  Bicycles are not allowed inside the Building or in other areas inside the parking garage.  Bicycles will be removed at the expense of the owner without liability to Landlord if found outside the cages in the garage, or locked to Building property that is not specifically designed for bicycles.  Storage of bicycles in the Building or in other areas inside the parking garage is at Tenant’s sole risk and Landlord shall in no event be liable for any loss or damage to bicycles while stored therein.

28.           All bicyclists must yield to the cars entering or exiting the garage.  If a car is entering or exiting the garage, bicyclists must wait until the car has passed through the gate and the arm is in the down position before proceeding down or up the ramp.  If a bicycle rides through the entrance or exit when the car hasn’t passed through the arm yet, the bicycle triggers the arm sensor and causes it to go down, damaging the car, as well as the parking equipment.

29.           Dogs shall be permitted in the Project only in accordance with the terms of this Rule 29.  Tenant shall have the privilege, revocable in accordance with this Rule 29, of permitting Tenant’s employees to bring dogs into the Project, subject to the provisions of this Rule 29.

29.1  Access: No dogs will be permitted in the passenger elevators or common areas of the Building. When entering or leaving the Building, owners and their dogs will use the freight elevator and the stairwells located in the Northwest and Southwest corners of the Building only.  Dogs will not be permitted in the freight elevator at any time the freight elevator is in use by any party other than the dog owner or other Advent employee.

29.2. Noise. Barking or other noise will not be permitted.

29.3. Control. Dogs will be leashed at all times when outside Tenant’s premises and dog owners will not allow dogs near other tenants in or about the Project or near any person within Tenant’s Premises who has

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indicated that such person does not wish to be approached by a dog. As between Landlord and Tenant, Tenant will be liable for any claims resulting from the activities or claimed activities of dogs brought in the Project by Tenant or Tenant’s employees, agents or invitees, including, without limitation, biting, scratching or menacing, and will indemnify the landlord and its agents against claims made as a result of injury from a dog brought in the Project by Tenant or Tenant’s employees, agents or invitees.

29.4. Smell and Fleas. Tenant will ensure that owners keep their dogs in a clean odor-free and flea-free state of grooming. Tenant will not be permitted to have any dog in the building that has an offensive smell or that has fleas.

29.5. Dog Messes and Dog Walking. Tenant shall ensure that the dog owners properly bag dog waste, so none will be present in the vicinity of the building. In the event of a mishap in the building, tenant shall immediately clean up the mess and shall report the mishap to the building manager. Landlord reserves the right to have any such mishap cleaned by a professional cleaning service, at tenant’s sole cost.  Bagged waste shall be properly disposed of outside the building in public waste cans, or in such waste can provided by landlord outside the building or in the building’s garage as landlord may designate for such purpose.  If landlord designates a waste can for such purpose, tenant shall reimburse landlord on demand for any additional cost associated with emptying or cleaning such waste can.

29.6. Licensing: Tenant will require proper licensing of all dogs, and require that rabies and other necessary vaccinations be up to date.  Within five (5) business days of Landlord’s request made from time to time, Tenant shall provide landlord with evidence of proper licensing and vaccinations.

29.7. Injury to Dogs: Tenant’s indemnity obligations under the lease will apply to any claims of injury to dogs by landlord, its agents or other tenants of the building.

29.8. Penalty for Breaking Rules: Tenant must terminate the privilege hereunder of any employee of tenant who does not comply with the rules.  Tenant shall cooperate with landlord’s efforts to identify any employee breaking the rules.  At landlord’s election, landlord may suspend or terminate tenant’s privilege to bring dogs into the building if there is a violation of this Rule 29 five (5) or more times in any twelve (12) month period, provided that if there is a serious incident involving a dog brought into the building by an employee of tenant, Landlord may immediately suspend or terminate tenant’s privilege to bring dogs into the building.  Landlord’s good faith determination that there has been a violation or a serious incident shall control.

29.9 Privilege Personal.  The privilege to bring dogs into the building is personal to Advent Software, Inc. and Affiliate Transferees, and is based on Advent Software, Inc.’s long experience in permitting its employees to bring dogs into the workplace under clearly established rules without incident.  This privilege shall not apply to subtenants or assignees of Advent Software, Inc. other than Affiliate Transferees.

30.           Landlord reserves the right to rescind any of these rules and regulations, with the exception of Rule 29, and to make future reasonable, nondiscriminatory rules and regulations required for the safety, protection and maintenance of the Project, the operation and preservation of the good order thereof, and the protection and comfort of the tenants and their employees and visitors, provided, however, such future rules shall not unreasonably diminish Tenant’s rights under Rule 29.  Such rules and regulations, when made and written notice thereof given to Tenant, shall be binding as if originally included herein.  Landlord shall not be responsible to Tenant for the non-observance or violation of these rules and regulations by any other tenant of the Building.  Landlord reserves the right to exclude or expel from the Project any person who, in Landlord’s judgment, is under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these rules and regulations.

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EXHIBIT E

TENANT CONSTRUCTION & RULES OF THE SITE

1.   The following Rules of the Site and Tenant Construction requirements shall govern the operation of Tenant’s Contractor and all Tenant Construction and are issued as Exhibit “E” pursuant to the Lease between Toda Development Inc. (“Owner” or “Landlord”) and Tenant.  This Exhibit ”E” shall not apply with respect to any work completed by Landlord’s Contractor pursuant to the Work Letter.

2.   All plans and specifications for Tenant Construction must be submitted to the Bay West Group, Operations Department (Building Management), for review, at least 15 days prior to the start of any on-site work (5 business days with respect to any work by Tenant’s contractors or vendors pursuant to Section 13 of the Work Letter).  Tenant must obtain written approval of Building Management, which will not be unreasonably withheld, prior to the start of any on site work.  With respect to any work by Tenant’s contractors or vendors pursuant to Section 13 of the Work Letter, if Landlord fails to approve or disapprove of any such work pursuant to the Work Letter within the five (5) business day period specified above, Landlord shall be deemed to have approved such proposed work.    Building Management’s approval of the plans and specifications expresses no opinion or warranty that said plans and specifications are suitable, practicable or in conformity with Code.

3.    In the event that a dispute arises between Tenant and Tenant’s Contractor over Tenant’s Contractor’s bills, invoices and statements which result in the filing of a mechanic’s lien, Tenant shall promptly, upon written request of Landlord, record, at Tenant’s sole cost and expense a Mechanic’s Lien Release Bond to free the Premises from the applicable mechanic’s lien.

4.    Within 5 business days prior to the start of any on-site work, delivery of materials, equipment, or personnel, Tenant’s Contractors will submit to Landlord through Landlord’s management staff (“Building Management”) the following:

A.)  Where necessary, a complete set of drawings approved by the Owner and subsequently by the City of San Francisco.

B.)   A job schedule of the work to be accomplished.

C.)   A complete list of all proposed subcontractors.  Building Management must approve all contractors and subcontractors before commencement of their work, which approval shall not be unreasonably withheld or delayed.

D.)   The name and phone number (including emergency phone numbers) of personnel who are authorized to represent the Tenant’s Contractor.

5.    No material revisions or changes of any kind may be made to the construction plans without the consent of Owner or Building Management, which consent shall not be unreasonably withheld or delayed.  Any proposed revisions or changes must be submitted to Building Management, in the form of a change order, for Building Management review and approval prior to commencement of such changes.  With respect to any work by ~~by~~ Tenant’s contractors or vendors pursuant to Section 13 of the Work Letter, if Landlord fails to approve or disapprove of any changes in connection therewith within five (5) business days of such request for approval, Landlord shall be deemed to have approved such proposed change.

6.    Upon completion of the Tenant’s Contractor’s work, Building Management will be provided a copy of the inspection record (Job Card) for the work performed by the Contractor.

7.   All of Tenant’s Contractor’s Work must be scheduled so that it in no way unreasonably conflicts with, interferes with, or impedes the quiet and peaceful enjoyment of other tenants, or the progress of Building Management’s work or operations.  Any work that is in unreasonable conflict will be rescheduled by the Tenant’s Contractor to such time as reasonably approved by Building Management.  Additionally, Owner shall have no liability for any costs or expenses incurred by Tenant or Tenant’s Contractor in connection with such rescheduling.  Tenant’s Contractor shall protect adjoining tenant spaces from dust, debris, fumes or other resultant impact of Tenant’s Contractor’s work.  Tenant or Tenant’s Contractor may be required to furnish, at Tenant or Tenant’s Contractor’s sole cost,

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janitorial service to an adjoining tenant space, regularly during the course of construction, to clean any resultant dust or debris specifically from their work from the adjacent tenant space.

8.    Materials and tool storage will be limited to the areas for which access has been granted.

9.  Clean-up and rubbish removal required in connection with Tenant’s Contractor’s work shall be provided by the Tenant’s Contractor at Tenant’s Contractor’s expense.  Tenant’s Contractor must remove daily, all rubbish, surplus and waste material resulting from the performance of this work.  At the request of Building Management, Tenant’s Contractor shall relocate any materials causing an obstruction as directed by Owner.

10.  In general, Building Management will interface with Tenant’s Contractor to the extent necessary for work to be completed within the guidelines of project specifications and for the enforcement of building rules and regulations.

11.  Tenant’s Contractor shall be afforded access to loading dock space at times during normal work hours as is convenient for Building Management, or, if required to accommodate Tenant’s Contractor’s schedule, after normal working hours.  At no time during normal working hours will the Tenant’s Contractor be given exclusive reserved use of the freight elevator.

12.  Tenant’s Contractor will be afforded unloading areas as prearranged with Building Management.  All materials unloaded at these areas will be moved to an area of use immediately and shall not be stored or used in a way which adversely impacts use of the Building.

13.  Tenant will be responsible for the security of Tenant’s Contractor’s own materials, equipment and work and that of his subcontractors.  Tenant will also be responsible for damage caused by Tenant’s Contractor or his subcontractors to the building, tenant areas and including the loading dock and indoor and outdoor public areas, freight elevators, etc., subject to Section 11.5 of the Lease.  Any such damages will be promptly repaired to Building Management’s satisfaction at the sole cost of Tenant.

14.  Tenant’s Contractor will comply with all applicable codes, laws and regulations pertaining to the work of Tenant’s Contractor, including all safety and health regulations.

15.  Except to the extent specifically contemplated pursuant to the Work Letter in connection with the work described in Section 13 of the Work Letter, Tenant’s Contractor will not engage in any labor practice that may delay or otherwise impact the work of Building Management or any other contractor.

16.  No base building systems will be turned off or disengaged by Tenant’s Contractor or any subcontractor without approval and supervision, if requested, by Building Management.  Said systems include but are not limited to sprinklers, electrical circuits, air-handling units, smoke heads and water supply.

17.  Doors to all work areas, including mechanical and electrical closets in the common areas, will remain closed at all times or if open must be attended.  Propping doors open is expressly prohibited.

18.  All Tenant Contractor and subcontractor personnel, materials, tools and equipment are to enter and exit the building through the freight entrance only unless the freight elevators are not operational and Building Management has given Tenant its approval.  Use of the passenger elevators is expressly prohibited.  Building Management may at any time initiate a reasonable check in/check out system, or a badge system, for all people and material in the building, and the Tenant’s Contractors will agree to cooperate with any such system.

19.  Before ordering material or doing work which is dependent upon proper size or installation, the Tenant’s Contractor shall field verify all dimensions for accessibility with Building conditions, and shall be responsible for same.

20.  Tenant’s Contractor shall not be permitted any identifying signage or advertising within the project except those affixed to their clothing, automobiles, machinery and equipment.

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21.  During construction, Tenant’s Contractor shall maintain supervisory personnel on the site at all times reasonably practicable.  Such personnel shall be fully authorized to coordinate, respond for and authorize Tenant’s Contractor’s subcontractors to perform Tenant’s Contractor’s Work as necessary to enable all work to proceed in a timely and well-ordered fashion.  Should Tenant’s Contractor perform work which would, in Building Management’s professional judgment, cause or require Building Management to provide personnel to be present or otherwise perform any work, Tenant’s Contractor shall reimburse Owner for the actual expense of such personnel.

22.  Tenant’s Contractor shall be responsible for the protection of his work and the areas adjacent to his work. Specifically, but not limited to the hallway carpet.

23.  Tenant’s Contractor will ensure that all mechanical rooms, electrical and telephone closets, etc., accessed by Tenant’s Contractor or subcontractors in conjunction with Contractor’s work, will be cleaned of Tenant’s Contractor’s debris nightly.

24.  Public areas adjacent to Premises where Contractor’s work is being performed shall remain free of Tenant’s Contractor’s debris and materials at all times.

25.  Except to the extent resulting from the actions or omissions of the Prime Contractor, Landlord’s Contractor, or Landlord’s Contractor’s subcontractors in connection with performance of the Tenant Improvements, Tenant shall be responsible for all of Tenant’s Contractor’s actions on site as well as those of his subcontractors and shall indemnify, defend and hold harmless the Owner against any and all claims, losses, or damages, threatened or incurred, arising from the actions or omissions of Tenant’s Contractor or its subcontractors.

26.  If keys are required by contractors, they must be checked out daily from the on-site Building Manager or Receptionist and returned daily.  No key will be distributed if proper identification and tenant authorization is not provided.

27.  No coring holes in the floor or ceiling slab or cutting holes in the corridor or common area walls, or those of any building occupant, shall be permitted without prior written consent of Building Management, which consent shall not be unreasonably withheld and which will be granted or denied (or deemed granted, as applicable) within the deadlines set forth in Rule 2 above.  Request for permission to do such coring or cutting shall include explicit details and description of work and shall not under any circumstances diminish the structural integrity of the building components or systems. Notwithstanding any other provision of these rules to the contrary, if any work is to be done in another tenant’s space or in any public area, such work is to be done only with the explicit written permission of Building Management and at times as directed by Building Management.  Such work is to be done only under the direct supervision of a competent member of the Tenant’s Contractor’s staff.  Any such area is to be promptly repaired and returned to a fully functioning, complete, and clean condition.

28.  All Life Safety Systems of the building are to be maintained, and all of the Tenant’s work is to be properly interfaced with and connected to the Base Building systems as required by Code, or by building operation.  All work is to be done in such a way as to protect all Base Building operations and warranties.

29.  Owner will require an independent inspection of all tie-ins with the Building systems, to assure compliance of Building specifications, warranty protection, and proper systems operations.  Tenant will reimburse Landlord within five (5) business days of Landlord’s written demand accompanied by supporting invoices for the actual cost of such inspections.

30. Any smoke producing or excessive noise producing activities shall be performed only with the express consent of Building Management (or Landlord’s Contractor, if performed pursuant to Section 13 of the Work Letter).  Tenant’s Contractor shall be held fully accountable for damage to the building or its tenants due to excess noises, fumes, fire alarms, etc. which are a result of the actions of the Tenant’s Contractor.

31.  In addition to cleaning requirements described above, Tenant’s Contractor shall, in preparation for substantial completion or occupancy of the project by Tenant, perform final cleaning operation of Tenant’s Contractor’s work.

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32.  When Tenant’s Contractor takes over an area from the Owner and before he commences work he shall ascertain that the area is in a safe and sanitary condition, and except with respect to any conditions caused by Prime Contractor, Landlord’s Contractor or Landlord’s Contractor’s subcontractors under the Work Letter, he shall maintain the area as necessary (at his sole cost and expense) in a safe and sanitary condition and to a standard meeting all applicable laws and regulations.

33.  Building Management may require job progress meetings, and shall use reasonable efforts to schedule such meetings at convenient times which do not interfere with Tenant’s ability to meet schedule or budget, provided that the foregoing limitation shall in no event preclude scheduling such meetings in a timely fashion.  The Tenant’s Contractor, if requested, will attend with a representative authorized to speak and act on the Tenant’s Contractor’s behalf.  Additionally, the Tenant’s Contractor shall notify the Building Management of scheduled job progress meetings.

34.  Other than work performed pursuant to Section 13 of the Work Letter, which shall be coordinated with Landlord’s Contractor, all work or on-site activity during non-normal working hours must be coordinated before-hand with Building Management. The Tenant’s Contractor shall reimburse Owner for any expenses actually incurred to provide access during these non-normal working hours.

35.  No radios or other audio devices are allowed (other than cell phones and similar communications devices).

36.  Intentionally Deleted.

37.  Failure to perform work in a manner consistent with the above stated Tenant Construction/Rules of The Site, where such failure materially and adversely impacts the Building, may result in immediate work stoppage by Building Management until reasonably satisfactory assurance is received that such failure will be corrected.  Owner shall have no liability for any costs or expenses incurred by Tenant, Tenant’s Contractor, or any subcontractors in connection with or as a result of such work stoppage.

38.  Intentionally Deleted.

39.  In the event of any conflicts between the provisions of this Exhibit E and the provisions of the Lease or the Work Letter, the provisions of the Lease or the Work Letter, as applicable, shall control.

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EXHIBIT F

STANFORD STREET LEASE HOLD OVER PROVISIONS

(Attached)

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